AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1997.
                                                  REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        TEXAS REGIONAL BANCSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               TEXAS                                  6022                               74-2294235
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                        TEXAS REGIONAL BANCSHARES, INC.
                            KERRIA PLAZA, SUITE 301
                             3700 NORTH 10TH STREET
                              MCALLEN, TEXAS 78501
                                 (956) 631-5400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          WILLIAM A. ROGERS, JR., ESQ.
                     MCGINNIS, LOCHRIDGE & KILGORE, L.L.P.
                              1300 CAPITOL CENTER
                              919 CONGRESS AVENUE
                              AUSTIN, TEXAS 78701
                                 (512) 495-6033
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

     Approximate date of commencement of proposed sale of the securities to the public: Upon consummation of the merger described in this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. M ____________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. M ____________

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH CLASS                   AMOUNT             PROPOSED         PROPOSED MAXIMUM        AMOUNT OF
             OF SECURITIES                      TO BE          MAXIMUM OFFERING    AGGREGATE OFFERING      REGISTRATION
            TO BE REGISTERED                  REGISTERED       PRICE PER UNIT(1)        PRICE(1)               FEE
-----------------------------------------------------------------------------------------------------------------------
Class A Voting Common
  Stock, par value $1.00/Share..........       308,076              $29.125            $8,972,714           $2,719.00
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457. Price per unit represents the average of the high and low prices reported in the NASDAQ consolidated reporting system on December 5, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                        TEXAS REGIONAL BANCSHARES, INC.
                             CROSS-REFERENCE SHEET

  ITEM
   NO.              CAPTION                 LOCATION IN PROSPECTUS
---------------------------------------   ---------------------------
 1.      Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus......   Cover Page;
                                          Cross-reference Sheet
 2.      Inside Front and Outside Back
         Cover Pages of Prospectus.....   Table of Contents;
                                          Cover Page;
                                          Available Information
 3.      Risk Factors, Ratio of
         Earnings to Fixed Charges and
         Other Information.............   Summary; Risk Factors;
                                          Selected Financial Data
 4.      Terms of the Transaction......   Information About the
                                          Transaction
 5.      Pro Forma Financial
         Information...................   Not Applicable
 6.      Material Contacts with the
         Company Being Acquired........   Information about TB&T
                                          Bancshares -- Description
                                          and Development of Business
 7.      Additional Information
         Required For Reoffering by
         Persons and Parties Deemed To
         Be Underwriters...............   Not Applicable
 8.      Interests of Named Experts and
         Counsel.......................   Information about Texas
                                          Regional -- Interests of
                                          Certain Named Persons;
                                          Experts; Legal Opinion
 9.      Disclosure of Commission
         Position On Indemnification
         for Securities Act
         Liabilities...................   Not Applicable
10.      Information with Respect to
         S-3 Registrants...............   Available Information;
                                          Incorporation of Certain
                                          Documents by Reference;
                                          Information About Texas
                                          Regional
11.      Incorporation of Certain
         Information by Reference......   Available Information;
                                          Incorporation of Certain
                                          Documents by Reference
12.      Information with Respect to
         S-2 or S-3 Registrants........   Not Applicable
13.      Incorporation of Certain
         Information by Reference......   Not Applicable
14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants...............   Not Applicable
15.      Information with Respect to
         S-3 Companies.................   Not Applicable
16.      Information with Respect to
         S-2 or S-3 Companies..........   Not Applicable
17.      Information with Respect to
         Companies Other than S-3 or
         S-2 Companies.................   Information About TB&T
                                          Bancshares; Annex D
18.      Information if Proxies,
         Consents or Authorizations are
         to be Solicited...............   Summary -- The Meeting;
                                          Summary -- Voting
19.      Information if Proxies,
         Consents or Authorizations are
         not to be Solicited or in an
         Exchange Offer................   Not Applicable

                           PROSPECTUS/PROXY STATEMENT

                     SPECIAL MEETING OF THE SHAREHOLDERS OF
                             TB&T BANCSHARES, INC.
                       RELATED TO THE PROPOSED MERGER OF
                             TB&T BANCSHARES, INC.
             WITH AND INTO TRD, INC., A WHOLLY-OWNED SUBSIDIARY OF
                        TEXAS REGIONAL BANCSHARES, INC.

     This Prospectus/Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TB&T Bancshares, Inc., Brownsville, Texas ("TB&T Bancshares"), a Texas corporation, for use at a special meeting of the shareholders of TB&T Bancshares to be held at
               , local time, on                , 1997, at the offices of TB&T
Bancshares, Inc., 3201 Central Boulevard, Brownsville, Texas.

     The special meeting has been called to permit the shareholders of TB&T Bancshares to consider and take action on a proposal to merge TB&T Bancshares with and into Texas Regional Delaware, Inc. (herein called "TRD"), a Delaware corporation wholly owned by Texas Regional Bancshares, Inc. (herein called "Texas Regional"). The merger of TB&T Bancshares with and into TRD (herein sometimes called the "Merger") is to be effected in accordance with the Agreement and Plan of Reorganization dated October 15, 1997 (herein referred to as the "Agreement"), by and between TB&T Bancshares and Texas Regional. The Agreement is attached to this Prospectus/Proxy Statement as Annex A. As part of the proposal, TB&T Bancshares' shareholders will also consider and take action on the proposed merger of TB&T Bancshares' wholly-owned subsidiary, Texas Bank and Trust, with and into TRD's wholly-owned subsidiary, Texas State Bank. Texas Regional, as the sole shareholder of TRD, has already approved the Agreement and the merger transaction contemplated thereby.

     Texas Regional has filed this Prospectus/Proxy Statement with the Securities and Exchange Commission (the "Commission") pursuant to the
Securities Act of 1933, as amended, with respect to the shares of Texas Regional Class A Voting Common Stock (the "Texas Regional Common Stock") to be issued in connection with the Merger. As more fully described in this Prospectus/Proxy Statement, the Agreement provides for the holders of TB&T Bancshares capital stock, par value $1.00 per share, at the effective time of the merger, to receive maximum aggregate merger consideration (including both shares to be delivered at the time of closing and shares to be delivered into escrow pursuant to the Holdback Escrow Agreement) of 308,076 shares of Texas Regional Common Stock, less any shares attributable to cash paid in lieu of fractional shares and less any shares attributable to shareholders exercising dissenters' rights of appraisal. Based upon an aggregate of 1,695,775 shares of TB&T Bancshares capital stock outstanding at the effective time of the Merger, each shareholder of TB&T Bancshares (other than any shareholder exercising dissenters' rights) will receive at closing 0.1522126 of a share of Texas Regional Common Stock for each

                                                      (TEXT CONTINUED NEXT PAGE)
                            ------------------------

THE SECURITIES OF TEXAS REGIONAL BANCSHARES, INC. OFFERED IN CONNECTION WITH
   THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY
         REPRESENTATION TO THE                 CONTRARY IS A CRIMINAL
                                    OFFENSE.

  TB&T BANCSHARES SHAREHOLDERS ARE URGED TO REVIEW AND CAREFULLY CONSIDER THE
   RISKS DESCRIBED UNDER "RISK FACTORS" IN THIS PROSPECTUS/PROXY STATEMENT.

     The date of this Prospectus/Proxy Statement is                , 1997. This
Prospectus/Proxy Statement is first being mailed or delivered to TB&T Bancshares
shareholders on or about                , 1997.

(CONTINUED FROM PREVIOUS PAGE)

share of TB&T Bancshares held. In addition, 0.0294605 of a share of Texas Regional Common Stock for each share of TB&T Bancshares held shall be deposited into escrow pursuant to the Holdback Escrow Agreement to be executed at the time of closing in the form attached to the Agreement. The shares deposited into escrow will be either returned to Texas Regional or distributed to the shareholders of TB&T Bancshares based upon the disposition or other outcome of certain claims. See "Summary -- The Agreement," "Information About the Transaction -- Terms of The Agreement," and "Information About the
Transaction -- Joinder by Certain Shareholders."

     Consummation of the Merger is subject to the receipt of required governmental approvals, the approval of the holders of two-thirds of the outstanding TB&T Bancshares capital stock and certain other conditions, all as more particularly described in the Agreement and summarized in this Prospectus/Proxy Statement. See "Summary -- The Agreement," "Information
About the Transaction -- Terms of the Agreement," "Information About the Transaction -- Other Terms and Conditions," and Annex A. This Prospectus/Proxy Statement also constitutes the prospectus of Texas Regional with respect to the shares of Texas Regional Common Stock to be issued to the holders of shares of TB&T Bancshares capital stock in the Merger including both the shares of Texas Regional Common Stock to be distributed at closing and the shares, if any, to be distributed to TB&T Bancshares out of the escrow account created pursuant to the Holdback Escrow Agreement.

     Texas Regional is a bank holding company based in McAllen, Texas, whose principal operating subsidiary, Texas State Bank, operates sixteen banking locations in the Rio Grande Valley of Texas, including its newest location in Edinburg, Texas, expected to open for business in December 1997. The principal office of Texas Regional is located at Kerria Plaza, Suite 301, 3700 North 10th Street, McAllen, Texas 78501, and the company's telephone number is (956) 631-5400. TB&T Bancshares is a bank holding company based in Brownsville, Texas, whose principal operating subsidiary, Texas Bank and Trust of Brownsville ("Texas Bank & Trust"), operates one banking location in Brownsville, Texas.
The principal office of TB&T Bancshares is located at 3201 Central Boulevard, Brownsville, Texas 78520, and the company's telephone number is (956) 546-1771.

     Texas Regional Common Stock is publicly traded in the over-the-counter
market and is quoted on the NASDAQ National Market System. On       , 1997, the
last reported sale price per share of Texas Regional Common Stock was $      .
No public trading market exists for the TB&T Bancshares capital stock.

     All information contained herein concerning Texas Regional, TRD and Texas State Bank has been furnished by Texas Regional, and all information contained herein concerning TB&T Bancshares and Texas Bank & Trust has been furnished by TB&T Bancshares.

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information...................     3
Incorporation of Certain Documents by
  Reference.............................     4
Summary.................................     5
  The Meeting...........................     5
  Voting................................     5
  Dissenters' Rights....................     6
  The Agreement.........................     6
  Reasons for the Merger................     7
  Conditions............................     8
  Texas Regional........................     8
  TB&T Bancshares.......................    10
  Federal Income Tax Consequences.......    10
  Accounting Treatment..................    11
Risk Factors............................    12
Selected Financial Data.................    14
Market Prices...........................    16
Information About the Transaction.......    16
  Terms of the Agreement................    17
  Holdback Escrow.......................    18
  Stock Certificates and Fractional
    Shares..............................    18
  Reasons for the Merger................    19
  Operations Following the Merger.......    20
  Other Terms and Conditions............    20
  Joinder by Certain Shareholders.......    21
  Business Pending Consummation of the
    Merger..............................    22


                                           PAGE
                                           ----
  Amendment or Termination of the
    Agreement...........................    22
  Dissenters' Rights....................    22
  Federal Income Tax Consequences.......    24
  Governmental Approvals................    25
  Accounting Treatment..................    25
Description of Texas Regional's
  Securities............................    27
Comparative Rights of Shareholders......    28
Resales of Texas Regional Common
  Stock.................................    28
Information About Texas Regional........    29
  Incorporation of Certain Information
    by Reference........................    29
  Interests of Certain Named Persons....    29
  Option Plans..........................    29
  Pending Transactions..................    30
Information About TB&T Bancshares.......    30
  Description and Development of
    Business............................    30
  Market Prices of and Dividends Paid On
    TB&T Bancshares Capital Stock.......    32
  TB&T Bancshares Stock Ownership.......    33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of TB&T Bancshares,
  Inc. .................................    34
Experts.................................    48
Legal Opinion...........................    48
Indemnification.........................    48
Other Matters...........................    48

                             AVAILABLE INFORMATION

     Texas Regional has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of the Texas Regional Common Stock proposed to be issued and exchanged in the Merger transaction described in this Prospectus/Proxy Statement, including the shares to be delivered to TB&T Bancshares shareholders at closing and shares to be distributed to TB&T Bancshares shareholders as distributions from the escrow account created pursuant to the Holdback Escrow Agreement attached to the Agreement. This Prospectus/Proxy Statement was filed as part of the Registration Statement.

     This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to Texas Regional, the Texas Regional Common Stock, and related matters, reference is made to the Registration Statement, including the exhibits filed as a part thereof, which may be inspected at, and copies of which may be obtained by mail from, the Public Reference Branch of the Commission referred to below.

     Texas Regional is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, and the public reference facilities in the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. ANY REQUEST SHOULD BE DIRECTED TO ANN M. SEFCIK, CONTROLLER, TEXAS REGIONAL BANCSHARES, INC., KERRIA PLAZA, SUITE 301, 3700 NORTH 10th STREET, McALLEN, TEXAS 78501 (TELEPHONE (956) 632-7609). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY
               , 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Texas Regional with the Commission are incorporated herein by reference:

          (1) Texas Regional's Annual Report on Form 10-K for the year ended December 31, 1996 (Commission File No. 0-14517);

          (2) Texas Regional's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997 (Commission File No. 0-14517);

          (3) Texas Regional's Proxy Statement dated March 10, 1997, relating to its annual meeting of shareholders held on April 14, 1997 (Commission File No. 0-14517); and

          (4) The description of the Texas Regional Common Stock contained in Form 10, as amended by Form 10-K for the year ended December 31, 1996 and as amended by Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 0-14517).

     All documents filed by Texas Regional pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the date of the meeting of the shareholders of TB&T Bancshares herein described, are incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed incorporated herein by reference, or contained in this Prospectus/Proxy Statement, shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus/Proxy Statement, except as so modified or superseded.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by Texas Regional, TRD, Texas State Bank, TB&T Bancshares, Texas Bank & Trust, or their respective affiliates. This Prospectus/Proxy Statement does not constitute an offer to sell or exchange, or solicitation of an offer to sell or exchange, any securities other than the Texas Regional Common Stock offered hereby, nor does it constitute an offer to exchange or sell, or solicitation of an offer to exchange or sell, such securities in any state or other jurisdiction to any person to whom such an offer or solicitation would be unlawful.

     Neither the delivery of this Prospectus/Proxy Statement nor any distribution of securities made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Texas Regional, TRD, Texas State Bank, TB&T Bancshares, Texas Bank & Trust, or their respective affiliates since the date of this Prospectus/Proxy Statement.

                                    SUMMARY

THE MEETING.

     This Prospectus/Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TB&T Bancshares, for use at a special meeting of the shareholders of TB&T Bancshares to be held at the time and place set forth in the foregoing notice and at any adjournments thereof. This Prospectus/Proxy Statement is also a prospectus for the issuance and distribution of shares of Texas Regional Common Stock at the closing of the Merger of TB&T Bancshares with and into TRD, a subsidiary of Texas Regional, and for the issuance and distribution of shares of Texas Regional Common Stock from the escrow account created pursuant to the Holdback Escrow Agreement attached to the Agreement.

     The following proposals will be considered and voted upon at the special meeting of TB&T Bancshares shareholders:

          (1) To approve, ratify, confirm and adopt the Agreement and Plan of Reorganization dated as of October 15, 1997, by and between Texas Regional and TB&T Bancshares (the "Agreement"), pursuant to which TB&T Bancshares will be merged with and into TRD, and to approve the merger of TB&T Bancshares' wholly-owned subsidiary, Texas Bank & Trust, with and into Texas Regional's wholly-owned subsidiary, Texas State Bank; and

          (2) To consider and transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors of TB&T Bancshares has fixed             , 1997 as
the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. As of such date, TB&T Bancshares had 1,695,775 shares of capital stock issued and outstanding. There is no other class of TB&T Bancshares stock authorized, issued or outstanding. As of the date hereof, the TB&T Bancshares capital stock was held of record by approximately 82 persons. Each share entitles the holder of record on the record date to one vote as to the Merger and one vote as to any other proposal to be voted on at the special meeting of TB&T Bancshares shareholders. The presence, in person or by proxy, of the holders of a majority of the shares of TB&T Bancshares is necessary to constitute a quorum at the meeting, and the affirmative vote of at least two-thirds of the total outstanding shares of TB&T Bancshares capital stock is required for approval of the merger.

     The TB&T Bancshares Board of Directors has unanimously approved the merger and all of the members of the Board of Directors and certain parties related to members of the Board of Directors have agreed to vote their shares of TB&T Bancshares in favor of the Merger at the special meeting of the shareholders. See "Information about TB&T Bancshares -- TB&T Bancshares Stock Ownership." Because shareholders holding an aggregate of 1,388,104 shares, amounting to 81.9% of the total outstanding TB&T Bancshares shares, have agreed in the Agreement to vote their shares in favor of the merger transaction, the transaction is expected to be approved at the special meeting of the shareholders.

VOTING.

     Proxies in the form enclosed are solicited by the TB&T Bancshares Board of Directors. Any such proxy, if received in time for voting and not revoked, will be voted at the meeting in accordance with the shareholder's instructions. If no instructions are given on the proxy, the proxy will be voted in favor of the Merger transaction. At present, TB&T Bancshares' Board of Directors knows of no other matter to be presented at the meeting, but if other matters are properly presented, the persons named in the proxy will vote or refrain from voting in accordance with the recommendation of the TB&T Bancshares Board of Directors pursuant to the discretionary authority conferred by the proxy.

     Proxies will be solicited initially by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of TB&T Bancshares, who shall not be specially compensated therefor. However, TB&T Bancshares will reimburse such directors, officers and employees for any reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of TB&T Bancshares capital stock held of record by such persons. Expenses incurred in connection with the Merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger incurring the expense.

     Any TB&T Bancshares shareholder has the right to revoke his, her or its proxy at any time before it is voted by giving written notice of such revocation to the Secretary of TB&T Bancshares at the address of TB&T Bancshares set forth herein.

     The close of business on                , 1997, has been fixed as the
record date for the determination of shareholders entitled to notice of and to vote at the special meeting of the shareholders of TB&T Bancshares. At that date, there were 1,695,775 shares of capital stock, par value $1.00 per share, of TB&T Bancshares issued and outstanding, each of which is entitled to one vote at the special meeting. At that date there were approximately 82 holders of record of TB&T Bancshares capital stock.

     Under applicable provisions of Texas law, not less than two-thirds of the issued and outstanding shares of capital stock of TB&T Bancshares present in person or by proxy at a meeting of the shareholders is required for approval of the Agreement and the transactions contemplated thereby, and such approval is also solicited by this Prospectus/Proxy Statement and the accompanying proxy. Execution of the proxy card by a TB&T Bancshares shareholder, if voted for the merger and voted in accordance with those instructions, and will constitute the approval required by Texas law. Shareholders dissenting from the merger of TB&T Bancshares with and into TRD may be entitled to exercise dissenters' rights of appraisal. See "Information About the Transaction -- Dissenters' Rights."

     As indicated above, shareholders holding a total of 81.9% of the outstanding shares of TB&T Bancshares capital stock have agreed to vote their TB&T Bancshares shares in favor of the Agreement at the TB&T Bancshares shareholders meeting. See "Information About the Transaction -- Joinder by Certain Shareholders."

     Texas Regional is the sole shareholder of TRD. Texas Regional, as the sole shareholder of TRD, has already approved the transaction, subject to the approval of applicable regulatory authorities.

DISSENTERS' RIGHTS.

     Holders of TB&T Bancshares capital stock who timely object to the Merger, and who otherwise comply with the provisions of the Texas Business Corporation Act (the "TBCA") will be entitled to exercise dissenters' rights. Each step required to exercise dissenters' rights must be taken in the precise order prescribed by the statutes set forth in Annex B for a shareholder to perfect his, her or its dissenters' rights of appraisal. Shareholders of TB&T Bancshares who exercise their dissenters' rights of appraisal will only be entitled to receive cash for their shares of TB&T Bancshares stock; they will not be entitled to receive shares of Texas Regional stock. See "Information About the Transaction -- Dissenters' Rights" and Annex B attached hereto.

     If shareholders of TB&T Bancshares holding an aggregate of greater than 2% of the issued and outstanding TB&T Bancshares shares exercise dissenters' rights, Texas Regional is entitled to refuse to consummate the Merger and terminate the transaction. See "Information About the Transaction -- Other Terms and Conditions."

THE AGREEMENT.

     The Agreement, which has been approved by the respective boards of directors of TB&T Bancshares and Texas Regional, provides that TB&T Bancshares will be merged with and into TRD. The summary of information relating to the Agreement contained in this Prospectus/Proxy Statement is qualified in its entirety by reference to the Agreement attached to this Prospectus/Proxy Statement as Annex A, and the

Agreement is hereby incorporated into this Prospectus/Proxy Statement by this reference. Shareholders of TB&T Bancshares are urged to read carefully the entire Prospectus/Proxy Statement and all attachments.

     The Agreement provides that each outstanding share of capital stock of TB&T Bancshares will be converted into and exchanged for the right to receive at closing 0.1522126 of a share of Texas Regional Class A Voting Common stock (the "Texas Regional Common Stock"). In addition, the Agreement provides that
0.0294605 of a share of Texas Regional Common Stock for each share of TB&T Bancshares held shall be deposited into escrow pursuant to the Holdback Escrow Agreement to be executed at the time of closing in the form attached to the Agreement. The shares deposited into escrow will be either returned to Texas Regional or distributed to the shareholders of TB&T Bancshares based upon the disposition or other outcome of certain claims. See "Information About the Transaction -- Terms of the Agreement," "Information About the
Transaction -- Holdback Escrow Agreement," and "Information About the Transaction -- Federal Income Tax Consequences." Upon consummation of the merger, TB&T Bancshares will be merged with and into TRD, and the current shareholders of TB&T Bancshares will cease to be shareholders of TB&T Bancshares and will be entitled to receive Texas Regional Common Stock in consideration of their shares of TB&T Bancshares capital stock.

     Texas Regional anticipates that, immediately following the merger of TB&T Bancshares with and into TRD, TB&T Bancshares' wholly owned subsidiary, Texas Bank & Trust, will be merged with and into TRD's wholly owned subsidiary, Texas State Bank. As part of the resolution to approve the merger of TB&T Bancshares with and into TRD, the TB&T Bancshares shareholders will also be asked to consider the approval of the merger of Texas Bank & Trust with and into TRD's subsidiary, Texas State Bank. As a result of the mergers, Texas Regional will wholly own TRD, the resulting entity in the merger with TB&T Bancshares, and TRD will in turn wholly own Texas State Bank, the resulting entity in the merger with Texas Bank & Trust.

     All of the directors of TB&T Bancshares and all of the directors of Texas Regional have voted in favor of the Agreement. Members of the TB&T Bancshares Board of Directors and executive officers of TB&T Bancshares, and their respective affiliates, own an aggregate of 82.0% of the outstanding shares of Brownsville Bancshares capital stock. No present director or member of management of TB&T Bancshares has notified Texas Regional of his or her intention to oppose any action to be taken at the special meeting of the shareholders of TB&T Bancshares. As of the date of this Prospectus/Proxy Statement, a total of 1,695,775 shares of capital stock of TB&T Bancshares were issued and outstanding. The Agreement and the Merger Agreement must be approved and adopted by the holders of at least two-thirds of the outstanding capital stock of TB&T Bancshares. Directors and certain shareholders of TB&T Bancshares, holding in the aggregate 1,388,104 shares of TB&T Bancshares (amounting to an aggregate of 81.9% of the issued and outstanding capital stock of TB&T Bancshares), have agreed, pursuant to the Agreement, to vote their shares of TB&T Bancshares capital stock in favor of the Merger at the special meeting of the shareholders of TB&T Bancshares.

REASONS FOR THE MERGER.

     The Agreement is the result of arm's-length negotiations between representatives of Texas Regional and TB&T Bancshares. Upon receipt of a proposal from Texas Regional, the TB&T Bancshares Board of Directors carefully evaluated the proposal and concluded that the proposed Merger with Texas Regional was in the best interests of TB&T Bancshares and its shareholders for a number of reasons.

     In evaluating the Texas Regional offer, TB&T Bancshares' Board of Directors considered other transactions in the Rio Grande Valley area of Texas, as well as transactions in other areas of Texas and elsewhere.

     Among the factors considered by the Board of Directors of TB&T Bancshares was their limited market for TB&T Bancshares' stock. The outstanding common stock of TB&T Bancshares is not widely held and there is not an active trading market. By contrast, Texas Regional's common shares are listed on the NASDAQ National Market System and there is an active market for its stock.

     The Board of Directors of TB&T Bancshares also considered the competitive market in which TB&T Bancshares operates. The banking industry in general and in the Rio Grande Valley of Texas in particular is consolidating. TB&T Bancshares competes with larger and more highly capitalized institutions. Its ability to offer different products, compete for qualified personnel and develop a network of branches would have required additional capital and possibly limited future dividends. Furthermore, developing such an organization would require several years. By merging with Texas Regional, TB&T Bancshares' shareholders would become shareholders of an organization which is in a stronger competitive position but which is nonetheless headquartered in the same area.

     For the reasons set forth above, the TB&T Bancshares Board of Directors believes the Merger to be in the best interests of TB&T Bancshares' shareholders. In fact, all of the members of the TB&T Bancshares Board of Directors have agreed in the Agreement to vote their shares of TB&T Bancshares stock in favor of the Merger at the special meeting of the TB&T Bancshares shareholders. THE TB&T BANCSHARES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TB&T BANCSHARES SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER and has authorized the consummation of the Merger subject to approval of the TB&T Bancshares shareholders and the satisfaction of certain other conditions. See "Information About the Transaction -- Reasons for the Merger."

CONDITIONS.

     The Agreement contains numerous conditions, including the receipt of shareholder approval as described in this Prospectus/Proxy Statement, receipt of certain governmental approvals, and certain other conditions which must be satisfied or waived before the merger can be consummated. See "Information
About the Transaction -- Terms of the Agreement" and "Information About the Transaction -- Other Terms and Conditions."

     Texas Regional is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and, as a result, the transaction is subject to the approval of the Federal Reserve Board. Texas Regional has applied to the Federal Reserve Board for approval of the merger of TB&T Bancshares with and into TRD and has applied to the Texas Banking Department for approval of the
merger of Texas Bank & Trust with and into Texas State Bank. In           , the
Company was notified that its final application had been accepted for filing by the Federal Reserve Board. Similarly, the Texas Banking Department on
          , accepted for filing the application of Texas State Bank for the merger of Texas Bank & Trust with and into Texas State Bank.

     Each party's obligations under the Agreement is contingent upon the other not having a material adverse change, prior to closing, in its condition, financial position or business prospects. In addition, Texas Regional's obligation to close the Merger is further contingent upon TB&T Bancshares having a net worth at the time of closing, calculated in accordance with applicable regulatory requirements, of not less than $3,980,000, increased by $25,000 per month for each month elapsed during the period from September 30, 1997, until the date of Closing. The Agreement also provides a number of other conditions to each party's respective obligations to close the Merger transaction. For example, Texas Regional may terminate the transaction and refuse to consummate the Merger if shareholders holding in excess of 2% of the outstanding TB&T Bancshares shares exercise dissenters' rights of appraisal. In addition, either Texas Regional or TB&T Bancshares may terminate the transaction if the closing of the Merger has not been accomplished on or before March 1, 1998. See "Information About the Transaction -- Other Terms and Conditions."

TEXAS REGIONAL.

     Texas Regional is a Texas business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Texas Regional was incorporated in Texas in 1983, and commenced active operations as a bank holding company in 1984. The address of Texas Regional's principal executive office is Kerria Plaza, Suite 301, 3700 North 10th Street, McAllen, Texas 78501, and its telephone number is (956) 631-5400. The main banking office of Texas State Bank is at 3900 North 10th Street, McAllen, Texas 78501.

     Texas Regional presently has 20,000,000 shares of Texas Regional Common Stock authorized, of which a total of 13,110,639 shares are issued and outstanding. In addition, there are options outstanding to acquire an aggregate of 343,924 shares of Texas Regional Common Stock, and Texas Regional has committed to issue up to an aggregate maximum of 985,000 shares of Texas Regional Common Stock in connection with the pending acquisition of Brownsville Bancshares, Inc. See "Information About Texas Regional -- Pending Transactions." Texas Regional has authorized 10,000,000 shares of preferred stock, but no shares of preferred stock are presently outstanding, and Texas Regional has no present commitment to issue any shares of preferred stock. The shares to be exchanged for shares of TB&T Bancshares capital stock as described in the Agreement are authorized but unissued shares of Texas Regional Common Stock.

     Texas Regional Common Stock is registered with the Securities and Exchange Commission as required by section 12 of the Securities Exchange Act of 1934 (the "Act"). As required by the Act and regulations promulgated under the Act, Texas Regional makes certain periodic reports to the SEC, and files financial and other information concerning the Corporation with the SEC. Shares of Texas Regional Common Stock are traded on the NASDAQ National Market System.

     In May 1996, Texas Regional acquired, for cash, First State Bank & Trust Co. of Mission, Texas, and its affiliate The Border Bank in Hidalgo, Texas. These two acquisitions were funded in part by the public offering of 2,510,000 shares of Texas Regional Class A Voting Common stock, also completed in May 1996. First State Bank & Trust Co. had total assets of $353.4 million at the time of the acquisition, and The Border Bank had total assets of $105.3 million at that time.

     At September 30, 1997, Texas Regional and its subsidiaries had consolidated total assets of $1.3 billion, loans (net of allowance for loan losses) outstanding of $831.4 million and total deposits of $1.2 billion. Texas Regional's primary activity is the commercial banking business of its wholly-owned subsidiary, Texas State Bank, in McAllen, Harlingen, Weslaco, Mission, Rio Grande City, Hidalgo, and surrounding areas of the Rio Grande Valley, Texas. At the present time, the only non-banking subsidiary of Texas Regional is TSB Securities, Inc., which expects to begin providing securities transaction services in early 1998. Texas Regional may in the future establish other non-banking subsidiaries to provide, or may itself provide, other services permitted of bank holding companies which cannot be provided by banks.

     In October 1997, Texas Regional formed TRD, a Delaware corporation wholly owned by Texas Regional. As of December 9, 1997, Texas Regional contributed all of the capital stock of Texas State Bank, all of the capital stock of TSB Securities, Inc., and certain other assets to TRD. TRD will, upon closing of the Merger transaction, be the surviving corporation in the Merger with TB&T Bancshares.

     Also in October 1997, Texas Regional entered into an Agreement and Plan of Reorganization for the acquisition by merger of Brownsville Bancshares, Inc. ("Brownsville Bancshares"). As of September 30, 1997, Brownsville Bancshares had total assets of $97.4 million, total loans (net of allowance for loan losses) of $41.6 million, and total deposits of $84.4 million. Brownsville Bancshares is expected to be merged with and into TRD as soon as applicable conditions, including receipt of regulatory approval, are satisfied. Texas Regional currently expects the Brownsville Bancshares transaction to be closed contemporaneously with the closing of the TB&T Bancshares transaction, although neither transaction is contingent upon the closing of the other. The shareholders of Brownsville Bancshares will receive an aggregate of approximately 947,164 shares of Texas Regional Common Stock in exchange for their Brownsville Bancshares shares in connection with the merger transaction (less fractional shares and shares attributable to shareholders exercising dissenters' rights, if any) and holders of options to acquire Brownsville Bancshares shares will receive an aggregate of approximately 37,836 shares of Texas Regional Common Stock in exchange for the termination and cancellation of their Brownsville Bancshares options (less any fractional shares). Brownsville Bancshares' wholly owned subsidiary, BNB Bancshares, Inc. will also be merged with and into TRD, and BNB Bancshares, Inc.'s subsidiary, Brownsville National Bank, will be merged with and into Texas State

Bank. Brownsville National Bank operates from banking locations at 629 E. Elizabeth Street, Brownsville, Texas, and at 3255 Boca Chica Boulevard, Brownsville, Texas.

     In November 1997, Texas Regional entered into an agreement in principle for the acquisition by merger of Raymondville Bancorp, Inc. ("Raymondville Bancorp"). As of September 30, 1997, Raymondville Bancorp had total assets of $60.4 million, total loans (net of allowance for loan losses) of $25.4 million, and total deposits of $53.5 million. If the parties successfully negotiate a mutually acceptable definitive agreement, Raymondville Bancorp will be merged with a newly formed subsidiary of TRD as soon as applicable conditions, including receipt of regulatory approval, are satisfied. As part of the agreement in principle with Raymondville, the sole shareholder of Raymondville has agreed to bear a portion of losses related to stolen or forged money orders deposited into certain accounts held by Raymondville's wholly owned subsidiary, Bank of Texas; however, there can be no assurance that the losses incurred on those accounts and related return items will not exceed the limited amount of the shareholder's reimbursement obligation and collateral provided by the account holder. Texas Regional currently expects the Raymondville Bancorp transaction to be closed contemporaneously with or as soon as practicable following the closing of the TB&T Bancshares transaction, although neither transaction is contingent upon the closing of the other. Under the agreement in principle, which is not binding on either Texas Regional or Raymondville, upon closing, the sole shareholder of Raymondville Bancorp would receive an aggregate of $9,600,000 cash in exchange for his Raymondville Bancorp shares, an affiliate of Raymondville Bancorp would receive $100,000 in consideration of a covenant not to compete, and Raymondville Bancorp's wholly-owned subsidiary, Bank of Texas of Raymondville, would be merged with and into Texas State Bank. Bank of Texas operates from two banking locations, one each in Raymondville, Texas, and at 2000 F.M. 802 in Brownsville, Texas.

     If the Merger with TB&T Bancshares, the merger with Brownsville Bancshares and the merger with Raymondville are all consummated, as planned, Texas State Bank will have a total of twenty-one full service banking locations in the Rio Grande Valley of Texas.

     Texas Regional's wholly owned subsidiary, TRD, will be the surviving corporation in the Merger with TB&T Bancshares and in the merger with Brownsville Bancshares. The officers and directors of Texas Regional and TRD are expected to be the officers and directors of Texas Regional and TRD, respectively, following consummation of the merger transactions. Texas Regional intends that Texas Bank & Trust will be merged with and into Texas State Bank following the completion of the merger of Brownsville Bancshares with and into TRD, subject to receipt of necessary regulatory approvals. As a result, the separate existence of Texas Bank & Trust will cease and the main office of Texas Bank & Trust will become a branch office of Texas State Bank. Texas Regional expects that substantially all of the personnel of TB&T Bancshares and Texas Bank & Trust will become employees of Texas State Bank following the closing of the Merger.

TB&T BANCSHARES.

     TB&T Bancshares' operating subsidiary, Texas Bank & Trust, was chartered as a Texas state bank in 1979, and opened for business in 1979. TB&T Bancshares, through its ownership of Texas Bank & Trust, provides banking services for customers in Brownsville, Texas and adjacent areas of the Rio Grande Valley. At September 30, 1997 TB&T Bancshares had total assets of $43.8 million, loans outstanding of $21.6 million (net of allowance for loan losses), deposits of $39.4 million, and stockholders equity totaling $4.0 million. TB&T Bancshares is located at 3201 Central Boulevard, Brownsville, Texas, and its telephone number is (956) 787-9673.

FEDERAL INCOME TAX CONSEQUENCES.

     Neither Texas Regional, TB&T Bancshares, nor TRD has requested a ruling from the Internal Revenue Service ("IRS") with regard to the proposed transaction nor do they anticipate requesting such a ruling, nor has Texas Regional or TB&T Bancshares requested an opinion of counsel concerning the anticipated Federal income tax consequences of the proposed transaction. However, management of Texas Regional has consulted with the company's independent accountants concerning the tax consequences of the transaction. As a result, management of Texas Regional believes that if the transaction is consummated in accordance with the Agreement and if certain technical requirements of the Federal income tax law are met, as hereafter described, the Federal income tax consequences related to this transaction should be as follows:

          (a) the merger of TB&T Bancshares with and into TRD should constitute a reorganization within the meaning of Section 368(a)(1) by application of
     Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

          (b) no gain or loss should be recognized to TB&T Bancshares or TRD upon consummation of the merger;

          (c) no gain or loss should be recognized by the shareholders of TB&T Bancshares as a result of the receipt of Texas Regional Common Stock or upon distribution of shares of Texas Regional Common Stock from the escrow created pursuant to the Holdback Escrow Agreement, in respect of their TB&T Bancshares shares;

          (d) the holding period of Texas Regional Common Stock received by the TB&T Bancshares shareholders should include the period during which the stock of TB&T Bancshares surrendered in exchange therefor has been held by them, provided the surrendered stock of TB&T Bancshares has been held as a capital asset in their hands.

     In addition to the above described consequences, any shareholder of TB&T Bancshares who exercises his, her or its dissenters' rights of appraisal should be treated for Federal income tax purposes as having received the resulting cash proceeds as a distribution in redemption of his, her or its shares of TB&T Bancshares stock, subject to the provisions and limitations of Section 302 of the Code. In general, if such shareholder has all of his, her or its shares of TB&T Bancshares stock so redeemed, and such shares of TB&T Bancshares stock have been held as a capital asset by the dissenting shareholder, such shareholder should recognize a capital gain or loss for Federal income tax purposes upon receipt of the cash proceeds for the value of his, her to its shares.

     No information is provided with respect to the tax consequences, if any, to the TB&T Bancshares shareholders under any local, state or foreign tax laws.

     Individual TB&T Bancshares shareholders are strongly urged to consult with their respective tax advisers in regard to the foregoing summary and the potential Federal income tax consequences of the proposed transaction to them. In addition, any shareholder who is not a resident of Texas should consult with such shareholder's own tax adviser for information concerning applicable state and local tax consequences.

     For additional discussion of the Federal income tax consequences of the transaction, see "Information About the Transaction -- Federal Income Tax Consequences."

ACCOUNTING TREATMENT.

     Texas Regional anticipates accounting for the Merger under the pooling-of-interests method of accounting for financial reporting and for all other purposes, and the Company has received such assurances as its deems appropriate that the Merger will qualify for pooling-of-interests accounting treatment, including the receipt of a letter from KPMG Peat Marwick LLP, which will be updated as of the effective time of the Merger, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Nonetheless, because the requirements for pooling-of-interests accounting are complex and include matters outside of the control of the Company, there can be no certainty that accounting for the transaction under that method of accounting will be permitted. The pro forma information contained herein assumes that the transaction will be accounted for under the pooling-of-interests method. See "Information About the Transaction -- Accounting Treatment."

                                  RISK FACTORS

     ESCROW SHARES. An aggregate of 49,958 shares of Texas Regional Common Stock are to be placed in escrow at closing pursuant to the Holdback Escrow Agreement. These shares will either be returned to Texas Regional or will be distributed to the TB&T Bancshares shareholders, based upon the outcome of certain contingencies, all of which are outside of the control of the TB&T Bancshares shareholders. Frank D. Yturria is to be appointed as "Special Agent" of the TB&T Bancshares shareholders under the Holdback Escrow Agreement and will be entitled to act for all TB&T Bancshares shareholders in making decisions relative to the escrow, including decisions related to whether to accept certain compromises relative to the distribution of holdback escrow shares.

     Under the Holdback Escrow Agreement, Texas Regional may require that shares of escrow stock be returned to it in the event Texas Regional or Texas State Bank incurs losses or damages arising directly or indirectly out of: the activities of a named former employee of Texas Bank & Trust, identified in a Special Report to the Board of Directors of TB&T; in connection with certain pending litigation; in connection with a claim concerning an alleged deposit and allegedly unauthorized transfers and withdrawals from an account at Texas Bank & Trust; or in connection with certain missing certificates of deposit. The number of shares deposited into escrow pursuant to the Holdback Escrow Agreement has been fixed pursuant to the Agreement; however, there can be no certainty that the amount of losses to Texas Regional and Texas State Bank will not exceed the amount retained as holdback shares.

     Texas Regional and the TB&T Bancshares shareholders share in the losses and damages based on a formula set forth in the Holdback Escrow Agreement, and the number of escrow shares to be returned to Texas Regional is based on the amount of Texas Regional's share of losses and damages, divided by $30.025. Only dividends accruing with respect to shares of escrow stock ultimately distributed to TB&T Bancshares shareholders are to be distributed to TB&T Bancshares shareholders. Any dividends related to shares returned to Texas Regional will be returned to Texas Regional. The Holdback Escrow Agreement provides for a partial distribution of escrow shares on the second anniversary of the execution of the Holdback Escrow Agreement, with any shares attributable to anticipated losses and damages to Texas Regional related to any then-pending claims to continue to be held until resolution of the claims. See "Information About the Transaction -- Holdback Escrow."

     CONTROL. TB&T Bancshares shareholders currently control TB&T Bancshares through their ability to elect the Board of Directors of TB&T Bancshares and vote on various matters affecting TB&T Bancshares. The Merger will transfer control of TB&T Bancshares from TB&T Bancshares' shareholders to Texas Regional. As of the effective time of the Merger, the shareholders of TB&T Bancshares will become shareholders of Texas Regional, a much larger organization, and the former shareholders of TB&T Bancshares will no longer have the ability to control or influence the management policies or TB&T Bancshares' operations. As shareholders of Texas Regional, their ability to influence the management policies of Texas Regional will be limited due to the fact that they will hold a relatively small percentage of the voting stock of Texas Regional.

     Following consummation of the Merger, (i) all lending at the facilities formerly operated by Texas Bank & Trust will be conducted pursuant to Texas State Bank's policies and under the supervision of Texas State Bank's chief lending officer; (ii) investments in securities will be managed by the investment division of Texas State Bank in accordance with Texas State Bank's investment policies; and (iii) all data processing will be performed by Texas State Bank's data processing center. In general, the policies and procedures for all banking locations, including the banking location formerly operated as Texas Bank & Trust, will be Texas State Bank's policies and procedures.

     PROFITABILITY LINKED TO BANKING ACTIVITIES. Because Texas Regional's non-banking activities represent a very small portion of its business, the profitability of Texas Regional will be directly attributable to the success of its subsidiary, Texas State Bank. Texas Regional's banking activities compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

     Texas Regional will rely on the profitability of Texas State Bank and dividends received from Texas State Bank for payment of its operating expenses and satisfaction of its obligations. As is the case with other similarly situated financial institutions, the profitability of Texas State Bank, and therefore of Texas Regional, will be subject to the fluctuating cost and availability of money, changes in the prime lending rate, changes in economic conditions in general and, because of the location of all of the branch facilities, changes in economic conditions in the Texas Rio Grande Valley in particular. In addition, Texas State Bank is subject to capital adequacy guidelines promulgated from time to time by applicable regulatory authorities.

     GEOGRAPHIC CONCENTRATION. Texas Regional's profitability is dependent on the profitability of its subsidiary bank, Texas State Bank, which operates only in the Rio Grande Valley of Texas. In addition to adverse changes in general conditions in the United States, unfavorable changes in economic conditions affecting the Rio Grande Valley, such as adverse effects of weather on agricultural production, adverse changes in United States-Mexico relations, and substantial Mexican peso devaluations, may have a significant adverse impact on operations of the Company.

     COMPETITION. The banking industry in the Rio Grande Valley is highly competitive. Texas State Bank and Texas Bank & Trust compete as financial intermediaries with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, consumer and commercial finance companies, insurance companies and money market mutual funds operating in Texas and elsewhere. Many of the competitors have substantially greater resources and lending limits than Texas State Bank has or will have following the Merger, and in some cases these competitors offer services that Texas State Bank does not currently provide. In addition, non-depository institution competitors are generally not subject to the extensive regulation applicable to Texas State Bank.

     REGULATORY RESTRICTIONS AND REQUIREMENTS. Texas Regional and Texas State Bank are subject to extensive government regulation and supervision under various state and federal laws, rules and regulations, including rules and regulations promulgated by the Federal Reserve Board (the "FRB") and the Texas Banking Department (the "Banking Department"). These laws and regulations are designed primarily to protect the Bank Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"), depositors and borrowers, and to further certain social policies and, consequently, may impose limitations on Texas Regional that may not be in the best interests of the Company and its shareholders.

     Texas State Bank is subject to regulation by the Texas Department of Banking, and is subject to regulation by its "primary federal regulator," the Federal Reserve Board, since Texas State Bank is a Federal Reserve member bank. For Texas Bank & Trust, the primary federal regulator is the Federal Deposit Insurance Corporation, since Texas Bank & Trust is not a member of the Federal Reserve System. If the transaction is consummated, the effect will be that Texas Bank & Trust's business as merged into Texas State Bank will be subject to regulation by the Texas Department of Banking, to which Texas Bank & Trust is presently subject, and the Federal Reserve Board, to which it is not presently subject.

     RELIANCE ON CHIEF EXECUTIVE OFFICER. Texas Regional has experienced substantial growth in assets and deposits during the past, particularly since Glen E. Roney became Chairman of the Board and Chief Executive Officer of the company in 1985. Although Mr. Roney is a substantial shareholder of the Company and is the beneficiary of a deferred compensation arrangement with the Company that generally requires continued service for vesting, the Company does not have an employment agreement with Mr. Roney and the loss of the services of Mr. Roney could have a material adverse effect on Texas Regional's business and prospects.

                            SELECTED FINANCIAL DATA

     The following table, except for the lines designated as pro forma, summarizes certain consolidated historical financial data of Texas Regional, and certain consolidated historical financial data of TB&T Bancshares. The table also summarizes, where indicated, certain pro forma financial data for Texas Regional, giving effect to the acquisition of TB&T Bancshares assuming that the Merger had been effective at the beginning of 1992.

     The historical data of TB&T Bancshares as of and for the years ended December 31, 1996, is derived from the audited financial statements of TB&T Bancshares and the historical data as of and for the years ended December 31, 1995, 1994, 1993 and 1992 are derived from the unaudited financial statements of TB&T Bancshares. The historical data of Texas Regional as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 (i) is derived from the audited financial statements of Texas Regional, and (ii) has been adjusted to reflect stock splits and stock dividends effected during the period. The information presented as of and for the nine months ended September 30, 1997 and 1996, except for the lines designated as pro forma, has been derived from unaudited historical data, and has been adjusted to reflect stock splits and stock dividends effected during the period. The pro forma income statement information is not necessarily indicative of the results of operations had the proposed transaction occurred at the beginning of 1992, nor is it necessarily indicative of the results of future operations. This information should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere or incorporated by reference in this Prospectus/Proxy Statement.

                                        AS OF AND FOR THE
                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1997       1996       1996       1995       1994       1993       1992
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
TOTAL ASSETS
  Texas Regional.....................  $1,337,767 $1,213,120 $1,230,577 $ 646,769  $ 531,834  $ 473,263  $ 414,331
  TB&T Bancshares....................     43,838     43,045     42,752     41,101     41,561     42,267     40,711
TOTAL DEPOSITS
  Texas Regional.....................  1,184,768  1,066,230  1,091,735    579,731    472,108    429,521    375,016
  TB&T Bancshares....................     39,426     38,922     38,512     37,071     37,722     38,762     37,745
LONG-TERM DEBT
  Texas Regional.....................         --         --         --         --         --      1,150      2,600
  TB&T Bancshares....................         --         --         --         --         --        150        380
TOTAL SHAREHOLDERS' EQUITY
  Texas Regional.....................    141,483    123,531    128,148     62,720     55,731     39,983     34,318
  TB&T Bancshares....................      3,970      3,603      3,752      3,389      2,169      1,970      1,230
NET INTEREST INCOME
  Texas Regional.....................     41,915     31,657     44,978     27,540     22,941     19,197     16,861
  TB&T Bancshares....................      1,549      1,366      1,850      1,814      1,694      1,552      1,377
NET INCOME
  Texas Regional.....................     15,814     11,386     16,379      8,725      7,185      6,011      4,519
  TB&T Bancshares....................        422        434        581        532        354        746        395
NET INCOME PER COMMON SHARE(1)
  Texas Regional(3)
    Historical.......................       1.19       1.00       1.38       0.93       0.77       0.87       0.69
    Pro Forma........................       1.19       1.01       1.40       0.96       0.78       0.95       0.72
  TB&T Bancshares
    Historical.......................       0.24       0.24       0.33       0.29       0.17       0.65       0.33
    Equivalent Pro Forma(2)..........       0.22       0.18       0.25       0.17       0.14       0.17       0.13
CASH DIVIDENDS PER COMMON SHARE
  Texas Regional(3)
    Historical.......................       0.25       0.20       0.27       0.27       0.16         --         --
    Pro Forma........................       0.26       0.20       0.27       0.28       0.16         --         --
  TB&T Bancshares
    Historical.......................       0.12         --         --       0.10         --         --         --
    Equivalent Pro Forma(2)..........       0.05       0.04       0.05       0.05       0.03         --         --

                                             (TABLE CONTINUED ON FOLLOWING PAGE)

                                       14

                                        AS OF AND FOR THE
                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------  -----------------------------------------------------
                                         1997       1996       1996       1995       1994       1993       1992
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
SHAREHOLDERS' EQUITY (BOOK VALUE) PER
  COMMON SHARE
  Texas Regional(3)
    Historical.......................      10.80       9.46       9.81       6.75       6.00       5.15       4.28
    Pro Forma........................      10.84       9.51       9.86       6.88       6.03       5.25       4.27
  TB&T Bancshares
    Historical.......................       2.34       2.12       2.21       1.85       1.90       1.75       0.38
    Equivalent Pro Forma(2)..........       1.97       1.73       1.79       1.25       1.10       0.95       0.78
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING
  Texas Regional(3)
    Historical.......................     13,308     11,345     11,840      9,341      9,052      6,279      6,068
    Pro Forma........................     13,616     11,653     12,148      9,649      9,360      6,587      6,376
  TB&T Bancshares
    Historical.......................      1,696      1,799      1,773      1,833      2,116      1,109      1,050
NUMBER OF COMMON SHARES OUTSTANDING
  AT END OF PERIOD
  Texas Regional(3)
    Historical.......................     13,106     13,062     13,063      9,295      9,290      6,279      6,279
    Pro Forma........................     13,414     13,370     13,371      9,603      9,598      6,587      6,587
  TB&T Bancshares
    Historical.......................      1,696      1,696      1,696      1,833      1,142      1,128      1,061

------------

(1) Net income per common share represents primary earnings per share (i.e., the amount of earnings attributable to each share of common stock outstanding, including common stock equivalents).

(2) TB&T Bancshares' Equivalent Pro Forma per share amounts are computed by multiplying Texas Regional's Pro Forma amounts by the exchange ratio of 0.1816731, which exchange ratio includes both the shares to be issued at closing of the Merger transaction, and shares to be deposited into escrow pursuant to the Holdback Escrow Agreement.

(3) Amounts are adjusted to reflect a three-for-two stock split of the Texas Regional Common Stock declared in July 1997, distributed in August 1997.

                                 MARKET PRICES

     Texas Regional Common Stock is traded in the national-over-the-counter securities market. Since 1994, it has been quoted under the symbol "TRBS" on the NASDAQ National Market System.

     The following table sets forth for the periods indicated the high and low sales prices for Texas Regional Common Stock reported through the NASDAQ National Market System as published in The Wall Street Journal. The prices shown do not include retail mark-ups, mark-downs or commissions. All share values have been rounded to the nearest 1/8th of one dollar and have been adjusted to reflect a three-for-two stock split of the Texas Regional Common Stock declared in July 1997, distributed in August 1997.

                                          TEXAS REGIONAL
                                           COMMON STOCK
                                       --------------------
                                         HIGH        LOW
                                       ---------  ---------
1995
First Quarter........................       8.50       7.50
Second Quarter.......................       9.67       7.83
Third Quarter........................      11.00       9.00
Fourth Quarter.......................      12.17      10.33
1996
First Quarter........................      15.67      11.33
Second Quarter.......................      17.33      13.33
Third Quarter........................      19.50      15.67
Fourth Quarter.......................      23.00      18.83
1997
First Quarter........................      24.50      21.17
Second Quarter.......................      30.25      19.00
Third Quarter........................      31.50      24.50
Fourth Quarter (through December 5,
  1997)..............................      31.50      26.00

     On September 5, 1997, the business day immediately preceding the announcement of the execution of the agreement in principle related to the Merger, the last reported sale price for Texas Regional Common Stock was $26.25. On October 15, 1997, the business day immediately preceding the announcement of the execution of the definitive Agreement, the last reported sale price for
Texas Regional Common Stock was $29.75. On           , 1997, the last reported
sale price for Texas Regional Common Stock was $     . There is no assurance
that these transactions, or those reflected in the table above, represent all or a representative sample of the actual transactions which occurred or that the high and low prices shown reflect the full ranges at which transactions occurred during the periods indicated.

     There is no active public trading market for TB&T Bancshares Common Stock, although it is traded infrequently in private transactions. See "Information About TB&T Bancshares -- Market Prices of and Dividends Paid On TB&T Bancshares Stock."

                       INFORMATION ABOUT THE TRANSACTION

     The following information relating to the Merger is not intended to be a complete description of all information relating to the Merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Prospectus/Proxy Statement, including the annexes hereto and the documents referred to herein or incorporated herein by reference. A copy of the Agreement is included herein as Annex A, and is incorporated herein by this reference for all purposes. The Holdback Escrow Agreement is, in turn, attached to the Agreement as Schedule 1.7. All shareholders of TB&T Bancshares are urged to read the Agreement and the Holdback Escrow Agreement, in their entirety.

TERMS OF THE AGREEMENT.

     The Agreement provides that TB&T Bancshares will be merged with and into TRD, and the outstanding capital stock of TB&T Bancshares will be converted into and exchanged for the right to receive shares of Texas Regional Class A Voting Common stock as herein described. Each TB&T Bancshares share shall be converted into and exchanged for the right to receive at closing 0.1522126 of a share of Texas Regional Common Stock. In addition, 0.0294605 of a share of Texas Regional Common Stock will be deposited into escrow and held and distributed pursuant to the Holdback Escrow Agreement. No fractional shares shall be issued, and any individual shareholder who would otherwise be entitled to a fractional share of Texas Regional Common Stock either as a result of the issuance of shares at closing or the issuance of shares pursuant to the Holdback Escrow Agreement or otherwise shall receive cash in lieu of such fractional share, equal to the product of $30.025 multiplied by such fractional share.

     On the effective date of the Merger, TB&T Bancshares will be merged with and into TRD, and all of the capital stock of Texas Bank & Trust will then be owned by Texas Regional. Immediately following consummation of the Merger, Texas Bank & Trust will be merged with and into Texas State Bank, and the banking location now operated as Texas Bank & Trust will become a branch facility of Texas State Bank.

     In the event the merger is approved and no holders of TB&T Bancshares capital stock elect to exercise dissenters' rights of appraisal, TB&T Bancshares shareholders will receive an aggregate of approximately 258,118 shares of Texas Regional Common Stock at closing, and an aggregate of approximately 49,958 shares of Texas Regional Common Stock will be deposited into escrow to be held pursuant to the Holdback Escrow Agreement. Excluding the effect of any shares issued in connection with the merger with Brownsville Bancshares, present TB&T Bancshares shareholders will, immediately following consummation of the merger, own approximately 1.9% of the total outstanding Texas Regional Common Stock as a result of their exchange of TB&T Bancshares stock, and approximately 0.4% of the total outstanding Texas Regional Common Stock will be deposited into and held pursuant to the Holdback Escrow Agreement.

     The terms of the Agreement, including the exchange ratio and the number of shares to be deposited into escrow pursuant to the Holdback Escrow Agreement, are the result of negotiations between the Board of Directors and principal executive officers of Texas Regional and the Board of Directors and principal executive officers of TB&T Bancshares, each of whom considered many factors, including the earnings and dividends and related trends of Texas Regional and TB&T Bancshares, their book and estimated market values of assets, their deposits and other liabilities, the nature and capabilities of management, their earnings and growth capacities based on the nature of the markets in which they operate and their projected future values and prospects as separate companies.

     The TB&T Bancshares Board of Directors has reviewed and approved the Merger, has authorized the preparation of this Prospectus/Proxy Statement and has recommended approval by the shareholders. The Merger must be approved by the affirmative vote of the holders of two-thirds of the outstanding capital stock of TB&T Bancshares. Each member of the Board of Directors of TB&T Bancshares, and certain related parties, have joined into the execution of the Agreement, to evidence their agreement to vote for the transaction at the special meeting of the TB&T Bancshares shareholders. The aggregate number of TB&T Bancshares shares held by all such shareholders is 1,388,104, representing 81.9% of the issued and outstanding capital stock of TB&T Bancshares. Since the aggregate number of shares held by shareholders joining into this Agreement and committing to vote their shares in favor of the Merger at the special meeting of the TB&T Bancshares shareholders is in excess of two-thirds of the outstanding capital stock of TB&T Bancshares, the transaction is expected to be approved by the shareholders. No shareholder has notified TB&T Bancshares or Texas Regional that such shareholder intends to oppose the motion to approve the Merger at the Meeting.

     Texas Regional, as the sole shareholder of TRD, has already approved the Merger and authorized consummation of the transactions herein described, subject to receipt of regulatory approvals and satisfaction of other conditions described in the Agreement.

     It is anticipated that the Merger will be effective as soon as practicable following the receipt of all necessary regulatory approvals and the satisfaction of all conditions to the consummation of the Merger. At the effective time of the Merger, by operation of law, holders of TB&T Bancshares Common Stock (other than those shareholders who perfect their dissenters' rights of appraisal) will become owners of Texas Regional Common Stock and will no longer be owners of TB&T Bancshares capital stock. After the effective time of the Merger, all certificates for TB&T Bancshares capital stock will represent the right to receive Texas Regional Common Stock pursuant to the Agreement, but otherwise will be null and void after such date.

HOLDBACK ESCROW.

     The Agreement provides that an aggregate of 49,958 shares of Texas Regional Common Stock will be deposited into escrow at the time of closing and will be held pursuant to the terms of a Holdback Escrow Agreement to be executed at the time of closing in the form attached to the Agreement. These shares will either be returned to Texas Regional or will be distributed to the TB&T Bancshares shareholders, based upon the outcome of certain contingencies. Frank D. Yturria is to be appointed as "Special Agent" of the TB&T Bancshares shareholders under the Holdback Escrow Agreement and will be entitled to act for all TB&T Bancshares shareholders in making decisions relative to the escrow, including decisions related to whether to accept certain compromises relative to the distribution of holdback escrow shares.

     Under the Holdback Escrow Agreement, Texas Regional may require that shares of escrow stock be returned to it in the event Texas Regional or Texas State Bank incurs losses or damages arising directly or indirectly: (i) out of the activities of a named former employee of Texas Bank & Trust, identified in a Special Report to the Board of Directors of TB&T; (ii) in connection with certain pending litigation; (iii) in connection with a claim concerning an alleged deposit and allegedly unauthorized transfers and withdrawals from an account at Texas Bank & Trust; or (iv) in connection with certain missing certificates of deposit.

     Texas Regional and the TB&T Bancshares shareholders share in the losses and damages based on a formula set forth in the Holdback Escrow Agreement, and the number of escrow shares to be returned to Texas Regional is based on the amount of Texas Regional's share of losses and damages, divided by $30.025. Only dividends accruing with respect to shares of escrow stock ultimately distributed to TB&T Bancshares shareholders are to be distributed to TB&T Bancshares shareholders. Any dividends related to shares returned to Texas Regional will likewise be returned to Texas Regional. The Holdback Escrow Agreement provides for a partial distribution of escrow shares on the second anniversary of the execution of the Holdback Escrow Agreement, with any shares attributable to anticipated losses and damages to Texas Regional related to any then-pending claims to continue to be held until resolution of the claims. See "Information About the Transaction -- Terms of the Agreement."

STOCK CERTIFICATES AND FRACTIONAL SHARES.

     It is anticipated by Texas Regional that, promptly after the approval of the Merger by the TB&T Bancshares shareholders and by applicable regulatory authorities, transmittal forms will be sent to each shareholder of TB&T Bancshares for use in forwarding his, her or its certificates for shares of capital stock of TB&T Bancshares to Texas Regional. For each share surrendered Texas Regional will deliver to the former TB&T Bancshares shareholder 0.1522126 of a share of Texas Regional Common Stock. In addition, distributions will be made out of the escrow account created pursuant to the Holdback Escrow Agreement only to shareholders who have delivered their certificates for shares of capital stock of TB&T Bancshares to Texas Regional. No fractional shares shall be issued in respect of a shareholder's shares, either as part of the initial distribution of shares or out of the escrow account, and any shareholder who would otherwise be entitled to a fractional share of Texas Regional Common Stock shall receive cash in lieu of such fractional shares, equal to the product of $30.025 multiplied by such fractional share.

     Texas Regional share certificates which are to be delivered at the time of closing shall be delivered to shareholders who have theretofore surrendered their TB&T Bancshares share certificates, either (i) by mailing the same to the shareholder at the shareholder's address as stated in the stock transfer records of TB&T Bancshares, or (ii) by such other arrangements as may be mutually agreed by and between such former TB&T Bancshares shareholder and Texas Regional. Any Texas Regional share certificate deliverable to a shareholder which would otherwise have been delivered at closing, but which is not delivered at closing because such shareholder did not surrender his, her or its TB&T Bancshares certificates until after the effective time of the Merger, shall be mailed to the former TB&T Bancshares shareholder within a reasonable period of time following receipt of the shareholder's TB&T Bancshares share certificate. The stock transfer records of TB&T Bancshares shall for all purposes be closed as of the effective time of the Merger and no transfer of record of any of the shares of TB&T Bancshares capital stock shall take place thereafter.

     Until certificates representing capital stock of TB&T Bancshares are surrendered, Texas Regional will set aside shares for making the deliveries, but any dividends or other amounts payable to shareholders who surrender their share certificates after the effective time of the Merger will not be payable until surrender of the shareholder's share certificate, nor shall any amounts bear interest attributable to periods either before or after the effective time of the Merger.

     After the effective date of the Merger, the TB&T Bancshares share certificates that theretofore represented ownership of the capital stock of TB&T Bancshares shall be converted automatically into the right to receive shares of Texas Regional Common Stock as herein described. No dividends on TB&T Bancshares capital stock shall accrue with respect to such shares as are held by any shareholder, after the effective date of the merger.

     SHAREHOLDERS OF TB&T BANCSHARES SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL TRANSMITTAL MATERIALS ARE RECEIVED.

REASONS FOR THE MERGER.

     The Board of Directors of TB&T Bancshares has approved the Agreement as being in the best interests of TB&T Bancshares and its shareholders, and the Board of Directors of Texas Regional has also approved the Agreement as being in the best interests of Texas Regional and its shareholders. If the transactions contemplated by the Agreement are consummated, TB&T Bancshares will be merged with and into TRD, its separate existence will cease, and present TB&T Bancshares shareholders will become shareholders of Texas Regional. The Boards of Directors of TB&T Bancshares and Texas Regional believe that the merger of TB&T Bancshares with a subsidiary of Texas Regional will offer a number of advantages.

     In evaluating the Texas Regional offer, TB&T Bancshares' Board of Directors considered other transactions in the Rio Grande Valley area of Texas, as well as transactions in other areas of Texas and elsewhere.

     Among the factors considered by the Board of Directors of TB&T Bancshares was the limited market for TB&T Bancshares' stock. The outstanding common stock of TB&T Bancshares is not widely held and there is not an active trading market. By contrast, Texas Regional's common shares are listed on the NASDAQ National Market System and there is an active market for its stock.

     The Board of Directors of TB&T Bancshares also considered the competitive market in which TB&T Bancshares operates. The banking industry in general and in the Rio Grande Valley of Texas in particular is consolidating. TB&T Bancshares competes with larger and more highly capitalized institutions. Its ability to offer different products, compete for qualified personnel and develop a network of branches would have required additional capital and possibly limited future dividends. Furthermore, developing such an organization would require several years. By merging with Texas Regional, TB&T Bancshares' shareholders would become shareholders of an organization which is in a stronger competitive position but which is nonetheless headquartered in the same area.

     For the reasons set forth above, the TB&T Bancshares Board of Directors unanimously approved the Merger and recommends approval of the transaction by the TB&T Bancshares shareholders.

     Texas Regional has long considered expansion opportunities in its market area, and in Brownsville in particular, in order to expand to a more economical size, to provide more effective customer service for its existing customers and to expand the customer base for the company's services. Acquiring TB&T

Bancshares will result in economies of scale and increase the markets served by Texas Regional's subsidiary, Texas State Bank. It will also assist Texas State Bank in providing the management and organizational flexibility needed to expand in the Brownsville market.

     Following arm's length negotiations between representatives of Texas Regional and TB&T Bancshares, Texas Regional and TB&T Bancshares entered into the Agreement on October 15, 1997. The aggregate amount to be paid to holders of TB&T Bancshares shares and to be deposited into escrow resulted from negotiations which considered the historical earnings and dividends of Texas Regional and TB&T Bancshares, the earnings potential and deposit base of TB&T Bancshares, potential growth in the Brownsville market, TB&T Bancshares' asset quality and the effect of the Merger on the shareholders, customers and employees of Texas Regional and TB&T Bancshares.

     Subject to satisfaction of certain conditions contained in the Agreement, TB&T Bancshares Board of Directors believes the Merger to be fair and in the best interests of TB&T Bancshares and its shareholders. TB&T BANCSHARES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TB&T BANCSHARES SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER. TB&T Bancshares has authorized consummation of the Merger, subject to approval of the TB&T Bancshares shareholders, federal and state bank regulators and the satisfaction of certain other conditions. See "Information About the Transaction -- Terms of the Agreement" and
"Information About the Transaction -- Other Terms and Conditions."

OPERATIONS FOLLOWING THE MERGER.

     Texas Regional and TB&T Bancshares intend that following the Merger of TB&T Bancshares with and into TRD, Texas Bank & Trust will be merged with and into Texas State Bank. Following the subsequent merger of Texas Bank & Trust with and into Texas State Bank, the separate existence of Texas Bank & Trust will cease, and Texas State Bank will continue as the surviving entity.

OTHER TERMS AND CONDITIONS.

     The Agreement contains a number of terms, conditions, representations and covenants which must be satisfied as of the effective time of the Merger including, but not limited to, the following:

          (1) If the closing shall not have been accomplished on or before March 1, 1998, the Agreement shall, at the election of either TB&T Bancshares or Texas Regional by written notice, be terminated and be of no further force or affect.

          (2) The transaction shall have been approved by the requisite vote of the shareholders of TB&T Bancshares at a duly called meeting of the shareholders.

          (3) The representations and warranties of TB&T Bancshares in the Agreement shall have been true when made, and except for changes contemplated by the Agreement, shall be true at the effective time of the Merger.

          (4) Shareholders holding an aggregate of not greater than 2% of the issued and outstanding shares of TB&T Bancshares shall have exercised dissenters' rights of appraisal with respect to the transaction.

          (5) Texas Regional shall have received approval of the transactions contemplated by the Agreement including both the merger of TB&T Bancshares with and into TRD, and the merger of Texas Bank & Trust with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions shall not have been contested by any Federal or State governmental authority nor by any third party.

          (6) There shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in an action to restrain, enjoin or prohibit consummation of the transaction or which might result in divestiture, rescission or damages in connection with such transaction or involving any of the assets, properties, business or operations of TB&T Bancshares or Texas Bank & Trust which might result in any material adverse change in the financial condition, results of operation, business or prospects of TB&T Bancshares or its subsidiary.

          (7) Texas Regional shall have been delivered an opinion of TB&T Bancshares' counsel as required by the Agreement.

          (8) Texas Regional shall be entitled to terminate the transaction if the results of its due diligence review are not satisfactory in all respects to Texas Regional and no material adverse change shall have occurred in the condition, financial position or business prospects of TB&T Bancshares or its subsidiary.

          (9) Texas Regional shall have received all consents, approvals and estoppel certificates and other assurances as it may deem reasonably necessary.

          (10) The net worth of TB&T Bancshares, calculated in accordance with applicable regulatory requirements, shall be not less than the sum of $3,980,000 increased by $25,000 per month for each month elapsed during the period from September 30, 1997 until the date of closing.

          (11) TB&T Bancshares shall be satisfied that no material adverse change shall have occurred in the condition, financial position or business prospects of Texas Regional or Texas State Bank.

          (12) Texas Regional shall not have been presented with evidence indicating that special claims (as that term is used in the Holdback Escrow Agreement) are likely to result in uninsured losses to Texas State Bank, as the successor in interest to Texas Bank & Trust (without regard to any return and cancellation of shares held pursuant to the Holdback Escrow Agreement) in excess of $2,500,000.

Some of the foregoing are conditions to the obligation of Texas Regional to close the Merger transaction, some are conditions to the obligation of TB&T Bancshares to close and others are conditions to both parties' obligation to close. Any condition to the consummation of the Merger may be waived by the party to the Agreement entitled to the benefit of such condition.

     One of the conditions to TB&T Bancshares' obligation to close the transaction is the receipt of an opinion as to the fairness of the transaction to TB&T Bancshares and its shareholders. Management of TB&T Bancshares has indicated to Texas Regional that TB&T Bancshares has waived that condition.

JOINDER BY CERTAIN SHAREHOLDERS.

     Certain shareholders of TB&T Bancshares have joined into the execution of the Agreement to evidence their consent to and approval of the transaction described in the Agreement. Each of those shareholders, who in the aggregate hold 1,388,104 shares, or 81.9% of the total outstanding shares of TB&T Bancshares, have represented to Texas Regional that the TB&T Bancshares common shareholders are the only persons entitled to consent to and vote on the Merger transaction, that such shareholder owns the number of shares of TB&T Bancshares indicated below is his, her or its name in the Agreement, and that the shareholder has full power and authority to enter into and perform the Agreement. Each shareholder further agreed to recommend the transaction to other shareholders and to vote to approve the transaction at the special meeting of the TB&T Bancshares shareholders called to consider the Merger transaction.

     Each of those shareholders is an officer, director and/or holder of 5% or more of the outstanding capital stock of TB&T Bancshares. The named shareholders have agreed not to sell, pledge, transfer or otherwise dispose of any shares of TB&T Bancshares stock within 30 days prior to the effective time of the Merger, and have agreed that, until publication of financial results covering at least 30 days of post-merger combined operations of TB&T Bancshares and Texas Regional, such shareholders will not sell, pledge, transfer or otherwise dispose of any shares of Texas Regional Common Stock acquired in the Merger, without first obtaining the consent of Texas Regional. This group of shareholders has further agreed not to sell, pledge, transfer or otherwise dispose of any shares of Texas Regional stock acquired in the Merger except in a manner that is consistent with any additional requirements imposed upon Texas Regional to permit Texas Regional to account for the Merger as a pooling of interests. Each shareholder who is a director or executive officer of TB&T Bancshares has further acknowledged and agreed that such shareholder will be subject to Rule 145 promulgated by the Securities and Exchange Commission and has agreed not to transfer any Texas Regional stock received by such shareholder in the Merger, except in compliance with applicable provisions of the Securities Act of 1933, the Securities and Exchange Act of 1934 and applicable rules and regulations promulgated by the Securities and Exchange Commission thereunder.

BUSINESS PENDING CONSUMMATION OF THE MERGER.

     The Agreement imposes certain limitations on the conduct of TB&T Bancshares' business pending consummation of the Merger. Among other things, TB&T Bancshares must conduct its business consistent with prudent banking practices in the same manner as conducted prior to the execution of the Agreement. TB&T Bancshares has also agreed not to make loans in amounts in excess of certain thresholds without the approval of Texas Regional and has agreed not to acquire investment securities unless they meet certain parameters. The Agreement also requires that employment agreements and certain kinds of employee benefit plans, be terminated at or prior to the effective time of the Merger. See Annex A.

AMENDMENT OR TERMINATION OF THE AGREEMENT.

     The Agreement may be amended at any time, before or after the meeting of the TB&T Bancshares shareholders, by an instrument in writing duly executed by all parties to the Agreement. In addition, the Agreement may be terminated, at the election of either Texas Regional or TB&T Bancshares, if the Merger has not become effective on or before March 1, 1998.

DISSENTERS' RIGHTS.

     By following the specific procedures set forth in the Texas Business Corporation Act, TB&T Bancshares' shareholders have a statutory right to dissent from the Merger. If the Merger is approved and consummated, any TB&T Bancshares shareholder who properly perfects his, her or its dissenters' rights will be entitled, upon consummation of the Merger, to receive an amount of cash equal to the fair value of his, her or its shares of TB&T Bancshares common stock rather than receiving the consideration set forth in the Agreement. The following summary is not a complete statement of statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act, which is reproduced in full in Annex B to this Prospectus/Proxy Statement. A shareholder must complete each step in the precise order prescribed by the statute to perfect his, her or its dissenters' rights of appraisal.

     Any shareholder who desires to dissent from the Merger shall file a written objection to the Merger with TB&T Bancshares prior to the meeting at which the vote on the Merger shall be taken, stating that the shareholder will exercise his, her or its right to dissent if the Merger is effective and giving the shareholder's address to which notice thereof shall be sent. A vote against the Merger is not sufficient to perfect a shareholder's dissenters' rights of appraisal. If the Merger is effected, each shareholder who sent notice to TB&T Bancshares as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger (herein sometimes referred to as a "Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

     TRD, as the survivor in the Merger transaction, will be liable for discharging the rights of Dissenting Shareholders and shall, within 10 days of the effective time of the Merger, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within 10 days of the delivery of mailing of such notice, make a written demand on TRD at Kerria Plaza, Suite 301, 3700 North 10th Street, McAllen, Texas 78501, for payment of the fair value of the Dissenting Shareholder's shares as estimated by the Dissenting Shareholder. Such demand shall state the number and class of shares owned by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the date of the shareholder meeting at which the Merger was approved, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who failed to make a written demand within the 10 day period will be bound by the Merger and lose their rights to dissent. Within 20 days after making a demand, the Dissenting Shareholder shall submit certificates representing his, her or its shares of TB&T Bancshares common stock to Texas Regional for notation thereon that such demand has been made. Dissenting Shareholders who fail to submit their certificates within such 20 day period will be bound by the Merger and lose their rights to dissent.

     Within 20 days after receipt of a Dissenting Shareholder's demand letter as described above, TRD shall deliver or mail to the Dissenting Shareholder written notice (i) stating that TRD accepts the amount claimed in the demand letter and agrees to pay that amount within 90 days after the effective time of the Merger upon surrender of the relevant certificates of TB&T Bancshares common stock duly endorsed by the Dissenting Shareholder, or (ii) containing TRD's written estimate of the fair value of the shares of TB&T Bancshares common stock together with an offer to pay such amount within 90 days after the effective time of the Merger if TRD receives notice, within 60 days after the effective time of the Merger, stating that the Dissenting Shareholder agrees to accept that amount and surrenders the relevant certificates of TB&T Bancshares common stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in TB&T Bancshares or Texas Regional following payment of the agreed value.

     If the Dissenting Shareholder and Texas Regional cannot agree on the fair value of the shares within 60 days after the effective time of the Merger, the Dissenting Shareholder or TRD may, within 60 days of the expiration of the initial 60 day period, file a petition in any court of competent jurisdiction requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with TRD on the value of their shares shall be bound by the Merger and lose their rights to dissent. After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the Texas Business Corporation Act and have become entitled to the valuation of, and payment for, their TB&T Bancshares shares, and shall appoint one or more qualified appraisers to determine the value of the TB&T Bancshares shares in question. The appraiser shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of TB&T Bancshares common stock, which judgment shall be binding on TRD and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct TRD to pay such amount, together with interest thereon, beginning 91 days after the effective time of the Merger to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to TRD of certificates representing shares of TB&T Bancshares common stock duly endorsed by the Dissenting Shareholders. Upon payment of the judgment, the Dissenting Shareholders shall cease to have any interest in TB&T Bancshares, Texas Regional, TRD or the TB&T Bancshares common stock. All court costs and fees of the appraiser shall be allotted between the parties in a manner that the court determines is fair.

     Any Dissenting Shareholder who has made a written demand on TRD for payment of the fair value of his, her or its TB&T Bancshares common stock shall not thereafter be entitled to vote or exercise any other rights as a shareholder except the statutory right of appraisal as described herein and the right to maintain an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his, her or its shares or money damages to the shareholder with respect to the Merger.

     Any Dissenting Shareholder who has made a written demand on TRD for payment of the fair value of his, her or its TB&T Bancshares common stock may withdraw such demand at any time before payment for his, her or its shares or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his, her or its demand or if the Dissenting Shareholder is otherwise unsuccessful in asserting his, her or its dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and such shareholder's status as a shareholder shall be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim. See Annex B.

     It is a condition to Texas Regional's obligations under the Agreement that not more than 2% of the outstanding shares of TB&T Bancshares common stock shall have demanded or be entitled to demand payment of the fair value of the shares as Dissenting Shareholders. If such condition is not met, Texas Regional will be entitled to terminate the Agreement. See "Information About the Transaction -- Other Terms and Conditions." See also "Information About the Transaction -- Federal Income Tax Consequences" for a description of the tax consequences of exercising dissenters' rights.

FEDERAL INCOME TAX CONSEQUENCES.

     In the opinion of KPMG Peat Marwick LLP ("KPMG"), if consummated in accordance with the Agreement, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. A copy of KPMG's opinion is included with this Prospectus/Proxy Statement as Annex C. The opinion of KPMG is not binding on the Internal Revenue Service or the courts.

     KPMG has relied upon certain assumptions and representations in issuing its opinion, including the following:

          (1) The managements of Texas Regional and TB&T Bancshares are not aware of any plan or intention on the part of TB&T Bancshares shareholders to sell a number of shares of Texas Regional Common Stock that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value of less than 50% of the fair market value of TB&T Bancshares stock outstanding as of the Effective Date.

          (2)  TRD will acquire substantially all the assets of TB&T Bancshares.

          (3) Following the transaction, TRD will not issue additional shares of its stock that would result in Texas Regional losing control of TRD.

          (4) Texas Regional, TRD and Texas State Bank have no plan or intention to sell or otherwise dispose of any of the assets to be received from TB&T Bancshares and Texas Bank & Trust, except for dispositions made in the ordinary course of business.

     In KPMG's opinion, the following federal income tax consequences to TB&T Bancshares shareholders will result from a qualification of the Merger as a reorganization under Section 368(a) of the Code:

          (1) A TB&T Bancshares shareholder will not recognize any gain or loss upon the exchange of his, her or its TB&T Bancshares common stock solely for Texas Regional Common Stock.

          (2) The aggregate tax basis of Texas Regional Common Stock received by a TB&T Bancshares shareholder in the Merger will be same as the aggregate basis of the TB&T Bancshares common stock surrendered in exchange therefor. For purposes of allocating this aggregate basis to individual shares of Texas Regional Common Stock received, the IRS position is that each separate block of stock surrendered shall be treated separately. Under this rule, for example, if a TB&T Bancshares shareholder surrenders two blocks of TB&T Bancshares common stock in the Merger, having an adjusted basis of $1.00 per share for the first block and $2.00 per share for the second block, the Texas Regional Common Stock which he, she or it receives in exchange for each share of TB&T Bancshares common stock in the first block will have a basis of $1.00, and the Texas Regional Common Stock which he, she or it receives in exchange for each share of TB&T Bancshares common stock in the second block will have a basis of $2.00.

          (3) The holding period of Texas Regional Common Stock to be received by each TB&T Bancshares shareholder will include the period during which the shareholder held the TB&T Bancshares common stock surrendered in exchange therefor, provided that the TB&T Bancshares common stock is held as a capital asset on the date of the exchange.

          (4) The payment of cash in lieu of fractional shares of Texas Regional Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Texas Regional. Such cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302 of the Code.

          (5) For a TB&T Bancshares shareholder who dissents from the Merger and receives solely cash in exchange for his, her or its TB&T Bancshares common stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his, her or its stock, subject to the provisions and limitations in Section 302 of the Code.

     In addition, in the opinion of KPMG, the following will be the federal income tax consequences to TB&T Bancshares shareholders as a result of the distribution of shares held pursuant to the Holdback Escrow Agreement:

          (1) Texas Regional Common Stock dividends paid into the escrow created pursuant to the Holdback Escrow Agreement will be taxed to the TB&T Bancshares shareholders upon payment of the dividends to the escrow. TB&T Bancshares shareholders will be entitled to a deduction in the event the dividends, or a portion thereof, are returned to Texas Regional.

          (2) No gain or loss should be recognized by the shareholders of TB&T Bancshares upon distribution of shares of Texas Regional Common Stock from the escrow created pursuant to the Holdback Escrow Account.

     KPMG has audited the financial statements of Texas Regional since 1987, and has provided other financial advisory services from time to time to Texas Regional. Total fees paid to KPMG by Texas Regional are not material to the total revenue of KPMG.

     As indicated, neither Texas Regional, nor TRD, nor TB&T Bancshares has requested or anticipates requesting a ruling from the IRS with regard to the federal income tax consequences of the proposed merger transaction.

     THIS SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. IN ADDITION TO THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED IN THIS PROSPECTUS/PROXY STATEMENT, CONSUMMATION OF THE MERGER MAY HAVE SIGNIFICANT FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES WHICH ARE NOT DISCUSSED HEREIN. ACCORDINGLY, EACH PERSON CONSIDERING THE MERGER IS URGED TO CONSULT SUCH SHAREHOLDER'S PERSONAL TAX ADVISERS WITH SPECIFIC REFERENCE TO THE EFFECT OF THE TRANSACTION ON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES.

GOVERNMENTAL APPROVALS.

     Consummation of the Merger is subject to approval by the shareholders of TB&T Bancshares, the receipt of required regulatory approvals from the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the satisfaction or waiver of other conditions as described in the Agreement. In addition, the merger of Texas Bank & Trust with and into Texas State Bank is subject to the approval of the Texas Banking Department. It is expected that the Federal Reserve Board and the Texas Banking Department will approve the respective transactions.

     A formal application under the Bank Holding Company Act of 1956 was filed
with the Federal Reserve Board on                , 1997. Upon receipt of Federal
Reserve Board approval, the Merger cannot be consummated until the expiration of 15 days following the date of approval, during which time the United States Department of Justice, pursuant to the Bank Holding Company Act of 1956, may bring an action to oppose the Merger. An application was filed with the Texas
Banking Department on              , 1997, for the merger of Texas Bank & Trust
with and into Texas State Bank. Closing of the transaction is contingent upon receipt of all such approvals.

ACCOUNTING TREATMENT.

     Texas Regional anticipates accounting for the Merger under the pooling-of-interests method of accounting for financial reporting and for all other purposes, and the Company has received such assurances as its deems appropriate that the Merger will qualify for pooling-of-interests accounting treatment, including the receipt of a letter from KPMG, which will be updated as of the effective time of the Merger, to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Under this accounting method, at the effective time of the Merger, TB&T Bancshares' assets and liabilities will be added at their recorded book values to Texas Regional's consolidated balance sheet, and TB&T Bancshares' shareholders' equity will be added to Texas Regional's consolidated balance sheet. Income and other financial statements of Texas Regional issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of TB&T Bancshares and Texas Regional as if the Merger had taken place prior to the periods covered by such financial statements.

     Because the requirements for pooling-of-interests accounting are complex and include matters outside of the control of the Company, there can be no certainty that accounting for the transaction under that method of accounting will be permitted. The pro forma information contained herein assumes that the transaction will be accounted for under the pooling-of-interests method.

                   DESCRIPTION OF TEXAS REGIONAL'S SECURITIES

     Texas Regional is authorized to issue Common Stock and preferred stock. A total of 20,000,000 common shares and 10,000,000 preferred shares are authorized. As of the date of this Prospectus/Proxy Statement, 13,110,639 shares of Texas Regional Common Stock are issued and outstanding, and no preferred shares are issued or outstanding. In addition to the shares proposed to be issued to TB&T Bancshares shareholders in connection with the Merger, Texas Regional has agreed to issue up to an aggregate of approximately 985,000 shares of Texas Regional Common Stock in connection with Texas Regional's proposed acquisition of Brownsville Bancshares, Inc. (including both shares to be issued to Brownsville Bancshares shareholders and shares to be issued to Brownsville Bancshares option holders) and 343,924 shares of Texas Regional Common Stock are reserved for issuance in connection with options granted to employees under Texas Regional's employee stock option plans. Further issuance of shares of Texas Regional Common Stock after the effective time of the Merger would have the effect of reducing the former TB&T Bancshares shareholders' proportionate interest in Texas Regional.

     Texas Regional shareholders do not have preemptive rights for the acquisition of additional Texas Regional shares. Each holder of Texas Regional Common Stock is entitled to one vote for each share held on all matters submitted to common shareholders, including election of directors; however, the holders of Texas Regional Common Stock do not have cumulative voting rights in the election of directors. The Texas Regional share certificates issued to TB&T Bancshares shareholders in connection with the Merger will bear legends describing the fact that the Texas Regional Articles of Incorporation deny preemptive rights and do not allow cumulative voting in the election of directors.

     Texas Regional presently has three separate stock option plans, under the terms of which Texas Regional has granted options to purchase a total of 343,924 shares of the Class A Voting Common Stock to certain key employees for their purchase. In 1990, Texas Regional adopted the Texas Regional Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) provisions) (the "KSOP Plan"). As of September 30, 1997, a total of 505,078 shares of Texas Regional Common Stock were held for the benefit of Texas Regional employees pursuant to the KSOP. It is anticipated that any employee benefit plan of TB&T Bancshares or Texas Bank & Trust will be terminated as of the effective time of the Merger, and employees of TB&T Bancshares who become employees of Texas Regional and who otherwise qualify will become participants in the Texas Regional KSOP.

     Holders of Texas Regional common stock are entitled to dividends as and when declared by the Board of Directors of Texas Regional out of legally available funds. Texas Regional has declared the following dividends on its common shares since January 1, 1994:

                                        AGGREGATE       DIVIDENDS
       APPLICABLE TIME PERIOD           DIVIDENDS       PER SHARE
-------------------------------------   ----------      ---------
January 1, 1994 to December 31,
  1994...............................     $1,486          $0.16
January 1, 1995 to December 31,
  1995...............................      2,478           0.27
January 1, 1996 to December 31,
  1996...............................      3,232           0.27
January 1, 1997 to December 9,
  1997...............................      4,803           0.36

Texas Regional's Board of Directors intends to maintain its present policy of paying regular quarterly cash dividends. However, the declaration and amount of future dividends will depend on circumstances existing at the time, including Texas Regional's earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Texas Regional's Board of Directors deems relevant.

     The principal assets and sources of income for Texas Regional consists of its investment in Texas State Bank, which is a separate legal entity. Federal and state banking regulations applicable to Texas Regional and Texas State Bank require minimum levels of capital which limits the amounts available for payment of dividends by Texas State Bank.

     Texas Regional declared a 3-for-2 stock split effected as a stock dividend to holders of record of its common stock on July 31, 1997, and distributed that dividend during August 1997. All shares of Texas Regional Common Stock now outstanding are, and the shares of Texas Regional Common Stock to be issued in the Merger will be, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

     In the event of liquidation, after payment of all creditors and after payment of the liquidation preference applicable to any then-outstanding series of preferred shares, the holders of Texas Regional Common Stock will be entitled to receive pro rata any assets remaining for distribution to shareholders.

     Texas Regional has the authority to issue up to 10,000,000 preferred shares, $1.00 par value per share, although no shares of preferred stock are presently outstanding. Texas Regional's Board of Directors has the authority to adopt resolutions establishing and designating one or more series of preferred shares, and to issue the preferred shares with such rights, privileges and limitations as the Board may deem appropriate, without approval of the holders of Texas Regional Common Stock. Upon issuance, the preferred shares may have dividend rights, liquidation preference or other rights superior to the holders of shares of Texas Regional Common Stock.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     Upon consummation of the transactions contemplated by the Agreement, the shareholders of TB&T Bancshares will become shareholders of Texas Regional. Both Texas Regional and TB&T Bancshares are Texas business corporations, organized under the Texas Business Corporation Act, and, therefore, holders of capital stock of TB&T Bancshares and holders of Texas Regional Common Stock have similar rights in many respects. Each shareholder is entitled to one vote for each share held by that shareholder; each shareholder is entitled to such dividends as the Board of Directors may declare from legally available funds; and each shareholder is, upon liquidation, entitled to receive pro rata any assets distributed to common shareholders.

     Unlike shareholders of TB&T Bancshares, who have preemptive rights, holders of Texas Regional Common Stock have no preemptive rights to subscribe for the purchase of any shares of Texas Regional Common Stock which may be issued by Texas Regional from time to time. Because the number of authorized shares of Texas Regional Common Stock exceeds the number of issued and outstanding shares, the Board of Directors of Texas Regional could authorize the sale of up to 5,596,285 shares of Common Stock (less the shares to be issued to TB&T Bancshares shareholders in the TB&T Bancshares Merger, and shares to be issued to shareholders and option holders of Brownsville Bancshares, Inc., in connection with the Brownsville Bancshares, Inc., transaction) without further authorization or approval from the Texas Regional shareholders. Presently, there are no preferred shares issued and outstanding, but 10,000,000 preferred shares are authorized for issuance. The preferred shares may be issued in one or more series, without further authorization or approval from the Texas Regional shareholders. Upon liquidation of Texas Regional, the holders of Common Stock would share in proceeds of liquidation only after the liquidation preference is paid in respect of any outstanding preferred shares. See "Description of Texas Regional Securities."

     Like TB&T Bancshares, Texas Regional is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and, therefore, its activities are limited to banking, activities closely related to banking and other activities permitted by that Act. Texas Regional in 1996 established a subsidiary, TSB Securities, Inc., to engage in the securities brokerage business. In addition, Texas Regional provides data processing services for other financial institutions and may in the future provide other services in addition to the present commercial banking business of its subsidiary, Texas State Bank.

                     RESALES OF TEXAS REGIONAL COMMON STOCK

     For those TB&T Bancshares shareholders who are not "affiliates" of TB&T Bancshares, the Texas Regional Common Stock received in the Merger may be freely traded. However, although the shares of Texas Regional Common Stock to be issued in the proposed merger will have been registered under the Securities Act of 1933, as amended, any public reoffering or sale of such shares by any person who is an "affiliate" of TB&T Bancshares at the time such merger is submitted to a vote of the shareholders of TB&T Bancshares will require either (i) the further registration under the Securities Act of the shares of

Texas Regional Common Stock to be sold; (ii) compliance with applicable provisions of Rules 144 and 145 promulgated under the Securities Act of 1933 (permitting sales under certain circumstances); or (iii) the availability of an exemption from such registration. The foregoing restrictions will apply to all "affiliates" of TB&T Bancshares and Texas Regional and stop transfer instructions will be given to Texas Regional's transfer agent with respect to the shares of Texas Regional Common Stock received by them. An "affiliate" is defined for these purposes to include a "controlling person," which in this case would mean, generally, a principal shareholder or an executive officer or director of TB&T Bancshares and may include certain related parties.

     Generally, Rules 144 and 145 would permit an affiliate to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of Texas Regional Common Stock or the average weekly trading volume of such stock reported through the NASDAQ National Market System during the four calendar weeks preceding such sale, provided that Texas Regional has filed required periodic reports with the Securities and Exchange Commission and such sales are made in normal "brokers' transactions" or in transactions directly with a "market maker" without the solicitation of buy orders by the brokers or such affiliates. Texas Regional Common Stock is not listed on an exchange but is traded in the NASDAQ National Market System over-the-counter market. If a present affiliate of TB&T Bancshares ceases to be an affiliate for a period of at least three months, Rule 145 will permit that person to sell his or her Texas Regional securities, without limitation as to amount of securities to be sold, after he or she has been the beneficial owner of the Texas Regional securities for at least two years as determined in accordance with paragraph (d) of Rule 144.

     In addition, the executive officers, directors and certain shareholders of TB&T Bancshares have agreed not to sell, pledge, transfer or otherwise dispose of their shares of Texas Regional Common Stock until the publication of financial results covering at least 30 days of post-Merger combined operations of Texas Regional and TB&T Bancshares, except with the consent of Texas Regional, to permit Texas Regional to comply with certain requirements imposed by the Securities and Exchange Commission and the Financial Accounting Standards Board for Texas Regional's accounting for the Merger as a pooling-of-interests. See "Information About the Transaction -- Joinder by Certain Shareholders."

                        INFORMATION ABOUT TEXAS REGIONAL

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

     Texas Regional has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and is a reporting company for purposes of the 1934 Act, and has been for a period of at least thirty-six months. For this reason, and because Texas Regional meets other requirements provided by applicable rules and regulations governing registration of the transaction, as promulgated by the Securities and Exchange Commission, Texas Regional has elected to incorporate by reference certain information with respect to the Corporation.

INTERESTS OF CERTAIN NAMED PERSONS.

     No director or executive officer of Texas Regional has any material direct or indirect financial interest in TB&T Bancshares, or the Merger, other than as a director, executive officer or shareholder of Texas Regional. However, McGinnis, Lochridge & Kilgore, L.L.P., has rendered an opinion concerning the validity of the securities being offered pursuant to this Prospectus/Proxy Statement and certain other matters. Joe M. Kilgore, a partner in the firm, is a Director of Texas Regional and is the beneficial owner, as of September 30, 1997, of approximately 277,510 shares of Texas Regional Common Stock.

OPTION PLANS.

     At a meeting of the Texas Regional Board of Directors held on December 9, 1997, the Board adopted a new incentive stock option plan and a new nonstatutory stock option plan for the benefit of employees of the company. The total number of shares to be issued under the Texas Regional Bancshares, Inc., 1997 Incentive Stock Option Plan is 100,000 shares of Texas Regional Common Stock, and the total number of shares to be issued under the Texas Regional Bancshares, Inc., 1997 Nonstatutory Stock Option Plan is 125,000 shares of Texas Regional Common Stock. Both plans were adopted subject to receipt of shareholder approval. No options have been granted pursuant to either the 1997 Incentive Stock Option Plan or the 1997 Nonstatutory Stock Option Plan.

PENDING TRANSACTIONS.

     On October 20, 1997, Texas Regional entered into an Agreement and Plan of Reorganization for the acquisition by merger of Brownsville Bancshares, Inc. ("Brownsville Bancshares"). As of September 30, 1997, Brownsville Bancshares had total assets of $97.4 million, total loans (net of allowance for loan losses) of $41.6 million, and total deposits of $84.4 million. Brownsville Bancshares is expected to be merged with and into TRD as soon as applicable conditions, including receipt of regulatory approval, are satisfied. Texas Regional currently expects the Brownsville Bancshares transaction to be closed contemporaneously with the closing of the TB&T Bancshares transaction, although neither transaction is contingent upon the closing of the other. The shareholders of Brownsville Bancshares will receive an aggregate of approximately 947,164 shares of Texas Regional Common Stock in exchange for their Brownsville Bancshares shares in connection with the merger transaction, and holders of options to acquire Brownsville Bancshares shares will receive an aggregate of approximately 37,836 shares of Texas Regional Common Stock in exchange for, and in consideration of the termination of, their Brownsville Bancshares options. Brownsville Bancshares' wholly owned subsidiary, BNB Bancshares, Inc., will also be merged with and into TRD, and BNB Bancshares, Inc.'s subsidiary, Brownsville National Bank, will be merged with and into Texas State Bank. Brownsville National Bank operates from two banking locations, one each on East Elizabeth Street and Boca Chica Boulevard in Brownsville, Texas.

     In November 1997, Texas Regional entered into an agreement in principle for the acquisition by merger of Raymondville Bancorp, Inc. ("Raymondville Bancorp"). As of September 30, 1997, Raymondville Bancorp had total assets of $60.4 million, total loans (net of allowance for loan losses) of $25.4 million, and total deposits of $53.5 million. If the parties successfully negotiate a mutually acceptable definitive agreement, Raymondville Bancorp will be merged with a newly formed subsidiary of TRD as soon as applicable conditions, including receipt of regulatory approval, are satisfied. As part of the agreement in principle with Raymondville, the sole shareholder of Raymondville has agreed to bear a portion of losses related to stolen or forged money orders deposited into certain accounts held by Raymondville's wholly owned subsidiary, Bank of Texas; however, there can be no assurance that the losses incurred on those accounts and related return items will not exceed the limited amount of the shareholder's reimbursement obligation and collateral provided by the account holder. Texas Regional currently expects the Raymondville Bancorp transaction to be closed contemporaneously with or as soon as practicable following the closing of the TB&T Bancshares transaction, although neither transaction is contingent upon the closing of the other. Under the agreement in principle, which is not binding on either Texas Regional or Raymondville, upon closing, the sole shareholder of Raymondville Bancorp would receive an aggregate of $9,600,000 cash in exchange for his Raymondville Bancorp shares, an affiliate of Raymondville Bancorp would receive $100,000 in consideration of a covenant not to compete, and Raymondville Bancorp's wholly owned subsidiary, Bank of Texas of Raymondville, would be merged with and into Texas State Bank. Bank of Texas operates from two banking locations, one each in Raymondville, Texas, and at 2000 F.M. 802 in Brownsville, Texas.

     If the Merger with TB&T Bancshares, the merger with Brownsville Bancshares and the merger with Raymondville Bancorp are all consummated, as planned, Texas State Bank will have a total of twenty-one full service banking locations in the Rio Grande Valley of Texas.

                       INFORMATION ABOUT TB&T BANCSHARES

DESCRIPTION AND DEVELOPMENT OF BUSINESS.

     Texas Bank & Trust was chartered as a Texas state bank, under the laws of State of Texas, in 1979, and opened for business in 1979. TB&T Bancshares was chartered in 1981, became a bank holding company upon its acquisition of Texas Bank & Trust in 1981. Substantially all of the assets and earnings of TB&T Bancshares is derived from the ownership and operation of Texas Bank & Trust.

     Since it opened for business, TB&T Bancshares has provided retail and commercial banking services for customers in Brownsville, Texas and adjacent areas of the Rio Grande Valley. At September 30, 1997, TB&T Bancshares employed approximately 31 persons. Texas Bank & Trust's banking house is located at 3201 Central Boulevard, Brownsville, Texas, and the bank has no branch locations. TB&T Bancshares' telephone number is (956) 546-1771.

     Texas Bank & Trust provides its customers with a variety of banking services. For businesses, Texas Bank & Trust offers checking facilities, certificates of deposit, short term loans for working capital purposes, mortgage loans, term loans for fixed assets and expansion needs and other commercial loans to fit the needs of its business customers. Where the borrowing needs of customers exceed the limits of Texas Bank & Trust for any one customer it may participate with other banks in making such loans. The services provided for individuals by Texas Bank & Trust include checking accounts, savings accounts, certificates of deposit and mortgage and consumer loan programs, including installment loans for home repairs and for the purchases of consumer goods, including automobiles, trucks and boats. Texas Bank & Trust also provides travelers checks and money orders. Texas Bank & Trust does not provide trust services and does not operate a trust department.

     TB&T Bancshares has had transactions with its officers and directors and affiliates of its officers and directors. Substantially all transactions have in the recent past been in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with others.

     All employee benefit plans of TB&T Bancshares are expected to be terminated as of the effective time of the Merger. Employees of TB&T Bancshares who become employees of Texas Regional will be entitled to participate in employee benefit plans offered generally by Texas Regional to its employees, and, if they meet eligibility requirements of the Texas Regional KSOP, will become participants in the KSOP.

     As of September 30, 1997, the ratio of stockholders' equity to total assets of TB&T Bancshares was 9.1%. This was in excess of the minimum ratio of equity to total assets required by applicable regulatory authorities. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operation of TB&T Bancshares" and the TB&T Bancshares financial statements included as Annex D to this Prospectus/Proxy Statement.

     Texas Bank & Trust owns an aggregate of 1,740 shares of Texas Regional Common Stock, which Texas Bank & Trust acquired in satisfaction of a loan held by Texas Bank & Trust. The loan had been made by Texas Bank & Trust in the ordinary course of its banking business.

MARKET PRICES OF AND DIVIDENDS PAID ON TB&T BANCSHARES CAPITAL STOCK.

     There is no public market for TB&T Bancshares' capital stock. The following information is derived from the stock transfer records of TB&T Bancshares, and from management's discussions with purchasers or sellers or others familiar with the transactions. The chart reflects all arms-length, third party purchase and sale transactions known to TB&T Bancshares management which have occurred during the period of January 1, 1995 through September 30, 1997. The number of shares and range of prices have been adjusted for stock splits and stock dividends since the date of the relevant transaction.

                                                       RANGE OF
             APPLICABLE                 NUMBER OF       PRICES
             TIME PERIOD                 SHARES        PER SHARE
-------------------------------------   ---------      ---------
January 1 - March 31, 1995...........      --            $ --
  April 1 - June 30, 1995............      --             --
   July 1 - September 30, 1995.......        970         1.75
October 1 - December 31, 1995........      --             --
January 1 - March 31, 1996...........      --             --
  April 1 - June 30, 1996............      --             --
   July 1 - September 30, 1996.......    164,000       1.52-1.90*
October 1 - December 31, 1996........        100         10.00
January 1 - March 31, 1997...........      1,000         2.00
  April 1 - June 30, 1997............      --             --
   July 1 - September 30, 1997.......      --             --

------------

* A total of 137,685 shares were traded at $1.52 per share and 26,315 shares were traded at $1.90 per share. The shares which traded at $1.52 per share were purchased by TB&T Bancshares.

     Management of TB&T Bancshares knows of no other arms-length negotiated sale transactions. Among the latest transactions involving TB&T Bancshares capital stock, known to management of TB&T Bancshares, was the sale of 1,000 shares of TB&T Bancshares capital stock which occurred in March, 1997, at a price of $2.00 per share. This transaction was the most recent one known to management of TB&T Bancshares.

     TB&T Bancshares last declared a cash dividend in January, 1997, of $0.12 per share. The following chart indicates the cash dividends declared since January 1, 1995.

             APPLICABLE                 AGGREGATE      DIVIDENDS
             TIME PERIOD                DIVIDENDS      PER SHARE
-------------------------------------   ---------      ---------
January 1 - March 31, 1995...........   $  --            $--
  April 1 - June 30, 1995............      --            --
   July 1 - September 30, 1995.......      --            --
October 1 - December 31, 1995........    183,000        0.11
January 1 - March 31, 1996...........      --            --
  April 1 - June 30, 1996............      --            --
   July 1 - September 30, 1996.......      --            --
October 1 - December 31, 1996........      --            --
January 1 - March 31, 1997...........    203,000        0.12
  April 1 - June 30, 1997............      --            --
   July 1 - September 30, 1997.......      --            --
October 1 - December 9, 1997.........      --            --

TB&T BANCSHARES STOCK OWNERSHIP.

     At September 30, 1997, the amount and percentage of present holdings of TB&T Bancshares capital stock owned beneficially by persons known to management of TB&T Bancshares to be the beneficial owners of more than 5% of the TB&T Bancshares capital stock, and TB&T Bancshares capital stock owned beneficially by each director, each officer, and all directors and officers as a group, were as follows:

                                                                         PERCENTAGE           TEXAS
                                                                          OF TOTAL          REGIONAL
                                          OFFICE AT     AMOUNT AND       OUTSTANDING         SHARES
                                         BROWNSVILLE    NATURE OF        BROWNSVILLE          TO BE
                                         BANCSHARES     OWNERSHIP     BANCSHARES SHARES    RECEIVED(4)
                                        -------------   ----------    -----------------    -----------
Frank D. Yturria.....................     Director        931,513           54.93%           169,230
                                        and Chairman
                                        of the Board
Dwayne Tyner, Trustee................     Director        337,987           19.93             61,403
Julius Collins.......................     Director         75,325 (1)        4.44             13,684
Bob A. Austin........................     Director         28,743            1.69              5,221
James A. John........................     Director         15,636 (2)        0.92              2,840
Jim Brown............................   Director and        1,017 (3)        0.06                184
                                          Secretary
All officers and directors as a group                                            %
  (6 persons)........................                   1,390,221           81.98            252,562

------------

(1) Includes shares of TB&T Bancshares stock held by Mr. Collins' spouse,
              .

(2) Includes shares of TB&T Bancshares stock held by Estate of Mrs. James P. John, Mr. John's mother.

(3) Shares of TB&T Bancshares indicated are held by Mr. Brown's spouse,
              .

(4) Represents the approximate number of shares of Texas Regional Common Stock to be issued in connection with the closing of the merger transaction described in this Prospectus / Proxy Statement, and includes both shares to be distributed and shares to be deposited into escrow pursuant to the Holdback Escrow Agreement.

     Officers, directors and shareholders owning in excess of 5% of the capital stock of TB&T Bancshares, who hold in the aggregate 81.9% of the oustanding TB&T Bancshares shares, have joined into the execution of the Agreement to evidence their consent to the transaction and their agreement to vote their shares of TB&T Bancshares in favor of the Merger at the special meeting of the shareholders.

     As of September 30, 1997 there were approximately 82 holders of record of TB&T Bancshares capital stock. Those holders of TB&T Bancshares capital stock who do not exercise dissenters' rights of appraisal will become Texas Regional shareholders upon consummation of the transaction described in this Prospectus/Proxy Statement, and will no longer be shareholders of TB&T Bancshares. See "Information About the Transaction -- Dissenters' Rights."

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS OF TB&T BANCSHARES, INC.

     The following discussion and analysis presents some of the more pertinent factors affecting TB&T Bancshares at December 31, 1996 and 1995, and September 30, 1997, and the results of operations of TB&T Bancshares for the three years ended December 31, 1996, and the nine months ended September 30, 1997 and 1996. This discussion should be read in conjunction with the financial statements, notes thereto and other financial information appearing elsewhere in this Prospectus/Proxy Statement.

                             RESULTS OF OPERATIONS

GENERAL.

     The earnings of TB&T Bancshares depend primarily on TB&T Bancshares' net interest income (i.e., the difference between the income earned on TB&T Bancshares' loans and investments and the interest paid on its deposits and other borrowed funds). Among the factors affecting net interest income are the type and volume of its deposits and other borrowed funds, and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

     TB&T Bancshares' income is also affected by fees it receives from other banking services, by its provision for loan losses and by the level of its operating expenses. All aspects of TB&T Bancshares' operations are affected by general market, economic, and competitive conditions.

     TB&T Bancshares reported net income of $422 thousand for the nine month period ended September 30, 1997, a decrease of $12 thousand from net income of $434 thousand for the nine month period ended September 30, 1996. Pretax income was $621 thousand for the nine months ended September 30, 1997, a decrease of $35 thousand from the $656 thousand earned during the nine months ended September 30, 1996. TB&T Bancshares had net income of $581 thousand for the year ended December 31, 1996, $532 thousand for the year ended December 31, 1995, and $354 thousand for the year ended December 31, 1994.

     Changes occurring in the major components of TB&T Bancshares' income statements for such periods are discussed below.

NET INTEREST INCOME.

     Net interest income is the primary source of income for TB&T Bancshares and represents the amount by which interest generated by earning assets exceeds the cost of funds, primarily interest paid to TB&T Bancshares' depositors on interest-earning accounts. Taxable-equivalent net interest income was $1.6 million for the nine months ended September 30, 1997, a 13.63% increase from taxable-equivalent net interest income of $1.4 million for the nine months ended September 30, 1996. Average rates earned on interest-earning assets increased to 8.54% as of September 30, 1997 from 8.06% as of September 30, 1996. Average loans of $21.6 million for the nine months ended September 30, 1997 increased 10.34% over average loans of $19.6 million for the same period in 1996. Average interest-bearing deposits for the nine months ended September 30, 1997 were $30.2 million, a small increase over average interest-bearing deposits of $30.1 million for the same period in 1996.

     Taxable-equivalent net interest income for the year ended December 31, 1996 was $1.9 million, an increase of 2.37% over taxable-equivalent net interest income of $1.8 million for the same period in 1995. Average loans of $19.9 million for the year ended December 31, 1996 increased 9.52% over average loans of $18.1 million for the same period in 1995. Average interest-bearing deposits for the year ended December 31, 1996 were $30.0 million, an increase of 1.19% over average interest-bearing deposits of $29.6 million for the same period in 1995.

     Taxable-equivalent net interest income was $1.8 million for the year ended December 31, 1995, a 7.14% increase over taxable-equivalent net interest income of $1.7 million for 1994. Average loans of $18.1 million for the year ended December 31, 1995 increased 13.88% over average loans of $15.9 million for the same period in 1994. Average interest-bearing deposits for the year ended December 31, 1995 were $29.6 million, a decrease of 7.87% from average interest-bearing deposits of $32.2 million for the same period in 1994.

     The net yield on interest-earning assets increased 51 basis points for the nine months ended September 30, 1997 compared to September 30, 1996. The net yield increased primarily due to a recovery of interest on a previously charged-off real estate loan and a slight increase in interest-earning assets.

     The net yield on interest-earning assets decreased by 7 basis points for the year ended December 31, 1996 compared to the year ended December 31, 1995. During this period yields on interest-earning assets declined by 4 basis points while rates on interest-bearing liabilities increased by 17 basis points.

     The following table sets forth for the periods indicated an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities. The rates earned and paid on each major type of asset and liability account are set forth beside the average level in the account for the period.

                          NINE MONTH FINANCIAL SUMMARY

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                           ---------------------------------------------------------------------
                                                         1997                                 1996
                                           --------------------------------     --------------------------------
                                           AVERAGE                  YIELD/      AVERAGE                  YIELD/
      Taxable-Equivalent Basis(1)          BALANCE     INTEREST      RATE       BALANCE     INTEREST      RATE
                                           --------    ---------    -------     --------    ---------    -------
                                                                  (DOLLARS IN THOUSANDS)
Assets
Interest-Earning Assets
Loans
    Commercial..........................   $  8,369     $   630      10.06%     $  6,664     $   513      10.28%
    Real Estate.........................     10,956         870      10.62        10,682         791       9.89
    Consumer............................      2,310         259      14.99         2,261         245      14.47
                                           --------    ---------                --------    ---------
         Total Loans....................     21,635       1,759      10.87        19,607       1,549      10.55
                                           --------    ---------                --------    ---------
Investment Securities
    Taxable.............................     17,387         754       5.80        18,388         762       5.54
    Tax-Exempt..........................        486          27       7.43           285          16       7.50
                                           --------    ---------                --------    ---------
         Total Investment Securities....     17,873         781       5.84        18,673         778       5.57
                                           --------    ---------                --------    ---------
Federal Funds Sold......................        664          27       5.44           883          35       5.29
                                           --------    ---------                --------    ---------
         Total Interest-Earnings
           Assets.......................     40,172       2,567       8.54        39,163       2,362       8.06
                                           --------    ---------                --------    ---------
Cash and Due from Banks.................      1,665                                1,667
Premises and Equipment, Net.............      1,372                                1,483
Other Assets............................        527                                  502
Allowance for Loan Losses...............       (487)                                (500)
                                           --------                             --------
         Total Assets...................   $ 43,249                             $ 42,315
                                           ========                             ========
Liabilities and Shareholders' Equity
Interest-Bearing Liabilities
    Savings.............................   $  3,876          87       3.00      $  3,985          89       2.98
    Money Market & NOW Accounts.........      7,555         198       3.50         8,000         200       3.34
    Time................................     17,421         667       5.12        16,872         650       5.15
    Other Time-IRA's....................      1,397          56       5.36         1,254          49       5.22
                                           --------    ---------                --------    ---------
         Total Interest-Bearing
           Deposits.....................     30,249       1,008       4.46        30,111         988       4.38
                                           --------    ---------                --------    ---------
Federal Funds Purchased.................         10       --          --           --          --          --
Notes Payable & Subordinated
  Debentures............................      --          --          --           --              2       --
                                           --------    ---------                --------    ---------
         Total Interest-Bearing
           Liabilities..................     30,259       1,008       4.45        30,111         990       4.39
                                           --------    ---------                --------    ---------
Demand Deposits.........................      8,791                                8,360
Other Liabilities.......................        413                                  323
                                           --------                             --------
         Total Liabilities..............     39,463                               38,794
                                           --------                             --------
Shareholders' Equity....................      3,786                                3,521
                                           --------                             --------
         Total Liabilities and
           Shareholders' Equity.........   $ 43,249                             $ 42,315
                                           ========                             ========
Net Interest Income.....................                $ 1,559                              $ 1,372
                                                       =========                            =========
Net Yield on Interest-Earning Assets....                              5.19%                                4.68%
                                                                    =======                              =======

------------

(1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

                          THREE YEAR FINANCIAL SUMMARY

                                                                           YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------------------------------------
                                                       1996                               1995                          1994
                                          ------------------------------     ------------------------------     --------------------
                                          AVERAGE                YIELD/      AVERAGE                YIELD/      AVERAGE
Taxable-Equivalent Basis(1)               BALANCE    INTEREST     RATE       BALANCE    INTEREST     RATE       BALANCE    INTEREST
                                          --------   ---------   -------     --------   ---------   -------     --------   ---------
                                                                            (DOLLARS IN THOUSANDS)
Assets
Interest-Earning Assets
Loans
    Commercial..........................   $6,836     $   698     10.21%     $ 5,959     $    591     9.92%     $ 4,912     $   461
    Real Estate.........................   10,768       1,063      9.87        9,805        1,023    10.43        8,909         858
    Consumer............................    2,258         329     14.57        2,372          342    14.42        2,104         306
                                          --------   ---------               --------   ---------               --------   ---------
         Total Loans....................   19,862       2,090     10.52       18,136        1,956    10.79       15,925       1,625
                                          --------   ---------               --------   ---------               --------   ---------
Investment Securities
    Taxable.............................   18,142       1,007      5.55       18,769        1,060     5.65       22,644       1,168
    Tax-Exempt..........................      313          23      7.35           45            3     6.67        --          --
                                          --------   ---------               --------   ---------               --------   ---------
         Total Investment Securities....   18,455       1,030      5.58       18,814        1,063     5.65       22,644       1,168
                                          --------   ---------               --------   ---------               --------   ---------
Federal Funds Sold......................      911          49      5.38          812           46     5.67          526          21
                                          --------   ---------               --------   ---------               --------   ---------
         Total Interest-Earnings
           Assets.......................   39,228       3,169      8.08       37,762        3,065     8.12       39,095       2,814
                                          --------   ---------               --------   ---------               --------   ---------
Cash and Due from Banks.................    1,638                              1,606                              1,738
Premises and Equipment, Net.............    1,470                              1,388                              1,324
Other Assets............................      503                                506                                607
Allowance for Loan Losses...............     (497)                              (503 )                             (501 )
                                          --------                           --------                           --------
         Total Assets...................   $42,342                           $40,759                            $42,263
                                          ========                           ========                           ========
Liabilities and Shareholders' Equity
Interest-Bearing Liabilities
    Savings.............................   $3,956         119      3.01      $ 4,447          125     2.81      $ 5,053         143
    Money Market & NOW Accounts.........    7,923         265      3.34        8,497          266     3.13       10,053         284
    Time................................   16,862         860      5.10       15,448          812     5.26       15,457         656
    Other Time-IRA's....................    1,247          65      5.21        1,187           18     1.52        1,507       --
    Public Funds........................    --          --         --             57       --         --             98       --
                                          --------   ---------               --------   ---------               --------   ---------
         Total Interest-Bearing
           Deposits.....................   29,988       1,309      4.37       29,636        1,221     4.12       32,168       1,083
                                          --------   ---------               --------   ---------               --------   ---------
Federal Funds Purchased.................    --          --         --             51            3     5.88           47           2
                                          --------   ---------               --------   ---------               --------   ---------
Notes Payable & Subordinated
  Debentures............................    --              2      --             58           26       NM        1,027          35
                                          --------   ---------               --------   ---------               --------   ---------
         Total Interest-Bearing
           Liabilities..................   29,988       1,311      4.37       29,745        1,250     4.20       33.242       1,120
                                          --------   ---------               --------   ---------               --------   ---------
Demand Deposits.........................    8,431                              7,511                              6,837
Other Liabilities.......................      358                                351                                 98
                                          --------                           --------                           --------
         Total Liabilities..............   38,777                             37,607                             40,177
                                          --------                           --------                           --------
Shareholders' Equity....................    3,565                              3,152                              2,086
                                          --------                           --------                           --------
         Total Liabilities and
           Shareholders' Equity.........   $42,342                           $40,759                            $42,263
                                          ========                           ========                           ========
Net interest income.....................              $ 1,858                            $  1,815                           $ 1,694
                                                     =========                          =========                          =========
Net Yield on Interest-Earning Assets....                           4.74%                              4.81%
                                                                 =======                            =======

                                          YIELD/
Taxable-Equivalent Basis(1)                RATE
                                          -------

Assets
Interest-Earning Assets
Loans
    Commercial..........................    9.39%
    Real Estate.........................    9.63
    Consumer............................   14.54

         Total Loans....................   10.20

Investment Securities
    Taxable.............................    5.16
    Tax-Exempt..........................    --

         Total Investment Securities....    5.16

Federal Funds Sold......................    3.99

         Total Interest-Earnings
           Assets.......................    7.20

Cash and Due from Banks.................
Premises and Equipment, Net.............
Other Assets............................
Allowance for Loan Losses...............

         Total Assets...................

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities
    Savings.............................    2.83
    Money Market & NOW Accounts.........    2.83
    Time................................    4.24
    Other Time-IRA's....................    --
    Public Funds........................    --

         Total Interest-Bearing
           Deposits.....................    3.37

Federal Funds Purchased.................    4.26

Notes Payable & Subordinated
  Debentures............................    3.41

         Total Interest-Bearing
           Liabilities..................    3.37

Demand Deposits.........................
Other Liabilities.......................

         Total Liabilities..............

Shareholders' Equity....................

         Total Liabilities and
           Shareholders' Equity.........

Net interest income.....................

Net Yield on Interest-Earning Assets....    4.33%
                                          =======

------------

 (1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

NM -- Not meaningful

     The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and rate.

                                                       DUE TO CHANGE IN
Taxable-Equivalent Basis(1)                       ---------------------------
Nine Months Ended September 30,          NET                           RATE/
1997 Compared to 1996                   CHANGE    VOLUME     RATE      VOLUME
                                        ------    ------    ------     ------
                                               (DOLLARS IN THOUSANDS)
Interest Income
     Loans, including Fees...........   $ 210     $ 160     $   47     $   3
     Investment Securities
          Taxable....................      (8 )     (41 )       36        (3 )
          Tax-Exempt.................      11        11       --        --
     Federal Funds Sold..............      (8 )      (9 )        1      --
                                        ------    ------    ------     ------
               Total Interest
                  Income.............     205       121         84      --
                                        ------    ------    ------     ------
Interest Expense
     Deposits........................      20         5         18        (3 )
     Notes Payable & Subordinated
       Debentures....................      (2 )    --         --          (2 )
                                        ------    ------    ------     ------
               Total Interest
                  Expense............      18         5         18        (5 )
                                        ------    ------    ------     ------
Net Interest Income Before Allocation
  of Rate/Volume.....................     187       116         66         5
Allocation of Rate/Volume............    --           2          3        (5 )
                                        ------    ------    ------     ------
Changes in Net Interest Income.......   $ 187     $ 118     $   69     $--
                                        ======    ======    ======     ======

                                                       DUE TO CHANGE IN
Taxable-Equivalent Basis(1)                       ---------------------------
Year Ended December 31,                  NET                           RATE/
1996 Compared to 1995                   CHANGE    VOLUME     RATE      VOLUME
                                        ------    ------    ------     ------
                                               (DOLLARS IN THOUSANDS)
Interest Income
     Loans, including Fees...........   $ 134     $ 186     $  (49)    $  (3 )
     Investment Securities
     Taxable.........................     (53 )     (35 )      (19)        1
     Tax-Exempt......................      20        18          0         2
     Federal Funds Sold..............       3         6         (2)       (1 )
                                        ------    ------    ------     ------
               Total Interest
                  Income.............     104       175        (70)       (1 )
                                        ------    ------    ------     ------
Interest Expense
     Deposits........................      88        15         74        (1 )
     Federal Funds Purchased.........      (3 )      (3 )     --        --
     Notes Payable & Subordinated
       Debentures....................     (24 )     (24 )     --        --
                                        ------    ------    ------     ------
               Total Interest
                  Expense............      61       (12 )       74        (1 )
                                        ------    ------    ------     ------
Net Interest Income Before Allocation
  of Rate/Volume.....................      43       187       (144)     --
Allocation of Rate/Volume............    --        --         --        --
                                        ------    ------    ------     ------
Changes in Net Interest Income.......   $  43     $ 187     $ (144)    $--
                                        ======    ======    ======     ======

------------

(1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

                                                       DUE TO CHANGE IN
Taxable-Equivalent Basis(1)                       ---------------------------
Year Ended December 31,                  NET                           RATE/
1995 Compared to 1994                   CHANGE    VOLUME     RATE      VOLUME
                                        ------    ------    ------     ------
                                               (DOLLARS IN THOUSANDS)
Interest Income
     Loans, Including Fees...........   $ 331     $ 226     $   94     $  11
     Investment Securities
          Taxable....................    (108 )    (200 )      111       (19 )
          Tax Exempt.................       3         3       --        --
     Federal Funds Sold..............      25        11          9         5
                                        ------    ------    ------     ------
               Total Interest
                  Income.............     251        40        214        (3 )
                                        ------    ------    ------     ------
Interest Expense
     Deposits........................     138       (85 )      241       (18 )
     Federal Funds Purchased.........       1      --            1      --
     Notes Payable & Subordinated
       Debentures....................      (9 )      (9 )     --        --
                                        ------    ------    ------     ------
               Total Interest
                  Expense............     130       (94 )      242       (18 )
                                        ------    ------    ------     ------
Net Interest Income Before Allocation
  of Rate/Volume.....................     121       134        (28)       15
Allocation of Rate/Volume............    --           4         11       (15 )
                                        ------    ------    ------     ------
Changes in Net Interest Income.......   $ 121     $ 138     $  (17)    $--
                                        ======    ======    ======     ======

------------

(1) For analytical purposes, income from tax-exempt assets, primarily securities issued by state and local governments or authorities, is adjusted by an increment which equates tax-exempt income to interest from taxable assets (assuming a 34% effective federal income tax rate).

     Changes in interest income and interest expense can result from variances in both volume and rate. TB&T Bancshares has an asset and liability management strategy designed to provide a proper balance between rate sensitive assets and rate sensitive liabilities to attempt to maximize interest margins, and to provide adequate liquidity for anticipated needs.

PROVISION FOR LOAN LOSSES.

     TB&T Bancshares' allowance for loan losses is established through charges to operating income in the form of the provision for loan losses. Actual loan losses or recoveries of loan losses are charged or credited directly to the allowance for loan losses.

     TB&T Bancshares recorded no provision for loan losses for the nine months ended September 30, 1997 nor for the nine months ended September 30, 1996. The allowance for loan losses expressed as a percentage of outstanding loans was 2.16% and 2.41% at September 30, 1997 and September 30, 1996, respectively. TB&T Bancshares recorded no provision for loan losses for the years ended December 31, 1996, 1995, and 1994. TB&T Bancshares' allowance for loan losses as a percentage of outstanding loans was 2.40% at December 31, 1996, 2.75% at December 31, 1995, and 3.01% at December 31, 1994.

NONINTEREST INCOME.

     Noninterest income, which includes all service charges and fees, decreased 27.0% to $233 thousand for the nine months ended September 30, 1997 from $319 thousand for the nine months ended September 30, 1996. The change was primarily due to the decrease in service charges on deposit accounts and other operating income. Noninterest income increased to $390 thousand for the year ended December 31, 1996, a 21.88% increase from $320 thousand for the year ended December 31, 1995. The increase was mainly due to increased regular service charges and other operating income. The increase in other operating income during 1996 resulted from a gain recorded as the result of the sale of land originally purchased for expansion.

     Noninterest income decreased 6.71% to $320 thousand for the year ended December 31, 1995 from $343 thousand for the year ended December 31, 1994. The decrease was due to decreased other service charges and other operating income.

NONINTEREST EXPENSE.

     Noninterest expense included expenses which TB&T Bancshares incurs in the course of operations such as employee compensation and benefits, occupancy expense, data processing charges, communication expense, professional fees, advertising, supplies, and depreciation and amortization of furniture and equipment. These expenses increased $132 thousand or 12.83% for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996. The primary reason for the increase in other noninterest expense for the nine months ended September 30, 1997 compared to the same period of 1996 was the payment of various claims in connection with an alleged misappropriation of funds by an employee. Management believes any further losses will be reimbursed by TB&T Bancshares' insurance carrier.

     Noninterest expenses were $1.4 million in 1996, 1995, and 1994. During 1995, TB&T Bancshares installed an in-house computer to process transactions which were previously processed by an independent data processing company. As a result, salaries and employee benefits and equipment expense have experienced an increase while other noninterest expenses have decreased.

FEDERAL INCOME TAXES.

     TB&T Bancshares' provision for income taxes was $199 thousand and $222 thousand for the nine month periods ended September 30, 1997 and 1996, respectively.

     TB&T Bancshares' provision for income taxes was $289 thousand for year end 1996, $219 thousand for year end 1995 and $241 thousand for year end 1994.

              CAPITAL RESOURCES, LIQUIDITY AND FINANCIAL CONDITION

CAPITAL RESOURCES.

     The Federal Reserve, the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking have adopted risk-based and leverage capital measures to assist in the assessment of the capital adequacy of the holding companies and banks they regulate. The Federal Reserve regulations apply to TB&T Bancshares and the FDIC regulations apply to Texas Bank & Trust of Brownsville ("the Bank"). Although there are differences between these regulations, in general the Federal Reserve and the FDIC regulations employ uniform capital ratios and consistent capital frameworks. The principal objectives of the risk-based measures are to: (i) make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions; (ii) factor off-balance-sheet exposures into the assessment of capital adequacy;
(iii) minimize disincentives to holding liquid, low-risk assets; and (iv) achieve greater consistency in the evaluation of the capital adequacy of financial institutions.

     The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance-sheet items to broad risk categories. The financial institution's risk-based capital ratio is calculated by dividing its qualifying capital (the numerator of the ratio) by its risk-weighted assets (the denominator).

     The risk-based capital ratio focuses principally on broad categories of credit risk and, effective as of January 1997, market risk. The risk-based ratio does not, however, incorporate other factors that can affect a bank's financial condition. These factors include overall interest rate exposure, liquidity, funding risks, the effectiveness of loan and investment policies, and management's ability to monitor and control financial and operating risks.

     The financial institution's qualifying total capital consists of two types of capital components: "core capital elements" (comprising Tier 1 capital) and "supplementary capital elements" (comprising Tier 2 capital). Certain assets are deducted from a financial institution's capital for the purpose of calculating the risk-based capital ratio.

     Assets and credit equivalent amounts of off-balance-sheet items are assigned to one of four risk categories, according to certain criteria. The aggregate dollar value of the amount in each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are added together, and this sum is the financial institution's total risk-weighted assets that comprise the denominator of the risk-based capital ratio. Assets deducted from a bank's capital in determining the numerator of the risk-based capital ratio are not included as part of the financial institution's risk-weighted assets.

     Risk weights for off-balance-sheet items are determined by a two-step process. First, the "credit equivalent amount" of off-balance-sheet items is determined, in most cases by multiplying the off-balance-sheet items by a credit conversion factor. Second, in most cases, the credit equivalent amount is assigned to the appropriate risk category according to designated criteria.

     Financial institutions are required to maintain a minimum risk-based capital ratio of total capital (after deductions) to risk-weighted assets of 8%. In general, 50% of this ratio must consist of Tier 1 capital. Certain restrictions and limitations also apply regarding the calculation of Tier 1 capital. Tier 2 capital elements that are not used as part of Tier 1 capital generally will qualify for inclusion in a financial institution's capital base up to a maximum of 100% of the financial institution's Tier 1 capital. At September 30, 1997 TB&T Bancshares' Tier 1 risk-based capital ratio was 12.39% with a total risk-based capital ratio of 13.64% and the Bank's Tier 1 risk-based capital ratio was 12.42% and its total risk-based capital ratio was 13.67%. At year end 1996, TB&T Bancshares' Tier 1 capital ratio was 13.12% and its total risk-based capital ratio was 14.37%, and the Bank's Tier 1 capital ratio was 12.43% and its total risk-based capital ratio was 13.68%. At year end 1995, TB&T Bancshares' Tier 1 capital ratio was 12.44% and its total risk-based capital ratio was 13.69%, and the Bank's Tier 1 capital ratio was 11.88% and its total risk-based capital ratio was 13.13%.

     In addition, the Federal Reserve and the FDIC have promulgated capital leverage guidelines designed to supplement the risk-based capital guidelines. The principal objective of the leverage ratio is to address the extent to which a financial institution could leverage its equity capital base. The Federal Reserve and the FDIC require their regulated institutions to meet a minimum leverage capital requirement of Tier 1 capital to total assets of not less than 3% for an institution that is not anticipating or experiencing significant growth and is highly rated (i.e., a composite examination rating of 1 on a scale of 1 to 5). Institutions that the Federal Reserve and the FDIC determine are anticipating or experiencing significant growth or that are not highly rated must meet a minimum leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

     TB&T Bancshares' leverage ratio was 8.84% at year end 1996 and 8.13% at year end 1995. At September 30, 1997 the leverage ratio was 9.10%. The Bank's leverage ratio was 8.38% at year end 1996 and 7.76% at year end 1995. At September 30, 1997 the Bank's leverage ratio was 9.12%.

LIQUIDITY.

     TB&T Bancshares' asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. TB&T Bancshares accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. Liquidity is monitored and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. TB&T Bancshares believes its present position to be adequate to meet its current and future liquidity needs.

     The liquidity of TB&T Bancshares is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, TB&T Bancshares' management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolio, deposits and anticipated loan fundings. In addition to the liquidity provided by the foregoing, TB&T Bancshares has correspondent relationships with other institutions with available secured lines of credit to purchase overnight funds should additional liquidity be needed. These lines are subject to restrictions such as the financial strength of TB&T Bancshares and the lender's ability to facilitate credit.

     On March 1, 1994, TB&T Bancshares adopted the provisions of FAS 115. At September 30, 1997, TB&T Bancshares' investment portfolio totaled $16.5 million of which $10 thousand are classified as available for sale.

     Average noninterest-bearing demand deposits were $8.8 million for the nine months ended September 30, 1997, an increase of $431 thousand over the average balance for the same period in 1996. Average interest-bearing deposits were $30.2 million for the nine months ended September 30, 1997 compared to $30.1 million for the same period in 1996.

     Average noninterest-bearing demand deposits were $8.4 million, $7.5 million and $6.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. Average interest-bearing deposits for the same years were $30.0 million, $29.6 million and $32.2 million, respectively.

     Net cash generated by operating activities was $424 thousand for the nine months ended September 30, 1997 and $636 thousand for the same period in 1996. Proceeds from sales, principal paydowns, and maturities of investment securities were $4.0 million and $2.7 million for the same periods. TB&T Bancshares utilized these funds to originate loans and purchase investment securities. TB&T Bancshares purchased investment securities of $3.0 million and $4.0 million during the nine months ended September 30, 1997 and 1996, respectively.

     Net cash generated by operating activities was $616 thousand, $1.0 million and $935 thousand for the years 1996, 1995, and 1994, respectively. Proceeds from sales, principal paydowns, and maturities of investment securities were $5.5 million, $8.4 million and $9.6 million for the same periods. TB&T Bancshares utilized these funds to originate loans and purchase investment securities. TB&T Bancshares purchased investment securities of $5.8 million, $4.2 million and $8.8 million in 1996, 1995, and 1994, respectively.

     Loan originations and advances net of repayments amounted to $1.8 million for the nine months ended September 30, 1997 and $1.1 million for the nine months ended September 30, 1996. Loan originations and advances net of repayments amounted to $1.2 million, $2.4 million and $1.9 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Funds utilized for the purchase of bank premises and equipment were $6 thousand and $253 thousand for the nine months ended September 30, 1997 and 1996, respectively. Funds utilized for the purchase of bank premises and equipment were $261 thousand, $319 thousand and $12 thousand during 1996, 1995 and 1994, respectively.

INTEREST RATE SENSITIVITY.

     Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as "gap," by maintaining a similar interest rate sensitivity position of the assets and liabilities within a particular time frame.

     Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with diverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may change simultaneously and by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within the given period, an asset sensitive position or "positive gap" is created. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or

"negative gap" is created (rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

     The following table shows interest sensitivity gaps for these different intervals as of September 30, 1997.

                                                          SEPTEMBER 30, 1997
                                        ------------------------------------------------------
                                          1-3        4-6         7-12       AFTER
INTEREST RATE SENSITIVITY ANALYSIS      MONTHS      MONTHS      MONTHS     ONE YEAR     TOTAL
                                        -------    --------    --------    --------    -------
                                                        (DOLLARS IN THOUSANDS)
Loans................................   $ 9,143    $  1,976    $  2,678    $ 8,253     $22,050
Investment Securities
     Available for Sale..............        10       --          --         --             10
     Held to Maturity................     3,732         598       3,352      8,797      16,479
Federal Funds Sold...................     2,052       --          --         --          2,052
                                        -------    --------    --------    --------    -------
Total Interest-Earning Assets........    14,937       2,574       6,030     17,050      40,591
                                        -------    --------    --------    --------    -------
Interest-Bearing Deposits
     Savings Accounts................     3,919       --          --         --          3,919
     Money Market & NOW..............     7,010       --          --         --          7,010
     Certificates of Deposit.........     4,359       9,113       5,850        427      19,749
                                        -------    --------    --------    --------    -------
Total Interest-Bearing Liabilities...    15,288       9,113       5,850        427      30,678
                                        -------    --------    --------    --------    -------
Rate Sensitivity GAP.................   $  (351)   $ (6,539)   $    180    $16,623     $ 9,913
                                        =======    ========    ========    ========    =======
Cumulative Rate Sensitivity GAP(1)...   $  (351)   $ (6,890)   $ (6,710)   $ 9,913
                                        =======    ========    ========    ========
Ratio of Cumulative Rate Sensitivity
  GAP to Total Assets................     -0.80%     -15.72%     -15.31%
                                        =======    ========    ========
Ratio of Cumulative Rate Sensitive
  Interest-Earning Assets to
  Cumulative Rate Sensitive
  Interest-Bearing Liabilities.......    97.7:1      71.8:1      77.8:1
                                        =======    ========    ========

------------

(1) Rate sensitive interest-earning assets less rate sensitive interest-bearing liabilities.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis. These prepayments may have significant effects on TB&T Bancshares' net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of TB&T Bancshares' exposure to changes in interest rates.

INVESTMENT SECURITIES.

     The following table represents the maturities, amortized cost, estimated market value, and weighted average yields of securities at September 30, 1997:

                                                          AFTER ONE        AFTER FIVE         AFTER
                                          ONE YEAR       YEAR THROUGH    YEARS THROUGH         TEN
                                          OR LESS         FIVE YEARS       TEN YEARS          YEARS        AMORTIZED COST
                                       --------------   --------------   --------------   --------------   ---------------
                                       AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD
                                       ------   -----   ------   -----   ------   -----   ------   -----   -------   -----
                                                                     (DOLLARS IN THOUSANDS)
Securities -- Available for Sale
    U.S. Government Agencies.........  $  10    9.00 %  $--       --  %  $--       --  %  $--       --  %  $    10   9.00%
Securities -- Held to Maturity
    U.S. Treasury....................  3,298    5.58    2,198    5.63     --       --      --       --       5,496   5.60
    U.S. Government Agencies.........  3,621    5.74    6,058    6.04      282    6.12      393    6.13     10,354   5.94
    Mortgage-Backed..................   --       --        89    5.34     --       --      --       --          89   5.34
    State and Political
      Subdivisions...................   --       --       160    4.53      380    5.18     --       --         540   4.99
                                       ------           ------           ------           ------           -------
Total Investment Securities..........  $6,929   5.68 %  $8,505   5.91 %  $ 662    5.58 %  $ 393    6.13 %  $16,489   5.80%
                                       ======           ======           ======           ======           =======

                                       ESTIMATED
                                        MARKET
                                         VALUE
                                       ---------

Securities -- Available for Sale
    U.S. Government Agencies.........   $    10
Securities -- Held to Maturity
    U.S. Treasury....................     5,498
    U.S. Government Agencies.........    10,347
    Mortgage-Backed..................        88
    State and Political
      Subdivisions...................       545
                                       ---------
Total Investment Securities..........   $16,488
                                       =========

LOANS.

     The following table classifies the Bank's loans according to type as of the dates shown:

                                        SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
LOAN PORTFOLIO COMPOSITION                  1997             1996            1995            1994
                                        -------------    ------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
Loan Portfolio Composition
Commercial...........................      $ 8,985         $  7,609        $  6,334        $  5,248
                                        -------------    ------------    ------------    ------------
Real Estate
     Construction....................        1,097            1,544           1,131             624
     Commercial Mortgage.............        5,272            4,618           4,972           4,617
     Agricultural Mortgage...........           56               65             146             180
     1-4 Family Mortgage.............        4,437            4,242           4,206           3,964
                                        -------------    ------------    ------------    ------------
Total Real Estate....................       10,862           10,469          10,455           9,385
                                        -------------    ------------    ------------    ------------
Consumer.............................        2,203            2,220           2,373           2,343
                                        -------------    ------------    ------------    ------------
     Total Loans.....................      $22,050         $ 20,298        $ 19,162        $ 16,976
                                        =============    ============    ============    ============

     The contractual maturity schedule of the loan portfolio at September 30, 1997 is presented in the following table:

                                         FIXED     FLOATING
                                         RATE        RATE       TOTAL
                                       ---------   --------   ---------
                                            (DOLLARS IN THOUSANDS)
Due in Three Months or Less..........  $   2,750   $  1,733   $   4,483
Due in Over Three to Six Months......      1,976        982       2,958
Due in Over Six to Twelve Months.....      2,678      1,611       4,289
Due in Over Twelve Months............      8,253      2,067      10,320
                                       ---------   --------   ---------
     Total...........................  $  15,657   $  6,393   $  22,050
                                       =========   ========   =========

     At September 30, 1997, total loans net of unearned income and allowance for possible loan losses exceeded year end 1996 figures by $1.8 million or 9.13%. Total loans net of unearned income and allowance for possible loan losses increased $1.2 million or 6.31% to $19.8 million for the year ended December 31, 1996 compared to $18.6 million at December 31, 1995.

ALLOWANCE FOR LOAN LOSSES AND RISK ELEMENTS.

     The provision for loan losses represents a determination by TB&T Bancshares' management of the amount necessary to be charged to operating income and transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is TB&T Bancshares' policy to provide for exposure to losses of specifically identified credits, and a general allowance for the remainder of the loan portfolio, and, while it is also TB&T Bancshares' policy to charge off in the current period those loans in which a loss is deemed to exist, risks of future losses also exist which cannot be quantified precisely or attributed to particular loans or classes of loans.

     In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in aggregate. This review takes into consideration the judgments of the responsible lending officers, the Chief Executive Officer, and the Board of Directors, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examinations of TB&T Bancshares.

     In evaluating the allowance for loan losses, management also considers TB&T Bancshares' loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, changes in lending and collection procedures, changes in loan volumes and the quality of TB&T Bancshares' loan review system.

     The allowance for loan losses at September 30, 1997 was $477 thousand, compared to $487 thousand at December 31, 1996, $527 thousand at December 31, 1995, and $511 thousand at December 31, 1994. Although additional losses may occur, management believes the allowance for loan losses to be adequate as of the dates presented.

                                        SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
ALLOWANCE FOR LOAN LOSS ACTIVITY            1997             1996            1995            1994
                                        -------------    ------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
Balance at Beginning of Year.........      $   487         $    527        $    511        $    489
Provision for Loan Losses............       --               --              --              --
Charge-Offs
     Commercial......................            3               50              44              24
     Agricultural....................       --               --              --              --
     Real Estate.....................       --               --                  27          --
     Consumer........................           17               24              15               8
                                        -------------    ------------    ------------    ------------
Total Charge-Offs....................           20               74              86              32
                                        -------------    ------------    ------------    ------------
Recoveries
     Commercial......................            9               23              89              36
     Agricultural....................       --               --              --              --
     Real Estate.....................       --                    3               3               9
     Consumer........................            1                8              10               9
                                        -------------    ------------    ------------    ------------
Total Recoveries.....................           10               34             102              54
                                        -------------    ------------    ------------    ------------
Net Charge-Offs (Recoveries).........           10               40             (16)            (22)
                                        -------------    ------------    ------------    ------------
Balance at End of Period.............      $   477         $    487        $    527        $    511
                                        =============    ============    ============    ============
Ratio of Allowance for Loan Losses
  to Loans Outstanding,
  net of Unearned Discount...........         2.16%            2.40%           2.75%           3.01%
Ratio of Allowance for Loan Losses
  to Nonperforming Assets............       131.04            92.94          112.13           81.89
Ratio of Net Charge-Offs to Average
  Total Loans Outstanding, Net of
  Unearned Discount..................         0.05             0.20           -0.08           -0.13

                                       45

NONACCRUAL, PAST DUE AND RENEGOTIATED LOANS.

     The following is an analysis of nonperforming assets as of the dates shown:

                                        SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                            1997             1996            1995            1994
                                        -------------    ------------    ------------    ------------
                                                           (DOLLARS IN THOUSANDS)
Nonaccrual Loans.....................       $ 177           $  348          $  320          $  474
Renegotiated Loans...................      --               --              --              --
                                        -------------    ------------    ------------    ------------
     Nonperforming Loans.............         177              348             320             474
Foreclosed Assets....................         187              176             150             150
                                        -------------    ------------    ------------    ------------
     Total Nonperforming Assets......         364              524             470             624
Accruing Loans 90 Days or More Past
  Due................................         338              347               1               9
                                        -------------    ------------    ------------    ------------
Total Nonperforming Assets and
  Accruing Loans 90 Days or More Past
  Due................................       $ 702           $  871          $  471          $  633
                                        =============    ============    ============    ============
Nonperforming Loans as a % of Total
  Loans..............................        0.80%            1.71%           1.67%           2.79%
Nonperforming Assets as a % of Total
  Loans and Foreclosed Assets........        1.64             2.56            2.43            3.64
Nonperforming Assets as a % of Total
  Assets.............................        0.83             1.23            1.14            1.50
Nonperforming Assets Plus Accruing
  Loans 90 Days or More Past Due as a
  % of Total Loans and Foreclosed
  Assets.............................        3.16             4.25            2.44            3.70

     The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower's financial condition is such that the collection of interest is doubtful. At September 30, 1997 loans totaling $177 thousand, or 0.80% of the total net loans outstanding, were on nonaccrual basis and, therefore, no income was being recognized. As of year end 1996, loans totaling $348 thousand, or 1.71% of total net loans outstanding, were on a nonaccrual basis and, therefore, no income was being recognized. Management believes the risks of collection of the principal amounts of these loans not to be significant.

     Placing a loan on nonaccrual status has a two-fold impact on net interest income. First, it causes an immediate charge against earnings with respect to that particular loan. Second, it eliminates future interest earnings with respect to that particular loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

     Nonaccrual loans decreased by $198 thousand to $177 thousand at September 30, 1997, from $375 thousand at September 30, 1996. For the years ended December 31, 1996, 1995 and 1994, total nonaccrual, past due greater than 90 days and renegotiated loans were $695 thousand, $321 thousand and $483 thousand, respectively.

DEPOSITS.

     The average balances and average rates paid by category of deposit at the dates shown below are as follows:

                                         SEPTEMBER 30,      DECEMBER 31,       DECEMBER 31,
                                             1997               1996               1995
                                        ---------------    ---------------    ---------------
                                        AVERAGE            AVERAGE            AVERAGE
TOTAL DEPOSITS                          BALANCE    RATE    BALANCE    RATE    BALANCE    RATE
                                        -------    ----    -------    ----    -------    ----
                                                       (DOLLARS IN THOUSANDS)
Demand Deposits......................   $ 8,791            $ 8,431            $ 7,511
                                        -------            -------            -------
Savings..............................     3,876    3.00%     3,956    3.01%     4,447    2.81%
Money Market & NOW...................     7,555    3.50      7,923    3.34      8,497    3.13
Time Deposits
     Commercial & Individual.........    18,818    5.14     18,109    5.11     16,692    4.97
                                        -------            -------            -------
Total Interest-Bearing Deposits......    30,249    4.46     29,988    4.37     29,636    4.12
                                        -------            -------            -------
     Total Deposits..................   $39,040            $38,419            $37,147
                                        =======            =======            =======

     The scheduled maturities of certificates of deposit in denominations of $100,000 or more at September 30, 1997 and December 31, 1996 and 1995 including public funds, are shown below:

                                        SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                            1997             1996            1995
                                        -------------    ------------    ------------
                                                   (DOLLARS IN THOUSANDS)
Due in Three Months or Less..........      $ 2,914          $4,169          $4,812
Due in Over Three to Six Months......        3,348           1,907           1,200
Due in Over Six to Twelve Months.....        1,508           1,403             897
Due in Over Twelve Months............          224             124          --
                                        -------------    ------------    ------------
     Total...........................      $ 7,994          $7,603          $6,909
                                        =============    ============    ============

Based upon the location of TB&T Bancshares with regard to the international boundary with Mexico, foreign deposits from Mexican sources represent a major source of funding. The following table presents foreign deposits, primarily from Mexican sources, at September 30, 1997 and December 31, 1996.

                                           SEPTEMBER 30,      DECEMBER 31,
FOREIGN DEPOSITS                               1997               1996
                                           -------------      ------------
Demand Deposits.........................      $   226            $  156
                                           -------------      ------------
Interest-Bearing Deposits
     Savings............................          185               190
     Money Market and NOW...............        2,171             2,422
     Time Deposits under $100,000.......        1,676             1,668
     Time Deposits over $100,000........        3,388             3,184
                                           -------------      ------------
          Total Interest-Bearing
            Deposits....................        7,420             7,464
                                           -------------      ------------
          Total Foreign Deposits........      $ 7,646            $7,620
                                                              ============
                                           -------------
Percentage of Total Deposits............         19.4%             19.8%
                                           =============      ============
Weighted Average Rate on Foreign
  Deposits..............................         4.72%             4.32%
                                           =============      ============

RETURN ON EQUITY AND ASSETS.

     The return on equity and return on assets for the periods shown below are as follows:

                                        FOR THE
                                      NINE MONTHS        FOR THE YEAR ENDED
                                         ENDED      ----------------------------
                                     SEPTEMBER 30,  DECEMBER 31,    DECEMBER 31,
                                         1997           1996            1995
                                     -------------  ------------    ------------
Return on Average Assets...........       1.30%          1.37%           1.31%
Return on Average Equity...........      14.90          16.30           16.88
Average Equity to Average Assets
  Ratio............................       8.75           8.42            7.73

                                    EXPERTS

     The consolidated financial statements of Texas Regional as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated herein and in the Registration Statement in reliance of the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing. KPMG has served as Texas Regional's independent auditors continuously since 1987.

     The consolidated financial statements of TB&T Bancshares as of and for the years ended December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance upon the report by Long, Chilton, Payte & Hardin, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINION

     McGinnis, Lochridge & Kilgore, L.L.P., has rendered an opinion concerning the validity of the securities being offered pursuant to this Prospectus/Proxy Statement and certain other matters. Joe M. Kilgore, a partner in the firm, is a Director of Texas Regional and is the beneficial owner, as of September 30, 1997, of approximately 277,510 shares of Texas Regional Common Stock. Ford & Ferraro, L.L.P., counsel to TB&T Bancshares, is expected to render a legal opinion as to certain matters in connection with the closing of the Merger.

                                INDEMNIFICATION

     Texas Regional's Bylaws include provisions authorizing Texas Regional to indemnify its officers, directors, employees and agents to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Texas Regional, Texas Regional has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 OTHER MATTERS

     TB&T Bancshares' Board of Directors does not know of any matter to be presented at the Special Meeting of the Shareholders of TB&T Bancshares other than those set forth above. If any other matters are properly brought before the meeting or any adjournment thereof, the enclosed proxy will be voted in accordance with the recommendation of the TB&T Bancshares Board of Directors unless an appropriate indication is made on the proxy. See "Summary -- The Meeting."

                                    ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (hereinafter called the "Agreement"), dated as of October 15, 1997, is executed by and between Texas Regional Bancshares, Inc., McAllen, Texas, a Texas corporation ("Texas Regional") and TB&T Bancshares, Inc., a Texas corporation ("TB&T Bancshares").

     Texas Regional operates a commercial banking business in Texas through its wholly owned subsidiary, Texas State Bank, a Texas state banking association ("Texas State Bank"). Texas Regional has formed a new wholly-owned Delaware subsidiary corporation, Texas Regional Delaware, Inc. ("TRD"), for purposes of facilitating the transaction herein described. TB&T Bancshares operates a commercial banking business in Texas through its wholly owned subsidiary, Texas Bank & Trust Company of Brownsville ("TB&T"). As used in this Agreement, any reference to the subsidiaries of TB&T Bancshares includes any and all direct or indirect subsidiaries of TB&T Bancshares, including specifically but without limitation TB&T.

     The undersigned shareholders of TB&T Bancshares (the "Majority Shareholders") join into the execution hereof for the limited purpose of evidencing their consent to and approval of the transaction herein described and to confirm that each has agreed to vote for the transaction at the TB&T Bancshares shareholders' meeting and each has agreed to support and recommend the transaction to the other shareholders of TB&T Bancshares.

                                  WITNESSETH:

     This Agreement provides for the merger of TB&T Bancshares with and into TRD, a newly formed wholly-owned subsidiary of Texas Regional, pursuant to the terms of this Agreement and Plan of Reorganization. As a result of the merger, the shareholders of TB&T Bancshares (other than any shareholder exercising dissenters' rights of appraisal) will receive shares of Texas Regional Class A Voting Common Stock in exchange for their shares of TB&T Bancshares common stock. Upon the closing of the transaction, it is anticipated that (i) TB&T Bancshares shall be merged with and into TRD, and will cease its separate existence, and (ii) TB&T will be merged with and into Texas State Bank and TB&T will cease its separate existence.

     As a result of the merger of TB&T Bancshares with and into TRD, all rights, privileges, immunities, powers and franchises of each of TRD and TB&T Bancshares shall be merged into TRD as the surviving corporation. Without any other action, at the Effective Time, TRD shall be vested with all property, real, personal and mixed, of the merging corporations and shall thereafter possess all of the interests, both public and private, of each of the merging corporations and all claims of creditors of each of TRD and TB&T Bancshares shall survive and any liens shall be preserved unimpaired in TRD as the surviving corporation. All of the foregoing shall be effected to and as set forth in this Agreement and in a Certificate of Merger (the "Certificate of Merger") to be executed by and among TRD and TB&T Bancshares, in the form required by applicable provisions of the Delaware General Corporation Law.

     In addition, at or immediately following the Effective Time of the merger of TB&T Bancshares with and into TRD, TB&T will be merged with and into Texas State Bank, and all rights, privileges, immunities, powers and franchises of each of Texas State Bank and TB&T shall be merged into Texas State Bank as the surviving banking association. Without any other action, at the Effective Time, Texas State Bank shall be vested with all property, real, personal and mixed, of TB&T and Texas State Bank and shall thereafter possess all of the interests, both public and private, of each of TB&T and Texas State Bank, and all claims of creditors of each of Texas State Bank and TB&T shall survive and any liens shall be preserved unimpaired in Texas State Bank as the surviving banking association. All of the foregoing shall be effected pursuant to and as set forth in an Agreement of Merger to be executed by and among Texas State Bank and TB&T.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                 PLAN OF MERGER

     1.1. THE MERGER. Upon and subject to the terms and provisions hereof, at the Effective Time, as hereafter defined, TB&T Bancshares shall be merged with and into TRD (the "Merger"). The effect of the Merger is that the separate existence of TB&T Bancshares shall cease. Following approval of such merger transaction by applicable regulatory authorities and the shareholders of TB&T Bancshares, and the fulfillment of other conditions precedent to such merger transaction as herein described, TRD and TB&T Bancshares shall each execute and deliver the Certificate of Merger, in the form required by the Delaware General Corporation Law, for filing with the Secretary of State of Delaware. At the Effective Time of the Merger, the rights of the shareholders of TB&T Bancshares shall, without the requirement of further action on the part of the shareholders, immediately be converted into the right to receive shares of Texas Regional Class A Voting Common Stock as herein provided, and each such shareholder shall cease to be a shareholder of TB&T Bancshares and his, her or its share certificate shall for all purposes be deemed only to represent a right to receive shares of Texas Regional Class A Voting Common Stock pursuant to this Agreement.

     1.2.  CONSIDERATION TO TB&T BANCSHARES SHAREHOLDERS.

     1.2.1. At the Effective Time (as hereinafter defined), all of the outstanding shares of TB&T Bancshares capital stock shall be converted into the right to receive Texas Regional Class A Voting Common Stock as hereafter described. At the Effective Time, the shares of TB&T Bancshares capital stock held by each shareholder (other than any shareholder validly exercising his or her dissenters' rights of appraisal) shall be automatically converted without any further action on the part of the holder thereof, into:

          0.1522126 of a share of Texas Regional Class A Voting Common Stock for each share of TB&T Bancshares held (all such shares being collectively herein called the "Closing Shares"), to be distributed to the shareholders of TB&T Bancshares upon the Closing, as herein described; plus

          0.0294605 of a share of Texas Regional Class A Voting Common Stock for each share of TB&T Bancshares held (all such shares being collectively herein called the "Holdback Escrow Shares"), to be deposited into the escrow created pursuant to the Holdback Escrow Agreement hereinafter described, to be either distributed to the shareholders of TB&T Bancshares as therein described, or returned to Texas Regional for cancellation upon the occurrence of certain conditions as therein provided. The Holdback Escrow Shares shall be held pursuant to the Holdback Escrow Agreement in the form of SCHEDULE 1.7, to be executed and entered into effective as of the time of Closing.

Fractional shares shall not be issued, and any amount attributable to fractional shares shall be paid in cash in an amount equal to the product of $30.025 multiplied by the fraction of a Texas Regional share that would otherwise have been issued. Amounts payable in respect of shareholders exercising dissenters' rights shall be payable by the surviving corporation in the merger transaction in such amounts and at such times as such payments are required pursuant to applicable provisions of law respecting the exercise of dissenters' rights. The aggregate number of shares of Texas Regional Class A Voting Common Stock to be delivered to the shareholders of TB&T Bancshares in exchange for their shares of TB&T Bancshares and as Holdback Escrow Shares to be held and distributed by the escrow agent named in the Holdback Escrow Agreement shall be an aggregate of 308,076 shares (which, based on $30.025 per share, totals an aggregate of $9,250,000), less any shares attributable to fractional shares, less any shares attributable to shareholders that have exercised dissenters' rights in connection with the transactions.

     1.2.2. Certificates evidencing the Closing Shares to which each shareholder becomes entitled shall be delivered by Texas Regional to each TB&T Bancshares shareholder upon surrender of such shareholder's share certificate or certificates evidencing shares of TB&T Bancshares stock. Texas Regional share certificates for the Closing Shares to which such TB&T Bancshares shareholders are entitled shall be delivered at the time of Closing to those TB&T Bancshares shareholders who have surrendered their TB&T Bancshares share certificates at or prior to the date of Closing, either (i) by mailing the same to the shareholder at the shareholder's address as stated on the stock transfer records of TB&T Bancshares, or (ii) by such other arrangements as may be mutually agreed by and between such former TB&T Bancshares shareholder and Texas Regional. Any delivery of Texas Regional share certificates representing Closing Shares to shareholders who surrender their TB&T Bancshares share certificates following the date of Closing shall be mailed to the former TB&T Bancshares shareholder within a reasonable period of time following receipt of the shareholder's TB&T Bancshares share certificate. The stock transfer records of TB&T Bancshares shall for all purposes be closed as of the Effective Time, and no transfer of record of any of the shares of TB&T Bancshares capital stock shall take place thereafter. The share certificates for Holdback Escrow Shares to which former TB&T Bancshares shareholders become entitled shall be delivered, if such TB&T Bancshares has theretofore delivered his or her TB&T Bancshares certificate to be cancelled, as and when required by the terms of the Holdback Escrow Agreement. Any share certificates for Holdback Escrow Shares to which a former TB&T Bancshares shareholder has become entitled, but which shareholder has not yet at that time delivered his or her TB&T Bancshares certificate to be cancelled, shall be retained by Texas Regional until a reasonable period of time following the receipt of such shareholder's TB&T Bancshares share certificate, as with the certificate representing Closing Shares to which such shareholder thus becomes entitled.

     1.2.3. Any Texas Regional share certificate that would otherwise have been delivered pursuant to section 1.2.2 to any shareholder of TB&T Bancshares who has exercised his, her or its dissenters' rights of appraisal pursuant to applicable provisions of law shall be retained by Texas Regional until the earlier of (i) such time as the shareholder relinquishes his, her or its right of dissent, at which time the provisions of section 1.2.3 shall apply, except that the time for delivery of such Texas Regional share certificate shall be extended to a reasonable period of time following the date of relinquishment of such dissenters' rights; or (ii) the time of settlement or judicial or other resolution of such shareholder's dissenters' rights action, at which time Texas Regional's obligation to issue or deliver shares to such shareholder shall cease and be of no further force or effect.

     1.2.4. Any dividends or other amounts payable to shareholders who surrender their share certificates after the date of Closing shall not be payable until surrender of the shareholder's TB&T Bancshares share certificate, nor shall any such amounts bear interest attributable to periods either before or after the date of Closing.

     1.3. CLOSING. Each of TB&T Bancshares and Texas Regional will use reasonable efforts to close the transactions herein described on or before January 10, 1998, provided that the conditions to closing as herein described have been met in a timely manner to permit closing by such date. The closing ("Closing") of the transactions contemplated by this Agreement shall be effected on the latest of the following dates, or as promptly thereafter as reasonably practicable (the "Closing Date"):

          1.3.1.  January 10, 1998;

          1.3.2. The thirtieth calendar day after the date of approval by the Federal Reserve Board as required by Section 7.02 herein; or

          1.3.3. Such date as may be prescribed by the Federal Reserve Board, the Texas Banking Department or by any other federal or state agency or authority pursuant to an applicable federal or state law, order, rule or regulation, prior to which consummation of the transactions provided herein may not be effected; or

          1.3.4. If the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas Regional, pursuant to Section
     7.02 hereof, has elected to contest the same, then the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Texas Regional, to the consummation of the transactions contemplated hereby; or

          1.3.5. Such other date as TB&T Bancshares and Texas Regional may select by mutual agreement.

The Closing shall take place at the offices of Texas Regional, Kerria Plaza, Suite 301, 3700 N. Tenth Street, McAllen, Texas, on the Closing Date, or at such other place as shall be mutually agreeable. If such Closing shall not have been accomplished on or before March 1, 1998, this Agreement shall, at the election of either TB&T Bancshares or Texas Regional by written notice, terminate and be of no further force or effect. Any termination which occurs through no fault of TB&T Bancshares or Texas Regional shall be without liability to any of the parties hereto. This Agreement may be terminated at any time prior to the Effective Time by the mutual action of the respective Boards of Directors of TB&T Bancshares and Texas Regional.

     1.4. EFFECTIVE TIME. The parties hereto agree to take, on or prior to the Closing Date, all such action, and to execute and deliver all such instruments and documents, as may be necessary or advisable, on the advice of counsel, to cause the Certificate of Merger, to become effective on the Closing Date. The merger shall become effective (herein referred to as the "Effective Time") upon issuance of a Certificate of Merger by the Office of Secretary of State of Delaware, pursuant to which TB&T Bancshares is merged with and into TRD.

     1.5. EFFECT OF MERGER. As a result of the merger, TB&T Bancshares's assets and business, including ownership of all of the capital stock of TB&T, shall be acquired by TRD, free and clear of any and all liens, claims or encumbrances.

     1.6. BANK MERGER. TB&T Bancshares shall take, in advance of the Effective Time, any action requested by Texas Regional to facilitate the merger immediately following the Effective Time (or as soon thereafter as practicable) of TB&T with and into Texas State Bank, including execution and delivery of an Agreement of Merger, any requested certificates of officers, and such other documents as may be required to cause such merger to become effective in a timely manner.

     1.7. HOLDBACK ESCROW AGREEMENT. At the time of Closing, Texas Regional and TB&T Bancshares shall execute and deliver the Holdback Escrow Agreement in the form attached to this Agreement as SCHEDULE 1.7, pursuant to which the Holdback Escrow Shares shall be held and distributed. The escrow relationship created by the Holdback Escrow Agreement is being established for the purposes therein described, primarily to indemnify (or partially indemnify) Texas Regional and its subsidiaries from losses related to pending claims more specifically described in the Holdback Escrow Agreement (herein sometimes referred to as the "Special Claims", which term shall have the meaning assigned to it in the Holdback Escrow Agreement).

                                   ARTICLE 2
               REPRESENTATIONS AND WARRANTIES OF TB&T BANCSHARES

     TB&T Bancshares represents and warrants to, and covenants and agrees with, Texas Regional as follows:

     2.1. ORGANIZATION AND OPERATION OF TB&T BANCSHARES. TB&T Bancshares is a Texas corporation, duly organized, validly existing and in good standing under the laws of the state of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including its direct ownership of TB&T. TB&T Bancshares is duly registered as a bank holding company with the Federal Reserve Board and is operated in compliance with applicable Federal Reserve Board regulations. True and complete copies of the Articles of Incorporation and Bylaws of TB&T Bancshares as amended to date, have been delivered to Texas Regional. TB&T Bancshares is not a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The only business of TB&T Bancshares is its ownership and operation of its subsidiary, TB&T. TB&T Bancshares has no liabilities, liquidated or unliquidated, fixed or contingent, and has no assets other than its ownership of all of the capital stock of TB&T. Without limiting the generality of the foregoing, TB&T Bancshares is not a member of any joint venture or partnership and TB&T Bancshares does not own the securities of any other entity other than as herein described.

     2.2. ORGANIZATION AND OPERATION OF TB&T. TB&T is a Texas state banking association, duly organized and existing under the laws of the State of Texas, and has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it, including both its commercial banking business and its trust business. TB&T is in good standing under the laws of the state of Texas. TB&T operates only out of its main bank facility and has no branch facilities, nor does TB&T have any application pending for operation of a branch facility. True and complete copies of the Articles of Association and Bylaws of TB&T, as amended to date, have been delivered to Texas Regional. TB&T (i) is duly authorized to conduct a general banking business, in accordance with its charter, subject to the supervision of the Texas Department of Banking and other applicable regulatory authorities;
(ii) is an insured bank as defined in the Federal Deposit Insurance Act; and
(iii) has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it. To the best knowledge and belief of TB&T Bancshares, all books and records related to the business of TB&T are true, correct and complete. TB&T's banking and other business activities are in full compliance with sound banking practices and applicable provisions of law, including the Texas Banking Code, the Federal Deposit Insurance Act, the Federal Reserve Act and applicable regulations. Except as disclosed in SCHEDULE 2.2, TB&T has no subsidiaries or affiliates, owns no voting securities of any other corporation, and is not a member of any joint venture or partnership.

     2.3. CAPITALIZATION AND OWNERSHIP. The authorized capital stock of TB&T Bancshares consists of 2,000,000 shares of common stock, par value $1.00 per share, of which a total of 1,695,775 shares (the "Shares") are outstanding, all of which have been validly issued and outstanding, are fully paid, nonassessable, and are owned beneficially and of record by the persons named in the shareholder list previously delivered by TB&T Bancshares to Texas Regional. The Shares have not been issued in violation of the preemptive rights of any stockholder. The authorized capital stock of TB&T consists of 100,000 shares of capital stock, par value $7.50 per share, all of which are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by TB&T Bancshares. There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating TB&T Bancshares or TB&T to issue, directly or indirectly, additional shares of capital stock, and no authorization therefor has been given. Neither TB&T Bancshares nor TB&T has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

     2.4.  FINANCIAL STATEMENTS AND RECORDS.

     2.4.1. TB&T Bancshares has delivered to Texas Regional (i) the compiled consolidated balance sheet of TB&T Bancshares and its subsidiaries as of December 31, 1996, 1995 and 1994 (the "Balance Sheet"), and the related compiled consolidated statements of income, changes in stockholders' equity and changes in financial position for the years then ended, as compiled by the independent accountant of TB&T Bancshares, accompanied by the compilation report thereon of the independent certified public accountant who compiled such statements. Except to the extent qualified by the report of the independent accountant thereon, and except for certain disclosures omitted therefrom as described or disclosed in the independent accountant's report, these financial statements fairly present the financial position of TB&T Bancshares and its subsidiaries as of the dates thereof and the results of its operations for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. To the best knowledge of TB&T Bancshares, except as qualified by the independent accountant's compilation report referred to herein, the compiled consolidated financial statements of TB&T Bancshares and its subsidiaries have been prepared in accordance with generally accepted accounting principles. In addition, TB&T Bancshares has delivered to Texas Regional its unaudited parent company only balance sheets and regulatory reports of condition of TB&T Bancshares as of September 30, 1997, and its unaudited bank only balance sheets and regulatory reports of condition of TB&T as of September 30, 1997 (collectively, such balance sheets are hereafter sometimes called the "TB&T Bancshares Balance Sheet" and the "TB&T Balance Sheet", respectively) and the related unaudited statements of income, changes in stockholders' equity and changes in financial position for the nine-month period then ended. In the opinion of the management of TB&T Bancshares, these financial statements also fairly present the financial position of TB&T Bancshares and TB&T as of the date thereof and the results of their respective operations for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis. All of the financial statements described in this paragraph are collectively referred to hereinafter as the "TB&T Bancshares Financial Statements." Except as described in SCHEDULE 2.4.1, the TB&T Bancshares Financial Statements do not, as of the dates thereof, include any material assets or omit to state any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, materially misleading. Without limiting the generality of the foregoing, except as described in SCHEDULE 2.4.1, TB&T Bancshares specifically represents to Texas Regional that TB&T Bancshares and its subsidiaries have no liabilities, either accrued, contingent or otherwise, which, individually or in the aggregate, are material, which have not been reflected in the TB&T Bancshares Financial Statements (including the TB&T Bancshares Balance Sheet and the TB&T Balance Sheet) or which have been incurred in the ordinary course of business since the date of the TB&T Bancshares Balance Sheet and the TB&T Balance Sheet. As of the time of Closing, any material liabilities, accrued, contingent or otherwise, which have been incurred since June 30, 1997, will have been fully disclosed to Texas Regional.

     2.4.2. To the best knowledge and belief of TB&T Bancshares, except as described in SCHEDULE 2.4.1, within the past five (5) years there have not been any material changes in the financial condition, results of operations, business or prospects of TB&T Bancshares and its subsidiaries, other than changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse, nor have there been any other events or conditions of any character which have individually or in the aggregate materially and adversely affected the financial condition, results of operations, business or prospects of TB&T Bancshares or its subsidiaries.

     2.4.3. The books and records of TB&T Bancshares and its subsidiaries reflect the transactions to which they are or were a party or by which their properties are or were bound, and, to the extent applicable, such books and records are and have been properly kept and maintained in accordance with the law and with generally accepted accounting principles consistently applied. As of the date hereof and as of the Closing, all of the minute books of TB&T Bancshares and its subsidiaries are and will be complete, accurate and current.

     2.4.4.  TB&T and TB&T Bancshares have no trust business.

     2.5.  LOANS.

     2.5.1. All loans included in the assets of TB&T Bancshares and its subsidiaries, including specifically TB&T, and all commitments to make loans (which includes leasing transactions and off balance sheet lending transactions such as letters of credit and which constitutes all of the lending business of TB&T Bancshares), have been made in the ordinary course of business of TB&T Bancshares and, other than those loans that have been identified on the problem loan list delivered to Texas Regional prior to or contemporaneously with the execution hereof (which problem loan list has been marked for identification by Texas Regional and TB&T Bancshares), such loans do not present more than the normal risk of uncollectibility or other unfavorable features. TB&T Bancshares will provide an updated problem loan list at the time of Closing.

     2.5.2. All loans to directors, officers and beneficial owners of 5% or more of the outstanding capital stock of TB&T Bancshares and loans to any person or company related to or affiliated with any such person, are listed on the related party transaction list provided to Texas Regional by TB&T Bancshares (and marked for identification by Texas Regional and TB&T Bancshares), which listing is herein called the "Related Party Transaction List". The loans listed on the Related Party Transaction List do not present more than the normal risk of uncollectibility or other unfavorable features.

     2.5.3. The reserves for loan losses of TB&T (which constitute the total reserves of TB&T Bancshares) have been calculated in accordance with all applicable rules and regulations. In the reasonable opinion of the management, officers and directors of TB&T Bancshares, the reserve for loan losses shown on the TB&T Bancshares Balance Sheet is adequate in all respects to provide for all losses on loans outstanding as of the date of the TB&T Bancshares Balance Sheet.

     2.6. PROPERTIES. Subject to reservations and exceptions shown on title opinions or title policies delivered to Texas Regional (and marked for identification by Texas Regional and TB&T Bancshares), TB&T Bancshares and its subsidiaries, including TB&T, have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which they purport to own, including without limitation, all assets and properties reflected on the TB&T Bancshares Balance Sheet or acquired subsequent thereto (except to the extent such assets and properties have been disposed of in the ordinary course of business since the date of the TB&T Bancshares Balance Sheet), subject to no liens, mortgages, security interests, encumbrances, easements, title imperfections, or charges of any kind except (i) as noted in the TB&T Bancshares Balance Sheet or the notes to the TB&T Bancshares Financial Statements, (ii) statutory liens not yet delinquent, (iii) security interests granted incident to borrowings by TB&T from Federal Reserve Banks or to secure deposits of funds by federal, state or other governmental agencies, and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and such liens, mortgages, security interests, encumbrances and charges as are not, in the aggregate, material to the assets and properties of TB&T Bancshares. All improvements, buildings and structures located on real estate owned by TB&T Bancshares and its subsidiaries, and the use by TB&T Bancshares and its subsidiaries of such real estate, together with such improvements, buildings and structures, in the manner heretofore and currently used by TB&T Bancshares and its subsidiaries, conform in all material respects to applicable federal, state and local laws and regulations (including applicable environmental laws and regulations), zoning and building ordinances and health and safety ordinances, and such real estate is zoned for the various purposes for which such real estate is currently being used. All such improvements, buildings and structures located on real estate owned by TB&T Bancshares and its subsidiaries, and all of the material, tangible personal property owned by TB&T Bancshares and its subsidiaries, are in good operating condition and repair, reasonable wear and tear excepted. Listed on
SCHEDULE 2.6 are all policies of title insurance covering such properties.

     2.7. ENVIRONMENTAL MATTERS. To the best knowledge and belief of TB&T Bancshares, neither any Environmental Hazards nor any Hazardous Materials Contamination exist on any real property owned or used by TB&T Bancshares and its subsidiaries, including TB&T (including any owned by and used in connection with the business of TB&T and any foreclosed properties owned by TB&T), or on any real property used by TB&T in connection with the business of TB&T or on any adjacent property, as a result of any Environmental Hazards on or emanating from the Real Property. The real properties described in the preceding sentence are sometimes collectively referred to as the "Real Property." As used in this Agreement, the term "Environmental Hazards" shall mean (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder; (iii) any toxic substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls;
(vii) radon gas; (viii) any solid waste or petroleum waste; and (ix) any other substance which any governmental authority requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, or disposal or which is identified or classified to be hazardous or toxic under applicable state or federal law or regulation or the common law, or any other applicable laws. As used in this Agreement, the term "Hazardous Materials Contamination" shall mean the contamination of the improvements, facilities, soil, groundwater, air or other elements on or of the Real Property by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time before the date of this Agreement emanating from the Real Property.

     2.8. LITIGATION. Except as specifically disclosed in the Holdback Escrow Agreement and the related Special Report to the Board of Directors of TB&T Bancshares referred to therein (which Special Report has been marked for identification by Texas Regional and TB&T Bancshares), no claims have been asserted and no relief has been sought against TB&T Bancshares or any of its subsidiaries, including TB&T, in any pending litigation or governmental proceedings or otherwise which might result in a judgment, decree or order having a material adverse effect on the financial condition, results of operations, business or prospects of TB&T Bancshares or any of its subsidiaries. To the best knowledge and belief of TB&T Bancshares, TB&T Bancshares and its subsidiaries have complied with, and are presently in compliance with, all laws and regulations pertaining to consumer credit and truth in lending. The management of TB&T Bancshares and its subsidiaries is not aware of any material violation by TB&T Bancshares or any subsidiary of TB&T Bancshares of any of the foregoing. To the best knowledge and belief of TB&T Bancshares, TB&T Bancshares and its subsidiaries are in substantial compliance with all other laws, all rules and regulations of governmental agencies and authorities and any judgments, orders or decrees which by their terms apply to any of them. All permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of TB&T Bancshares and its subsidiaries have been duly obtained and are in full force and effect, and there are no proceedings pending or, to TB&T Bancshares' and its subsidiaries' knowledge, threatened which may result in the revocation, cancellation, suspension or adverse modification of any thereof. The consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

     2.9. TAXES. TB&T Bancshares and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, real and personal property and other tax returns and reports which are required to be filed, and neither TB&T Bancshares nor any subsidiary of TB&T Bancshares is delinquent in the payment of any taxes shown on such returns or reports. TB&T Bancshares has no examination pending by the Internal Revenue Service, the Texas Comptroller of Public Accounts, or any other taxing authority, nor has TB&T Bancshares been notified of any proposed examination. There are included in the TB&T Bancshares Balance Sheet, or reflected in the Notes to the TB&T Bancshares Financial Statements, reserves adequate in the reasonable opinion of management for the payment of all accrued but unpaid federal, state and local taxes of TB&T Bancshares and its subsidiaries, including all income, franchise, ad valorem and other taxes, and all interest and penalties, whether or not disputed, for the nine-month period ended September 30, 1997, for the year ended December 31, 1996, and for all fiscal years prior thereto. Neither TB&T Bancshares nor any subsidiary of TB&T Bancshares has executed or filed with the Internal Revenue Service, the Comptroller of Public Accounts of the State of Texas or any other taxing authority any agreement extending the period for assessment and collection of any tax, nor is TB&T Bancshares nor any subsidiary a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessment or collection of taxes been asserted against any of them. Neither TB&T Bancshares nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or otherwise.

     2.10. CONTRACTS. Except as set forth in SCHEDULE 2.10, neither TB&T Bancshares nor any subsidiary thereof is a party to or bound by any written or oral (i) employment contracts (including without limitation any collective bargaining contracts or union agreements); (ii) commission, bonus, deferred compensation, profit-sharing, life insurance, health insurance, salary continuation, severance pay, pension or retirement plans or arrangements whether or not legally binding and whether or not funded; (iii) material leases or licenses with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contracts or commitments for capital expenditures in excess of $10,000 for any one project; (v) contracts or options to purchase or sell any real or personal property otherwise than in the ordinary course of business or pursuant to this Agreement; (vi) agreements or instruments relating to any commitments to loan money or to extend credit, except for commitments to extend credit in the ordinary course of business in amounts of less than $400,000 in any one transaction and $400,000 in the aggregate; (vii) agreements to which any director, officer or holder of 5% or more of the outstanding capital stock of TB&T Bancshares, or any person or company related to or affiliated with any such person, is a party;
(viii) contracts relating to the purchase or sale of financial or other futures, or put or call options relating to cash, securities or any commodities whatsoever; or (ix) material contracts, other than the foregoing, not made in the ordinary course of business. TB&T Bancshares and its subsidiaries have in all material respects performed all obligations required to be performed by them to date. Neither TB&T Bancshares nor any of its subsidiaries is in default, and no event has occurred which, with notice or the lapse of time or action by a third party, could result in a default by TB&T Bancshares or any of its subsidiaries, (a) under any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound; (b) under any provision of its Articles of Incorporation or Bylaws or other organizational documents which might result in a material adverse effect on the financial condition, results of operations, business or prospects of TB&T Bancshares and its subsidiaries; or (c) under any agreement with federal or state regulatory authorities. TB&T Bancshares and its subsidiaries have not granted any power of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

     2.11. APPROVALS; VALIDITY OF AGREEMENT. The Board of Directors of TB&T Bancshares has approved the form, terms and provisions of this Agreement and the transactions contemplated hereby. Shareholders holding voting common stock of TB&T Bancshares are the only shareholders with the power to consider and vote upon the transactions herein described, including the right to vote on the proposed merger of TB&T Bancshares with and into TRD. The undersigned common shareholders of TB&T Bancshares (as defined above, the "Majority
Shareholders") have joined into the execution hereof to evidence their consent to and written approval of the transaction herein described, and to evidence their agreement to vote for and support the approval of the transaction at the special shareholders' meeting to be called to consider the merger. The Majority Shareholders own beneficially and of record not less than 81.98% of the outstanding common stock of TB&T Bancshares. Provided required approval is obtained as and to the extent required from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, to the best knowledge, information and belief, after due inquiry, of TB&T Bancshares, the execution, delivery and performance of this Agreement and the consummation of the merger contemplated herein, and the merger of TB&T with and into Texas State Bank, will not conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, (i) the terms of any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which TB&T Bancshares or any subsidiary thereof may be subject; (ii) any contract, agreement or instrument to which TB&T Bancshares or any subsidiary thereof is a party or pursuant to which TB&T Bancshares or any subsidiary is bound; or (iii) the Articles of Incorporation or Bylaws of TB&T Bancshares or the Articles of Association or Bylaws of TB&T. Provided required approval is obtained (as and to the extent required) from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, and provided that the shareholders of TB&T Bancshares vote to approve the merger of TB&T Bancshares with and into TRD, no consent or approval or other action by any party (including specifically but without limitation any party to a contract to which TB&T Bancshares or TB&T is subject) is required for the execution, delivery and performance of this Agreement and consummation of the transaction herein described or for the merger of TB&T with and into Texas State Bank, as herein contemplated. The execution, delivery and performance of this Agreement and the consummation of the transactions herein described, and the merger of TB&T with and into Texas State Bank, will not constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of TB&T Bancshares or its subsidiaries or upon any of the stock of TB&T Bancshares or its subsidiaries. This Agreement constitutes the legal, valid and binding obligation of TB&T Bancshares, enforceable against TB&T Bancshares in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.12. INSURANCE. TB&T Bancshares and its subsidiaries have insurance coverage with reputable insurers in amounts, types and risks insured as set forth in SCHEDULE 2.12. TB&T's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent permitted by law, and TB&T has paid all premiums required to be paid and is in compliance with the applicable regulations of the FDIC.

     2.13. ABSENCE OF ADVERSE AGREEMENTS. Neither TB&T Bancshares nor any subsidiary thereof is a party to any agreement or instrument, nor is TB&T Bancshares or any subsidiary subject to any judgment, order, decree, rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may materially and adversely affect the financial condition, results of operations, business or prospects of TB&T Bancshares or any subsidiary of TB&T Bancshares.

     2.14. ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 2.14, since December 31, 1994, TB&T Bancshares and its subsidiaries have not (i) issued or sold any capital stock of TB&T Bancshares or any of its subsidiaries, or any corporate debt obligations (except certificates of deposit, letters of credit, cashier's checks, acknowledgments of indebtedness incident to borrowings from the Federal Reserve Bank and other documents and instruments issued in the ordinary course of banking business of TB&T); (ii) granted any options for the purchase of its capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, or directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock;
(iv) incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrances (other than statutory liens not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the TB&T Bancshares Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business; (vii) forgiven or canceled any debts or claims, or waived any rights; (viii) made any general wage or salary increase, entered into any employment contract with any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (ix) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (x) except in the ordinary course of business, entered into or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights;
(xi) made any material change in the conduct of its business, whether entered into or made in the ordinary course of business or otherwise; (xii) granted to any director or officer, or any employee, any increase in compensation in any form in excess of the amount thereof in effect as of December 31, 1994 or any severance or termination pay, or entered into any written employment agreement, trust, fund or other arrangement for the benefit of any such director, officer or employee, whether or not legally binding; (xiii) suffered any loss of officers, employees, suppliers or customers that materially and adversely affects the business, operations or prospects of TB&T Bancshares or any of its subsidiaries; or (xiv) entered into any transaction outside the ordinary course of business except as expressly contemplated by this Agreement. Since June 30, 1997, there has been no material adverse change in TB&T Bancshares or TB&T.

     2.15. AGREEMENTS WITH DIRECTORS, OFFICERS AND STOCKHOLDERS. The name of each director and executive officer of TB&T Bancshares and each of its subsidiaries, and the name of each holder of five percent (5%) or more of the outstanding capital stock of TB&T Bancshares, together with the name of each "affiliate" of each of such persons, as such term is defined in the rules and regulations under the Securities Act of 1933, as amended (the "1933 Act"), is listed in SCHEDULE 2.15. Except as set forth on the Related Party Transaction List, no such director, executive officer, stockholder or associate has during the period from January 1, 1994 to the date of this Agreement been a party to any transaction with TB&T Bancshares or any subsidiary (including TB&T). All transactions with directors, executive officers, 5% stockholders and affiliates are fully and appropriately summarized on the Related Party Transaction List. None of the transactions have been outside of the ordinary course of business, and, except as set forth on the Related

Party Transaction List, neither TB&T Bancshares nor any subsidiary thereof has any commitments, written or oral, to lend any funds to any such person.

     2.16. AFFILIATED CORPORATIONS. TB&T Bancshares knows of no arrangement whereby the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of TB&T Bancshares or for the shareholders of TB&T Bancshares.

     2.17. REGULATORY MATTERS AND EXAMINATION REPORTS. Neither TB&T Bancshares nor any of its subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Texas Banking Department, or any other regulatory authority (collectively, the "Regulatory Authorities"), nor does TB&T Bancshares or any subsidiary have any examination pending by any applicable Regulatory Authorities nor has TB&T Bancshares or any subsidiary been notified of any proposed examination by any Regulatory Authorities. To the extent permitted by law, TB&T Bancshares has provided to Texas Regional complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to TB&T Bancshares or any subsidiary thereof during the calendar years 1994, 1995, 1996 and to date 1997; (ii) any correspondence between TB&T Bancshares (or any subsidiary of TB&T Bancshares) and such agencies during such periods, and (iii) any agreements, arrangements or understandings between TB&T Bancshares (or any subsidiary of TB&T Bancshares) and such agencies, including any agreements, arrangements or understandings arising out of or related to any such examinations.

     2.18. COMPLIANCE WITH APPLICABLE LAW. To the best knowledge and belief of TB&T Bancshares, TB&T Bancshares and its subsidiaries and the conduct of their respective business are not in violation of any applicable law, statute, order, rule or regulation promulgated by, or judgment entered by, any federal, state, or local court or governmental authority relating to the operation, conduct or ownership of the business and property of TB&T Bancshares or any subsidiary, which violation might result in any material adverse change in the condition, business, prospects, properties or assets of TB&T Bancshares or its subsidiaries.

     2.19. DISCLOSURE. Neither the financial statements nor any representation or warranty contained herein, nor any information delivered or to be delivered by TB&T Bancshares pursuant to this Agreement, contains or shall contain an untrue statement of a material fact, nor do the financial statements, representations, warranties and other information omit to state, nor will they omit to state, any material fact necessary in order to make the statements made not misleading.

     2.20. FINDERS. Neither TB&T Bancshares nor any subsidiary has engaged or directly or indirectly obligated itself to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF TEXAS REGIONAL

     Texas Regional represents and warrants to, and covenants and agrees with, TB&T Bancshares as follows:

     3.1. ORGANIZATION. Texas Regional is a business corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all necessary power to carry on its business as it is now being conducted. Texas Regional is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended. TRD is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all necessary power to carry on its business as it is now being conducted.

     3.2. APPROVALS. The Board of Directors of Texas Regional has approved this Agreement and the transactions contemplated hereby. Texas Regional is a reporting company under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations promulgated thereunder.

     3.3. ORDERS AND DECREES. Provided required approval is obtained from applicable regulatory authorities, including the Federal Reserve Board and the Texas Banking Department, the execution, delivery and performance by Texas Regional of this Agreement and of the obligations imposed upon it hereunder will not violate any provision of, or result in any breach of, (i) any law, order, rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or governmental agency to which Texas Regional may be subject, (ii) the Articles of Incorporation or Bylaws of Texas Regional, or
(iii) any contract or agreement to which Texas Regional is a party or by which it is bound.

     3.4. FINDERS. Texas Regional has not engaged and is not directly or indirectly obligated to anyone acting as a broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 4
                                INDEMNIFICATION

     4.1. TB&T BANCSHARES AGREEMENT TO INDEMNIFY. TB&T Bancshares hereby agrees to indemnify, defend and hold harmless Texas Regional and Texas State Bank, and their respective officers, directors, employees, agents and attorneys from and against any and all losses, claims, damages, expenses or liabilities to which Texas Regional or Texas State Bank may become subject (including any arising as a result of the consummation of the transaction described in this Agreement and any arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, or any rule, order or regulation pursuant thereto), arising out of or based upon:

          (i) breach of a representation, warranty, covenant or agreement of TB&T Bancshares in this Agreement or any breach in the performance hereof;

          (ii) any misleading or untrue statement of a material fact by or on behalf of TB&T Bancshares or any subsidiary thereof, or any omission of a material fact necessary in order to make any statements made by or on behalf of TB&T Bancshares, in light of the circumstances under which they were made, not misleading, including any such statement or omission in the context of solicitation by TB&T Bancshares of proxies for approval of the transactions described in this Agreement by the shareholders of TB&T Bancshares;

          (iii) any irregularity or improper procedure in connection with the solicitation of proxies and obtaining shareholder approval for the transaction described in this Agreement; and

          (iv) any disclosure by any officer, director, shareholder or present or former employee of TB&T Bancshares or any subsidiary thereof of any confidential information related to TB&T Bancshares or any subsidiary or their respective business (including confidential customer information).

     4.2. INDEMNIFICATION BY TEXAS REGIONAL. Texas Regional hereby agrees to indemnify, defend and hold harmless TB&T Bancshares and its officers, directors, employees, agents and attorneys from and against any and all losses, claims, damages, expenses or liabilities to which TB&T Bancshares may become subject (including any arising as a result of the consummation of the transaction described in this Agreement and any arising under the Securities Act of 1933 or the Securities Exchange Act of 1934, or any rule, order or regulation pursuant thereto), arising out of or based upon:

          (i) breach of a representation, warranty, covenant or agreement of Texas Regional in this Agreement or in the performance hereof; and

          (ii) any misleading or untrue statement of a material fact by or on behalf of Texas Regional, or any omission of a material fact necessary in order to make any statements made by or on behalf of Texas Regional, in light of the circumstances under which they were made, not misleading.

     4.3. EXTENSION TO OTHER PARTIES. Each of Texas Regional and TB&T Bancshares (to the extent of an indemnification obligation hereunder, herein referred to as the "Indemnifying Party") will indemnify the other and each of such other party's directors, officers and each person who "controls" such other party within the meaning of such term as used in Section 15 of the 1933 Act (such persons being herein called the

"Indemnified Parties") and will defend and hold the Indemnified Parties harmless from and against any and all losses, claims, damages, expenses, or liabilities to which the Indemnified Parties may become subject under the common law or otherwise insofar as:

          4.3.1. such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any communications to shareholders, or any application or statement filed pursuant to this Agreement or arising out of or based upon the omission or alleged omission to state therein a material fact necessary in order to make the statement therein, in the light of the circumstances in which they were made, not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished by the party against whom indemnification is sought hereunder for use therein; and

          4.3.2. such losses, claims, damages, expenses, or liabilities are incurred by the Indemnified Parties (or are losses, claims, damages, expenses or liabilities with respect to which the Indemnified Parties become subject), under the common law or otherwise, arising out of or in any way attributable to the breach of any warranty or representation made by such party herein or pursuant to the terms hereof, or the failure of such party to perform any covenant or obligation contained in this Agreement.

     4.4. LEGAL AND OTHER COSTS. The indemnification obligations contained herein shall expressly include the obligation of the Indemnifying Party to reimburse the Indemnified Party for any legal or other expenses (including counsel fees) reasonably incurred by them in connection with investigating or defending against any and all such losses, claims, damages, expenses, liabilities or actions whether or not resulting in any liability.

     4.5. NOTICES AND PARTICIPATION RIGHTS. The Indemnified Parties shall, within twenty (20) days after the receipt by them of any notice of any claim or of the commencement of any litigation in respect of which indemnity may be sought hereunder, notify the Indemnifying Party thereof. The omission to notify the Indemnifying Party of any such claim or litigation shall relieve the Indemnifying Party from any liability which it may have under the indemnity agreement contained herein, but shall not relieve the Indemnifying Party from any other liability which it may have to the Indemnified Parties, other than that raised in any such claim or litigation explicitly or by reasonable implication or that which may estop the Indemnifying Party from raising and effecting some defense it might otherwise have raised had such notice been properly given. If any such litigation shall be brought against the Indemnified Parties and if the Indemnified Parties shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled, unless in the opinion of counsel to the Indemnified Party there exist issues as to which the interests of the Indemnified and Indemnifying Parties are adverse, to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel satisfactory to the Indemnified Parties.

     4.6.  SURVIVAL AND ARBITRATION.  The indemnity agreement contained in this
Article 4 shall survive any investigation made by or on behalf of any Indemnified Party but shall not survive the closing of the transactions described in this Agreement. In the event of any disputed claim for indemnification under this Article 4, the claim shall be submitted to binding arbitration by the party or parties claiming indemnification and the party or parties against whom the indemnification obligation is claimed, each of whom shall select a qualified, commercial arbitrator. The two arbitrators so selected shall in turn select a third arbitrator who shall sit with the two arbitrators selected by the parties as an arbitration panel. The arbitrators shall in each case be qualified in arbitrating matters such as the disputed claim for indemnification, and they shall arbitrate the dispute in accordance with applicable rules of the American Arbitration Association. Any ruling rendered by the arbitrators shall be final, binding and conclusive.

                                   ARTICLE 5
                               SPECIAL COVENANTS

     5.1. STOCKHOLDER APPROVAL BY TB&T BANCSHARES. Subsequent to the execution and delivery of this Agreement, the Board of Directors of TB&T Bancshares agrees to cause TB&T Bancshares to submit this Agreement and the merger transaction herein described to the stockholders of TB&T Bancshares, for their authorization and approval, in accordance with applicable provisions of law. The Board of Directors of TB&T Bancshares agrees to recommend this Agreement and the transactions contemplated thereby to the TB&T Bancshares stockholders. This Agreement and the proposed merger of TB&T with and into Texas State Bank have already been approved by the Board of Directors of TB&T Bancshares as the sole shareholder of TB&T.

     5.2. PERIODIC REPORTS AND PROXY STATEMENT INFORMATION. TB&T Bancshares agrees to provide any and all information as may be required by Texas Regional for purposes of (i) preparation of any periodic report, including reports on Forms 8-K, 10-Q and 10-K required by applicable Securities and Exchange Commission ("SEC") regulations to be filed with the SEC, (ii) preparation of a registration statement for the registration of the Texas Regional Class A Voting Common Stock to be issued in the connection with the transaction herein described, (iii) communications with shareholders of Texas Regional pending the Closing, and (iv) preparation of the proxy statement related to obtaining the approval by TB&T Bancshares shareholders of the transaction herein described (collectively, the "TB&T Bancshares Information"). TB&T Bancshares hereby represents and warrants that the TB&T Bancshares Information shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.3. ACCESS. From and after the date of this Agreement, TB&T Bancshares shall afford to the officers, attorneys, accountants and other authorized representatives of Texas Regional full and free access to the properties, books, contracts, commitments and records of TB&T Bancshares and its subsidiaries, including TB&T, at all reasonable times during business hours, and such representatives of Texas Regional shall be furnished with true and complete copies of the same and with all other information concerning the affairs of TB&T Bancshares and its subsidiaries as such representatives may reasonably request.

     5.4. ENVIRONMENTAL INSPECTION. TB&T Bancshares expressly agrees to supply Texas Regional with historical and operational information regarding the real properties owned or operated by, or used in connection with the operation of the business of, TB&T Bancshares and its subsidiaries, including TB&T, and any premises heretofore used in connection with the operation of such business, and any other properties included in the Real Property, including (but not limited to) any environmental tests or surveys made of such properties. TB&T Bancshares agrees to cooperate (and to cause its subsidiaries to cooperate) with any reasonable request of Texas Regional related to site assessment or site review related to any environmental matter or investigation, including making available such personnel of TB&T Bancshares and TB&T as Texas Regional may reasonably request. At Texas Regional's discretion, Texas Regional may arrange for one or more independent contractors to conduct tests of the Real Property and any other premises now or heretofore used in connection with the business of TB&T Bancshares and its subsidiaries in order to identify any presence of, or present or past release or threatened release of, any waste materials or any chemical substances, including, without limitation, any Environmental Hazards. Any such test may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of the tests. Such tests may include both above and below ground testing for environmental damages or the presence of Environmental Hazards or Hazardous Material Contamination or such other tests as Texas Regional may deem reasonably necessary. Any and all costs of third parties associated with obtaining such information shall be borne by Texas Regional. In the event Texas Regional arranges for and causes such tests to be conducted, and if such tests indicate the presence of Hazardous Material Contamination, Texas Regional shall be entitled to terminate this Agreement by written notice to TB&T Bancshares without further liability or obligation.

     5.5.  ACTION BY TB&T BANCSHARES PRIOR TO CLOSING.

     5.5.1. From and after the date of this Agreement until the Closing Date, TB&T Bancshares will (and TB&T Bancshares will cause its subsidiaries, including TB&T, to):

          (i) carry on its business in accordance with prudent banking practices and in substantially the same manner as it is presently conducted;

          (ii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, and not make or commit to make any capital expenditure outside of the ordinary course of business and not make or commit to make any capital expenditure (whether or not in the ordinary course of business) in excess of $10,000 in any single transaction and $25,000 in the aggregate;

          (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

          (iv) use its best efforts to perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

          (v) use its best efforts to maintain and preserve its business organization intact, to retain its present officers and employees and to maintain its relationships with customers;

          (vi) use its best efforts to fully comply with and perform all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

          (vii) use its best efforts to maintain its books of account and records in the usual, regular and orderly manner consistent with generally accepted accounting principles and practices, consistently applied, and prudent banking practices;

          (viii) not issue or sell any additional shares of its stock or securities convertible into shares of such stock or options or other commitments for the issuance of shares of such stock or securities;

          (ix) not increase in any manner the compensation of any of its directors, officers or employees, or pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement, to any such persons, or commit itself to any pension, retirement or profit-sharing plan or arrangement or employment agreement for the benefit of any officer, employee or other person;

          (x) not declare or pay any dividend or make any stock split or purchase or otherwise acquire for value any of its shares;

          (xi) not issue (without the prior consent of Texas Regional) commitments for the future funding of loans at a fixed rate other than the then prevailing market at the date of funding; and

          (xii) not engage in any business practice which deviates in any material respect from its customary practices during the last eighteen months immediately preceding the date hereof.

     5.5.2. Without limiting the foregoing, between the date hereof and the date of Closing, TB&T Bancshares specifically covenants and agrees that TB&T Bancshares will not incur (and will not permit its subsidiaries to incur) any indebtedness other than deposit liabilities owed to deposit customers in the ordinary course of business and trade accounts payable incurred in the ordinary course of business. TB&T Bancshares will not incur (and will not permit its subsidiaries to incur) significant expenses outside of the ordinary course of business. In addition, neither TB&T Bancshares nor any subsidiary of TB&T Bancshares will increase expenses in any material way (either individually or in the aggregate), nor will TB&T Bancshares nor any subsidiary of TB&T Bancshares make any changes in its capital structure.

     5.5.3. Provided that seeking such approvals is in accordance with applicable banking law and regulations, TB&T Bancshares covenants that neither it nor any of its subsidiaries will make a fully collateralized loan, nor commit to make a fully collateralized loan, in excess of $400,000 to any one borrower or in any one transaction without the prior approval of Texas Regional, and neither it nor any of its subsidiaries will make any other loan, nor commit to make any other loan, in excess of $50,000 to any one borrower or in any one transaction without the prior consent of Texas Regional.

     5.5.4. Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, TB&T Bancshares covenants that neither it nor any of its subsidiaries will sell or otherwise dispose of any of their real or personal property without the prior written consent of Texas Regional.

     5.5.5. Without limiting the generality of the foregoing, from and after the date of this Agreement until the Closing Date, TB&T Bancshares specifically covenants and agrees neither it nor any of its subsidiaries will acquire any United States Treasury or government agency bonds, or municipal securities, or make other investments in securities, with fixed rates or with maturities of greater than three years from the date of investment. In addition, TB&T Bancshares covenants and agrees that neither it nor any of its subsidiaries will enter into any forward commitment to acquire any such securities.

     5.5.6. From and after the date of this Agreement until the Closing Date, TB&T Bancshares will not, and will not permit any of its subsidiaries to, (i) permit any change to be made in the Articles of Incorporation or Bylaws of TB&T Bancshares or any subsidiary thereof, or (ii) take any action described in
Section 2.10 herein, without the prior written consent of Texas Regional.

     5.6. TERMINATION OF EMPLOYMENT ARRANGEMENTS. At or prior to Closing, TB&T Bancshares will terminate (without liability or penalty to TB&T Bancshares, any subsidiary of TB&T Bancshares, Texas Regional, any subsidiary of Texas Regional, or any other person or entity) any existing employee severance, deferred compensation and incentive compensation agreements or arrangements, and any other contracts with employees, and shall terminate, in a manner acceptable to Texas Regional, any other employee benefit plans, including any employee stock ownership plan.

     5.7. CONTEMPORANEOUS TRANSACTION. The parties hereto acknowledge that, contemporaneously with the transaction herein described, Texas Regional is acquiring additional banking organizations, including specifically but without limitation Brownsville Bancshares, Inc. and its subsidiary, Brownsville National Bank, and the parties acknowledge and agree that any filings with regulatory authorities, filings with the Securities and Exchange Commission, proxy statements, financial information and other business activities in connection with the transaction herein described may include information related to such other pending acquisition(s). Notwithstanding that such other pending acquisition(s) may be proceeding on the same timetable as the transaction herein described, Texas Regional's obligations hereunder are not contingent upon the closing of such other pending acquisition(s).

                                   ARTICLE 6
                  CONDITIONS TO OBLIGATIONS OF TEXAS REGIONAL

     In addition to any other condition herein described as a condition to the obligations of Texas Regional under this Agreement, the obligations of Texas Regional under this Agreement are subject, in the discretion of Texas Regional, to the satisfaction at or prior to the Closing Date of each of the following conditions:

     6.1. COMPLIANCE WITH REPRESENTATIONS. The representations and warranties made by TB&T Bancshares in this Agreement shall have been true when made and, except for changes as contemplated herein, shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and TB&T Bancshares shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Texas Regional shall have been furnished with a certificate, signed by the President of TB&T Bancshares in his capacity as such and dated the Closing Date, and a certificate, signed by the President of TB&T Bancshares in his capacity as such and dated the Closing Date, in each case to the foregoing effect.

     6.2. STOCKHOLDER APPROVAL. The shareholders of TB&T Bancshares shall have approved the transaction at a duly called meeting of the shareholders and TB&T Bancshares shall have delivered to Texas Regional a certificate signed by the President and Secretary of TB&T Bancshares in his or her capacity as such, confirming the approval of this transaction by the requisite vote of the shareholders of TB&T Bancshares.

     6.3. DISSENTERS. Shareholders holding an aggregate of not greater than 2% of the issued and outstanding shares of TB&T Bancshares shall have exercised dissenters' rights of appraisal with respect to the transaction, excluding for these purposes shareholders who have subsequently abandoned (including abandonment as a result of a failure to comply with applicable procedures) their dissenters' rights of appraisal.

     6.4. REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement including the merger of TB&T Bancshares with and into TRD, and the merger of TB&T with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, Texas Regional may, but shall not be obligated to, answer and defend such contest.

     6.5. LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transaction contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions or involving any of the assets, properties, business or operations of TB&T Bancshares or any of its subsidiaries which might result in any material adverse change in the financial condition, results of operations, business or prospects of TB&T Bancshares or any of its subsidiaries. Texas Regional shall have been furnished with a certificate, dated the Closing Date and signed by the President of TB&T Bancshares and each of its subsidiaries, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his or her knowledge, threatened.

     6.6. OPINION OF COUNSEL. Prior to closing, TB&T Bancshares shall deliver to Texas Regional the opinion of TB&T Bancshares's counsel, in form and content satisfactory to Texas Regional, to the effect that

          (i) TB&T Bancshares is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board, and has full power and authority to carry on its business as presently conducted;

          (ii) the authorized capital stock of TB&T Bancshares consists of 2,000,000 shares of capital stock, par value of $1.00 per share, of which a total of 1,695,775 shares are issued and outstanding, and that those shares which are issued and outstanding have been validly issued, are fully paid and nonassessable, and there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating TB&T Bancshares to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares are outstanding, and no authorization therefor has been given;

          (iii) TB&T is a duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas, and has full power and authority to carry on its business as presently conducted;

          (iv) the authorized capital stock of TB&T consists of 100,000 shares of capital stock, par value of $7.50 per share, of which all 100,000 shares are validly issued, fully paid, nonassessable, and owned beneficially and of record by TB&T Bancshares and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating TB&T to issue or sell any shares of its capital stock of any class, or securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given;

          (v) this Agreement has been duly authorized by all necessary corporate action on the part of TB&T Bancshares, its directors and shareholders, and this Agreement constitutes the valid and binding obligation of TB&T Bancshares enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally;

          (vi) this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of TB&T Bancshares, the Articles of Association or Bylaws of TB&T, or, to the best knowledge and belief of such counsel, any agreement or instrument to which TB&T Bancshares or TB&T is a party or is bound, or any law, regulation, judgment or order binding on any of them; and

          (vii) the merger of TB&T with and into Texas State bank has been duly authorized by all necessary corporate action on the part of TB&T, its directors and shareholders, and the consummation of the merger of TB&T with and into Texas State Bank will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Association or Bylaws TB&T, or, to the best knowledge and belief of such counsel, any agreement or instrument to which TB&T Bancshares or TB&T is a party or is bound, or any law, regulation, judgment or order binding on any of them.

     6.7. DUE DILIGENCE REVIEW; NO MATERIAL ADVERSE CHANGE. Texas Regional and its employees, agents, attorneys, accountants and other representatives shall be entitled to review and monitor the assets, liabilities, business and prospects of TB&T Bancshares and its subsidiaries during the period from the date hereof to the time of Closing. Texas Regional shall be entitled to terminate this transaction at its sole option and at any time prior to Closing if the results of such review reflect a material adverse change in the condition, financial position or business prospects of TB&T Bancshares or any of its subsidiaries.

     6.8. CONSENTS, APPROVALS AND ESTOPPEL CERTIFICATES. Texas Regional shall have received all such consents, approvals, estoppel certificates and other assurances, in each case in form and content reasonably satisfactory to Texas Regional, from any party to an agreement with TB&T Bancshares or any of its subsidiaries, or by which TB&T Bancshares or any of its subsidiaries is bound as a result of an order of any authority, or pursuant to any other legal requirement. Without limiting the generality of the foregoing, Texas Regional shall have received consents and estoppel certificates from each landlord of TB&T Bancshares or any subsidiary of TB&T Bancshares and from each tenant of any of them, consenting (if Texas Regional deems such consent necessary) to the transfer by operation of law of any outstanding lease or rental agreement, attesting to the validity of each lease to which TB&T Bancshares or any subsidiary is a party, the fact that no default exists (or which could with the passage of time or notice could exist) under the lease, and providing for such other matters as may be deemed advisable to Texas Regional.

     6.9. NET WORTH OF TB&T BANCSHARES AND TB&T. The net worth of TB&T Bancshares, calculated in accordance with applicable regulatory requirements, shall be not less than the sum of $3,980,000, increased by $25,000 per month for each month elapsed during the period from September 30, 1997, until the date of Closing. The net worth of TB&T, calculated in accordance with applicable regulatory requirements, shall be not less than the sum of $3,980,000, increased by $25,000 per month for each month elapsed during the period from September 30, 1997, until the date of Closing.

     6.10. FAIRNESS OPINION. Texas Regional shall have received a fairness opinion, in form and content acceptable to Texas Regional in its sole discretion, and rendered by a firm acceptable to Texas Regional in its sole discretion, as to the fairness of the transaction to Texas Regional and the shareholders of Texas Regional.

     6.11. DECLARATION OF EFFECTIVENESS OF REGISTRATION STATEMENT. The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Class A Voting Common Stock are to be issued to shareholders of TB&T Bancshares as herein described, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

     6.12. POOLING OF INTERESTS. Texas Regional shall have received such assurances as it deems necessary, proper or advisable that the transactions herein described (including specifically but without limitation the merger of TB&T Bancshares with and into Texas Regional, and the merger of TB&T with and into Texas State Bank) will be accounted for as pooling of interests under generally accepted accounting principles.

     6.13. RESOLUTION OF CERTAIN PENDING CLAIMS. Texas Regional shall not have been presented with evidence indicating that Special Claims are likely to result in uninsured losses to Texas State Bank, as the successor in interest to Texas Bank & Trust (without regard to any reimbursement received as a result of return and cancellation of Holdback Escrow Shares), in excess of an aggregate of $1,500,000.

                                   ARTICLE 7
                  CONDITIONS TO OBLIGATIONS OF TB&T BANCSHARES

     The obligations of TB&T Bancshares under this Agreement are subject, in the discretion of TB&T Bancshares, to the satisfaction at or prior to the Closing Date, of each of the following conditions:

     7.1. COMPLIANCE WITH REPRESENTATIONS. The representations and warranties made by Texas Regional in this Agreement shall have been true when made and, except as may otherwise be contemplated or permitted herein, shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Texas Regional shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. TB&T Bancshares shall have been furnished with a certificate dated the Closing Date, signed by the President of Texas Regional, in his capacity as such, to the foregoing effect.

     7.2. STOCKHOLDER APPROVAL. The shareholders of TB&T Bancshares shall have approved the transaction at a duly called meeting of the shareholders.

     7.3. REGULATORY APPROVALS. Texas Regional shall have received approval of the transactions contemplated by this Agreement, including the merger of TB&T Bancshares with and into TRD, and the merger of TB&T with and into Texas State Bank, from all necessary governmental agencies and authorities, including the Texas Banking Department and the Federal Reserve Board, and such approvals and transactions contemplated hereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. It is understood that, if any contest as aforesaid is brought by formal proceedings, TB&T Bancshares may, but shall not be obligated to, answer and defend such contest.

     7.4. LITIGATION. On the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or governmental agency or authority which might result in action to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture, rescission or damages in connection with such transactions and TB&T Bancshares shall have been furnished with a certificate, dated the Closing Date and signed by the President of Texas Regional, in his capacity as such, to the effect that no litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

     7.5. DECLARATION OF EFFECTIVENESS OF REGISTRATION STATEMENT. The SEC shall have declared effective the registration statement for registration of the transaction pursuant to which shares of Texas Regional Class A Voting Common Stock are to be issued to shareholders of TB&T Bancshares as herein described, and there shall be no order or action pending or threatened to withdraw such declaration or to prohibit or otherwise restrict the issuance of such shares, and any and all such actions as Texas Regional may deem necessary or advisable shall have been taken to cause the qualification or registration, by notification or otherwise, of the transaction or the shares in any state in which such qualification or registration is deemed necessary by Texas Regional.

     7.6. OPINION OF COUNSEL. Prior to closing, Texas Regional shall deliver to TB&T Bancshares the opinion of Texas Regional's counsel, in form and content satisfactory to Texas Regional, to the effect that:

          (i) Texas Regional is a duly organized, validly existing and in good standing as a corporation under the laws of the state of Texas, is registered as a bank holding company under applicable regulations and requirements of the Federal Reserve Board, and has full power and authority to carry on its business as presently conducted;

          (ii) the authorized capital stock of Texas Regional consists of 20,000,000 shares of capital stock, par value of $1.00 per share, and that the shares to be issued in connection with the Merger transaction, when issued, will be validly issued, fully paid and nonassessable;

          (iii) Texas State Bank is a duly organized, validly existing and in good standing as a banking association under the laws of the State of Texas, and has full power and authority to carry on its business as presently conducted;

          (iv) this Agreement has been duly authorized by all necessary corporate action on the part of Texas Regional, and its directors, and this Agreement constitutes the valid and binding obligation of Texas Regional, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally; and

          (v) this Agreement and the consummation of the transaction herein described do not and will not violate, conflict with or constitute a breach of any term, condition, or provision of the Articles of Incorporation or Bylaws of Texas Regional, the Articles of Association or Bylaws of Texas State Bank, or, to the best knowledge and belief of such counsel, any agreement or instrument to which Texas Regional or Texas State Bank is a party or is bound, or any law, regulation, judgment or order binding on any of them.

                                   ARTICLE 8
                              CLOSING OBLIGATIONS

     8.1. TEXAS REGIONAL OBLIGATIONS. At the Closing, Texas Regional shall deliver the following:

          8.1.1. Articles of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, providing for the merger of TB&T Bancshares with and into TRD.

          8.1.2. Officer's Certificate, including an incumbency certification and further certifying as to the existence and good standing of Texas Regional, the accuracy of all representations and warranties of Texas Regional, the approval by the Board of Directors of the Texas Regional, and Texas Regional as the sole shareholder of TRD, of resolutions authorizing and approving the merger transaction.

          8.1.3. Delivery of share certificates to shareholders of TB&T Bancshares who have tendered their TB&T Bancshares share certificates, as required by section 1.2, and delivery of a share certificate to the escrow agent appointed to hold the Holdback Escrow Shares pursuant to the Holdback Escrow Agreement.

          8.1.4. An opinion of Texas Regional's counsel in form and substance required by this Agreement and otherwise acceptable to TB&T Bancshares; and

          8.1.5. The Holdback Escrow Agreement and such other documents, certificates, and other items as may be required to be delivered by Texas Regional pursuant to the terms of this Agreement or as may be reasonably requested by TB&T Bancshares to effectuate the transaction herein described.

     8.2. TB&T BANCSHARES OBLIGATIONS. At the Closing, TB&T Bancshares shall deliver the following to Texas Regional:

          8.2.1. Articles of Merger, in the form required to be delivered for filing with the Secretary of State of Delaware, pursuant to applicable provisions of the Delaware General Corporation Law, providing for the merger of TB&T Bancshares with and into TRD.

          8.2.2. Officer's Certificates of TB&T Bancshares and TB&T, including an incumbency certification in each case, and further certifying as to the existence and good standing of each entity, the accuracy of all representations and warranties of TB&T Bancshares, the approval by the Board of Directors of each of TB&T Bancshares and TB&T, and by the shareholders of TB&T Bancshares, and by TB&T Bancshares as the sole shareholder of TB&T, in each case authorizing and approving the transaction.

          8.2.3. Certificates of Existence and Good Standing of each of TB&T Bancshares (issued by the Secretary of State of Texas) and TB&T (issued by the Texas Department of Banking) in each case dated as of a date not more than three days prior to the Closing;

          8.2.4. Certificate of Good Standing of each of TB&T Bancshares (issued by the Texas Comptroller of Public Accounts) and TB&T (issued by the Texas Comptroller of Public Accounts), in each case dated as of a date not more than three days prior to the Closing;

          8.2.5. Certificates of adoption of appropriate resolutions, Certificates of Merger, Articles of Merger and other documents as may be required by Texas Regional to effect the merger of TB&T with and into Texas State Bank;

          8.2.6. An opinion of TB&T Bancshares's counsel in form and substance required by this Agreement and otherwise acceptable to Texas Regional; and

          8.2.7. The Holdback Escrow Agreement and such other documents, certificates, and other items as may be required to be delivered by TB&T Bancshares pursuant to the terms of this Agreement or as may be reasonably requested by Texas Regional to effectuate the transaction herein described.

                                   ARTICLE 9
                                 MISCELLANEOUS

     9.1. SURVIVAL OF REPRESENTATION AND WARRANTIES. The representations and warranties contained in this Agreement shall survive any investigation of the parties hereto, but shall not survive the Closing of the transaction contemplated hereby except as specifically provided in this section 9.1. The only representations and warranties which will survive the closing are the representations and warranties contained in sections 9.11 and 9.12 of this Agreement.

     9.2. BROKERS. Texas Regional and TB&T Bancshares agree that no third party has in any way brought the parties together or been instrumental in the making of this Agreement. Each of Texas Regional and TB&T Bancshares agrees to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee, or other payment with respect to this Agreement, the merger of TB&T with and into Texas State Bank, or the transactions contemplated hereby and thereby based on any alleged agreement or understanding between such party and any third person, whether express or implied from the actions of such party.

     9.3. EXPENSES. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of this Agreement, except that, in the event that the transactions herein described are not consummated, other than as a result of a default by TB&T Bancshares or any Majority Shareholder, and other than a termination by Texas Regional as a result of a breach of a representation, warranty or covenant made by TB&T Bancshares pursuant to this Agreement, Texas Regional shall pay additional required audit expense of TB&T Bancshares, in an amount not to exceed $25,000.00, related to the audit of the financial statements of TB&T and its subsidiaries.

     9.4. NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered on the earlier of actual receipt or the time of deposit in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is to be sent at the following addresses:

If to Texas Regional or to Texas State Bank, then to:
     Texas Regional Bancshares, Inc.
     3700 N. 10th Street, Suite 301
     McAllen, Texas 78501
     Attention:  Mr. Glen E. Roney
                 Chairman of the Board

          with a copy to:

               William A. Rogers, Jr.
               McGinnis, Lochridge & Kilgore, L.L.P.
               1300 Capitol Center
               919 Congress Avenue
               Austin, Texas 78701

If to TB&T Bancshares, TB&T or the Majority Shareholders, then to:
     TB&T Bancshares, Inc.
     P.O. Box 5210
     Brownsville, Texas 78523
     Attention:  Frank D. Yturria
                 Chairman of the Board

          with a copy to:

               Rollins M. Koppel
               Koppel, Ezell, Powers & Kimball, L.L.P.
               312 East Van Buren
               Harlingen, Texas 78551

     9.5. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, and, to the extent required by Section 4.03, the directors, officers and Majority Shareholders, but shall not be assigned by any party without the prior written consent of the other party.

     9.6. ARTICLE AND OTHER HEADINGS. Article and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior arrangements, understandings, agreements or covenants between the parties. This Agreement may only be modified by an instrument in writing executed by both Texas Regional and TB&T Bancshares.

     9.8. WAIVERS. Texas Regional or TB&T Bancshares may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance with any of the covenants or conditions contained in this Agreement.

     9.9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed therein.

     9.10. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     9.11. JOINDER BY SHAREHOLDERS OF TB&T BANCSHARES. Each of the undersigned who executes this Agreement as a shareholder of TB&T Bancshares (defined herein as Majority Shareholders) hereby join into the execution of this Agreement to evidence their consent to and approval of the transaction herein described. Each of the undersigned Majority Shareholders represents to Texas Regional (i) that the Majority Shareholders in the aggregate constitute the holders of not less than 81.98% of the shares of the outstanding common stock of TB&T Bancshares, Inc.; (ii) that the shareholders of TB&T Bancshares common stock are the only persons entitled to consider and vote on the transaction described in this Agreement and Plan of Reorganization; (iii) that he, she or it owns the number of shares of TB&T Bancshares as indicated below his, her or its name below; (iv) that the undersigned Majority Shareholder has the full power and authority to enter into and perform this Agreement; and (v) that Texas Regional is relying upon the covenants and agreements contained in this paragraph in executing and entering into the Agreement and Plan of Reorganization. The undersigned Majority Shareholders specifically hereby agree to recommend this transaction to other shareholders of TB&T Bancshares and to vote to approve of the transaction at the shareholder meeting called to consider and vote upon the merger transaction herein described. The representations and warranties of the Majority Shareholders contained in this section 9.11 shall survive the closing of the transaction described in this Agreement.

     9.12. JOINDER BY CERTAIN SHAREHOLDERS. In addition, the following shareholders of TB&T Bancshares:

          Frank D. Yturria, James John, Bob A. Austin, Julius Collins and Dwayne Tyner (individually and as trustee)

     (collectively, the "Affiliate Shareholders"), all of whom are officers, directors or shareholders owning in excess of 10% of the outstanding capital stock of TB&T Bancshares, have joined into the execution of this Agreement to acknowledge and agree to the following:

          a. The undersigned Affiliate Shareholders acknowledge that Texas Regional's offer to acquire TB&T Bancshares on the terms and conditions described in this Agreement is predicated upon the transactions being accounted for as pooling of interests for generally accepted accounting purposes.

          b. It is a requirement of pooling of interests accounting that the affiliates of the companies being merged agree to certain restrictions on their stock. Each of the undersigned Affiliate Shareholders is an affiliate of TB&T Bancshares for purposes of these rules.

          c. Each of the undersigned Affiliate Shareholders agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of TB&T Bancshares stock within thirty (30) days prior to the Effective Time. Each Affiliate Shareholder further agrees that until publication of financial results covering at least 30 days of post-merger combined operations of TB&T Bancshares and Texas Regional, he will not sell, pledge, transfer or otherwise dispose of any shares of Texas Regional stock to be acquired by him in the merger transaction, unless such Affiliate Shareholder first obtains the consent of Texas Regional. The undersigned further agrees that he will not sell, pledge, transfer or otherwise dispose of any shares of Texas Regional stock acquired by him in the merger transaction except in a manner that is consistent with any additional requirements for Texas Regional accounting for the merger as a pooling of interests, including without limitation any requirements imposed by applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and rules and regulations promulgated thereunder. Each Affiliate Shareholder agrees that a restrictive legend to the foregoing effect may be placed on any certificate evidencing shares of Texas Regional stock to be issued in connection with the merger transaction. Texas Regional will remove the restrictive legend from any certificates evidencing shares subject hereto promptly following the expiration of the transfer restrictions described in this paragraph.

          d. Each Affiliate Shareholder further acknowledges and agrees that he will be subject to Rule 145 promulgated by the SEC under the Securities Act of 1933, and he agrees not to transfer any Texas Regional stock received by him in the Merger except in compliance with applicable provisions of the Securities Act, the Securities Exchange Act and applicable rules and regulations promulgated thereunder.

     The obligations of the Affiliate Shareholders described in this paragraph shall survive the closing of the transactions described in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                     TEXAS REGIONAL BANCSHARES, INC.

ATTEST:                              By:  /s/G E Roney
/s/Nancy Schultz                           Glen E. Roney,
  Secretary                                Chairman of the Board

                                     TB&T BANCSHARES, INC.

ATTEST:                              By:  /s/Frank D. Yturria
/s/James O. Brown                          Frank D. Yturria
  Secretary                                Chairman of the Board

                   JOINDER BY SHAREHOLDERS OF TB&T BANCSHARES

/s/Bob A. Austin                     /s/Dwayne Tyner
Bob A. Austin                        Dwayne Tyner, Trustee
Number of Shares: 28,743             Number of shares: 337,987

/s/Julius Collins                    /s/Frank D. Yturria
Julius Collins                       Frank D. Yturria

Number of shares: 74,325             Number of shares: 931,413
/s/James A. John

James A. John
Number of shares: 15,636

                                  SCHEDULE 1.7
                           HOLDBACK ESCROW AGREEMENT

     This Holdback Escrow Agreement (the "Holdback Escrow Agreement") is made
and entered into as of the       day of             , 199  by and between Texas
Regional Bancshares, Inc., a Texas corporation ("Texas Regional"), TB&T Bancshares, Inc. ("TB&T Bancshares"), and Texas State Bank ("Escrow Agent").

     Glen E. Roney joins into the execution hereof to evidence his agreement to accept appointment as "Special Agent" for Texas Regional, and Frank D. Yturria joins into the execution hereof to evidence his agreement to accept appointment as "Special Agent" for the shareholders of TB&T Bancshares listed on Exhibit A (herein sometimes called the "TB&T Bancshares shareholders"). Texas Regional may at any time appoint a substitute for Glen E. Roney as Special Agent for Texas Regional, which appointment shall be effective upon delivery of notice thereof to both the Escrow Agent and the Special Agent for the TB&T Bancshares shareholders. The TB&T Bancshares shareholders may, by action of a majority in interest of the TB&T Bancshares shareholders, at any time appoint a substitute for Frank D. Yturria as Special Agent for the TB&T Bancshares shareholders, which appointment shall be effective upon delivery of notice thereof to both the Escrow Agent and Texas Regional.

     WHEREAS, Texas Regional and TB&T Bancshares have entered into an Agreement and Plan of Reorganization pursuant to which TB&T Bancshares is, of even date herewith, being merged with and into Texas Regional Delaware, Inc., a Delaware corporation wholly-owned by Texas Regional; and

     WHEREAS, the Agreement and Plan of Reorganization by and between Texas Regional and TB&T Bancshares provides for the escrow of a portion of the shares of Texas Regional Bancshares, Inc. Class A Voting Common Stock, and dividends on such shares (or at the election of individual shareholders of TB&T Bancshares, certain other assets) in the event that Texas Regional and its subsidiaries sustain certain losses more particularly described herein;

     NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained in the Agreement and Plan of Reorganization, effective as of immediately prior to the merger of TB&T Bancshares with and into Texas Regional Delaware, Inc., Texas Regional, TB&T Bancshares and the Escrow Agent hereby agree as follows:

     1. ESCROW SHARES. Of even date herewith, Texas Regional is depositing into escrow with the Escrow Agent, as required by the terms of the Agreement and Plan of Reorganization, an aggregate of shares of Texas Regional Class A Voting Common Stock (the "Escrow Stock"). At all times during which any shares of Escrow Stock are held pursuant to this Holdback Escrow Agreement, the TB&T Bancshares shareholders shall be treated as the beneficial owners of the Escrow Stock, and as the beneficial owners of any dividends thereon and any other proceeds thereof, in each case subject to the rights of Texas Regional under this Holdback Escrow Agreement to require that such shares of Escrow Stock (and any related dividends or other proceeds thereof) be returned to Texas Regional in payment of Losses and Damages (as herein defined) attributable to one or more Special Claims (as herein defined). Each TB&T Bancshares shareholder shall be entitled to vote his or her allocated shares of Escrow Stock in any action requiring a vote of the shareholders of Texas Regional, unless and until such time as any of such shares of Escrow Stock are actually distributed to Texas Regional in valid payment of Losses and Damages attributable to a Special Claim.

     2. SPECIAL CLAIMS. Texas Regional shall be entitled to require that Escrow Stock be distributed to Texas Regional pursuant to this Holdback Escrow Agreement, in the event that Texas Regional or any subsidiary of Texas Regional (including Texas State Bank) is required to pay any amount of Losses and Damages arising out of or directly or indirectly related to any of the following:

          a. Any liability or obligation (including any incurred in the defense of any claim) which arises out of the activities of Paula G. Gonzalez, a former employee of TB&T, identified in a Special Report to the Board of Directors of TB&T dated April 15, 1997, a copy of which has been provided to Texas Regional and marked for identification by Texas Regional and TB&T Bancshares;

          b. Any liability or obligation (including any incurred in the defense of any claim) which arises in connection with a lawsuit filed as Cause Number 97-06-04585-E and currently pending in the 357th District Court of Cameron County, Texas, styled RAFAEL POZOS, SR. V. TEXAS BANK & TRUST AND PAULA G. GONZALEZ;

          c. Any liability or obligation (including any incurred in the defense of any claim) which arises out of a claim by Rebecca Vera relating to an alleged deposit and allegedly unauthorized transfers and withdrawals from Ms. Vera's account, including those described in a demand letter written to TB&T on behalf of Ms. Vera, dated May 23, 1997, a copy of which has been provided to Texas Regional and marked for identification by Texas Regional and TB&T Bancshares; and

          d. Any liability or obligation (including any incurred in the defense of any claim) which arises out of certain unaccounted for Certificates of Deposit bearing the numbers indicated in the Missing Certificates of Deposit Schedule, a copy of which has been provided to Texas Regional and marked for identification by Texas Regional and TB&T Bancshares.

     The foregoing are herein collectively referred to as the "Special
Claims." For purposes hereof, the term "Losses and Damages" shall mean any and all amounts which are paid to claimants as a result of liquidation of judgments or settlements and all out-of-pocket expenses, including, but not necessarily limited to, reasonable attorney's fees, investigation costs, accounting costs, court costs and other expenses. The fees and costs included within Losses and Damages specifically includes the amounts of attorney's fees and expenses of the counsel selected by the Special Agent for the TB&T Bancshares shareholders and the counsel selected by the Special Agent for Texas Regional pursuant to section 9 hereof.

     3. DISTRIBUTION PROCEDURE. In the event Texas Regional, or its subsidiaries, including specifically but without limitation, Texas Regional Delaware, Inc. and Texas State Bank, in each case as successor-in-interest to the mergers, respectively, with TB&T Bancshares and Texas Bank and Trust of Brownsville, sustain Losses and Damages arising out of or related to Special Claims, such Losses and Damages shall be paid as follows:

          a. Until such time as aggregate Losses and Damages paid by return to Texas Regional of Escrow Stock held pursuant to this Holdback Escrow Agreement exceed $500,000.00, an amount equal to 90% of such Losses and Damages shall be paid to Texas Regional by return of Escrow Stock to Texas Regional.

          b. In the event the aggregate amount of Losses and Damages paid by distribution to Texas Regional of Escrow Stock held pursuant to this Holdback Escrow Agreement are in excess of $500,000.00, an amount equal to 50% of each Special Claim thereafter paid shall be paid to Texas Regional by return of Escrow Stock to Texas Regional from shares held pursuant to this Holdback Escrow Agreement, until either this Holdback Escrow Agreement is terminated or all of the Escrow Stock held pursuant to this Holdback Escrow Agreement has been returned.

          c. Nothing in this Holdback Escrow Agreement shall require any officer, director, TB&T Bancshares shareholder or other person to pay any Special Claim, other than by return or other distribution of Escrow Stock held by pursuant to this Holdback Escrow Agreement.

     The number of shares of Escrow Stock returned shall equal the amount of the Losses and Damages being paid by return of Escrow Stock, divided by $30.025. In the event of any return of Escrow Stock to Texas Regional pursuant to this Holdback Escrow Agreement, such Escrow Stock shall be canceled as if never issued.

     4. DIVIDENDS OR OTHER PROCEEDS. In the event of any declaration of dividends or other proceeds payable with respect to the Escrow Stock held pursuant to this Holdback Escrow Agreement, such dividends and other proceeds shall be retained in escrow pursuant to this Holdback Escrow Agreement, in an interest bearing account or accounts, until such time as the shares of Escrow Stock with respect to which such dividends or other proceeds were paid are either (i) returned to Texas Regional in satisfaction of one or more Special Claims, in which event the dividends, other proceeds and the earnings thereon shall be canceled as if never paid or accrued; or (ii) distributed to the TB&T Bancshares shareholders listed in Exhibit A, at which time the dividends or other proceeds attributable to shares distributed to TB&T Bancshares shareholders and the earnings attributable to such distributed dividends or other proceeds shall likewise be distributed to the TB&T Bancshares shareholders.

     5. TERMINATION. The escrow arrangement herein described shall be terminated, and any Escrow Stock and undisbursed dividends and other proceeds and any earnings then remaining in the escrow account shall be distributed to the TB&T Bancshares shareholders listed in Exhibit A, in the percentages indicated in Exhibit A on the date upon which all Special Claims have been fully and completely resolved, in the joint discretion of the Special Agent on behalf of Texas Regional and the Special Agent on behalf of the TB&T Bancshares shareholders.

     This Holdback Escrow Agreement shall automatically terminate upon the return or distribution of all of the assets held in accordance with the terms hereof, or if not sooner terminated shall automatically terminate and all such assets shall be returned or distributed to the beneficiaries entitled thereto, upon the expiration of twenty-one years following the date of execution hereof.

     6. SPECIAL SECOND ANNIVERSARY DISTRIBUTION. If the Special Agents have not jointly agreed that all Special Claims have been fully and completely resolved on or prior to the second anniversary of the date of execution hereof, the escrow relationship created by this Holdback Escrow Agreement shall continue until the date that all Special Claims are fully and finally resolved; provided, however, that the only Escrow Stock held pursuant to this Holdback Escrow Agreement subsequent to the second anniversary of the date of execution hereof shall be an amount reasonably determined by joint decision of the Special Agent for Texas Regional and the Special Agent for the TB&T Bancshares shareholders, to approximate the amount of Losses and Damages reasonably anticipated to arise out of any Special Claims pending or threatened as of the second anniversary, which amount shall continue to be held pursuant to this Holdback Escrow Agreement on behalf of the shareholders listed in Exhibit A until the final resolution of all such pending Special Claims. Any Escrow Stock (and all dividends and other proceeds, and earnings thereon, with respect to such shares of Escrow Stock) held pursuant to this Holdback Escrow Agreement in excess of such agreed amount shall be distributed to the former TB&T Bancshares shareholders as their respective interests may appear according to the records kept by the Escrow Agent pursuant to section 7 hereof.

     7. RECORDKEEPING; PROPORTIONATE FUNDING. The Escrow Agent shall maintain appropriate records indicating, initially, the number of shares of Escrow Stock allocated to the account of each TB&T Bancshares shareholder and, thereafter, the reduction in number of shares of Escrow Stock as a result of distributions to Texas Regional in payment of Special Claims and any reduction as a result of distribution of Escrow Stock to the TB&T Bancshares shareholder. Any Special Claim paid to Texas Regional pursuant to this Holdback Escrow Agreement shall be funded by the Escrow Agent on a pro rata basis from all TB&T Bancshares shareholder accounts held pursuant to this Holdback Escrow Agreement so that, as nearly as possible, the Special Claims shall be funded from accounts maintained by the Escrow Agent for the TB&T Bancshares shareholders in the percentages indicated in Exhibit A. The Escrow Agent shall likewise maintain records indicating the dividends and other proceeds allocated to each shareholder, any earnings thereon, and any reductions resulting from distributions of Escrow Stock to Texas Regional in payment of Losses and Damages and any distributions of Escrow Stock to TB&T Bancshares shareholders in accordance with this Holdback Escrow Agreement. Not less often than annually, the Escrow Agent shall provide a report to the Special Agent for the TB&T Bancshares shareholders of the number of shares of Escrow Stock and the amount of dividends and other proceeds, and earnings on dividends, held for the benefit of each former TB&T Bancshares shareholder.

     8. JOINT ACTION OF SPECIAL AGENTS. Notwithstanding anything herein to the contrary, no Escrow Stock, accumulated dividends or other proceeds or other assets shall be distributed to Texas Regional under or pursuant to this Holdback Escrow Agreement, in payment of Losses and Damages or otherwise, unless such distribution is either (a) approved by Frank D. Yturria or his successor as Special Agent on behalf of the shareholders of TB&T Bancshares; or (b) determined by binding arbitration as herein provided to be a proper and lawful disbursement of such assets from the escrow. Notwithstanding anything herein to the contrary, no Escrow Stock, accumulated dividends or other proceeds or other assets shall be distributed to the TB&T Bancshares shareholders under or pursuant to this Holdback Escrow Agreement, unless such distribution is either (a) approved by Glen E. Roney or his successor as Special Agent on behalf of Texas Regional; or (b) determined by binding arbitration as herein provided to be a proper and lawful disbursement of such assets from the escrow.

     9. ACCESS TO INFORMATION; APPOINTMENT OF COUNSEL. During the term of this Holdback Escrow Agreement, the TB&T Bancshares shareholders shall have complete access to all information relating to the Special Claims, and the progress of Texas Regional in resolving any Special Claims. The TB&T Bancshares shareholders, acting by and through the Special Agent for the TB&T Bancshares shareholders, and Texas Regional, acting by and through the Special Agent for Texas Regional, shall each be entitled to select an attorney to participate, in an "of counsel" capacity, in any judicial proceeding related to a Special
Claim. The attorneys' fees, costs and expenses of any such counsel selected by the Special Agent for the TB&T Bancshares shareholders and any such counsel selected by the Special Agent for Texas Regional shall be paid as part of the Losses and Damages reimbursed pursuant to this Holdback Escrow Agreement.

     10. RELIANCE ON SPECIAL AGENT AND NOTICES. Each TB&T Bancshares shareholder shall be deemed for all purposes to have appointed Frank D. Yturria or his successor as Special Agent on behalf of the TB&T Bancshares shareholders to act as agent on their behalf with respect to any notices, receipts or other acts, including settlement of any dispute or other matter arising out of this Holdback Escrow Agreement, and Texas Regional and any other party shall be entitled to rely upon the acts of such Special Agent in taking any action hereunder. Texas Regional shall be deemed for all purposes to have appointed Glen E. Roney or his successor as Special Agent on behalf of Texas Regional to act as agent on its behalf with respect to any notices, receipts or other acts, including settlement of any dispute or other matter arising out of this Holdback Escrow Agreement, and the TB&T Bancshares shareholders and any other party shall be entitled to rely upon the acts of such Special Agent in taking any action hereunder.

     Any notice required or permitted to be given hereunder shall be in writing and shall be deemed delivered upon deposit of the same into the care and custody of the United States Postal Services, by registered or certified mail, return receipt requested, addressed to the party to whom such notice is to be given, as follows:

     If to TB&T Bancshares shareholders
     or to the Special Agent for the
     TB&T Bancshares shareholders:

          Frank D. Yturria, Special Agent
          3201 Central Boulevard, Suite 200
          Brownsville, Texas 78520

     with a copy to:

          Rollins M. Koppel
          Koppel, Ezell, Powers & Kimball, L.L.P.
          312 East Van Buren
          Harlingen, Texas 78551

     If to Texas Regional or to the
Special Agent for Texas Regional:

          Glen E. Roney, Special Agent
          Kerria Plaza, Suite 301
          5700 North Tenth Street
          McAllen, Texas 78501

     with a copy to:

          William A. Rogers, Jr.
          McGinnis, Lochridge & Kilgore, L.L.P.
          919 Congress Avenue, Suite 1300
          Austin, Texas 78701

     11. DISPUTE RESOLUTION. Any dispute as to the propriety of a distribution, determination of the Losses and Damages attributable to a Special Claim, or the determination of whether a claim is in fact a Special Claim for purposes of this Holdback Escrow Agreement, or any other dispute arising under the terms of this Holdback Escrow Agreement, if not resolved to the satisfaction of both the Special Agent for the TB&T Bancshares shareholders and the Special Agent for Texas Regional, shall be submitted to binding arbitration for resolution. Each of the Special Agent for the TB&T Bancshares shareholders and the Special Agent for Texas Regional shall select a qualified, commercial arbitrator. The two arbitrators so selected shall in turn select a third arbitrator who shall sit with the two arbitrators selected by the parties as an arbitration panel. The arbitrators shall in each case be qualified in arbitrating matters such as the dispute in controversy, and they shall arbitrate the dispute in accordance with applicable rules of the American Arbitration Association. Any ruling rendered by the arbitrators shall be final, binding and conclusive.

     13. MISCELLANEOUS. This Holdback Escrow Agreement shall be construed by and governed in accordance with the laws of the State of Texas.

     This Holdback Escrow Agreement may be executed in one or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

     This Holdback Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but may not be assigned by any party without the prior written consent of the Special Agent for Texas Regional and the Special Agent for the TB&T Bancshares shareholders.

     If any provision hereof is found to be illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of such provision shall not be construed to affect the remainder of this Holdback Escrow Agreement, and the illegal, invalid or unenforceable provision shall be reformed by a court of competent jurisdiction in such a manner as to be legal, valid and enforceable.

     Headings contained herein have been inserted for convenience of reference only and shall not be deemed to construe or interpret any part of this Holdback Escrow Agreement.

     IN WITNESS WHEREOF, the parties have caused their hands, or those of their duly authorized officers, to be affixed as of the date first written above.

                                       Texas Regional Bancshares, Inc.

                                       By:____________________________
                                                 GLEN E. RONEY,
                                             CHAIRMAN OF THE BOARD

                                       TB&T Bancshares, Inc.

                                       By:____________________________
                                                 FRANK D. YTURRIA,
                                               CHAIRMAN OF THE BOARD

ACCEPTED AND AGREED TO
for the limited purposes of
accepting appointment as Special Agents
as herein provided
_______________________________________
            GLEN E. RONEY
_______________________________________
          FRANK D. YTURRIA

     The undersigned agrees to act as Escrow Agent for all interested parties pursuant to this Agreement without any fees or other charges, except for reimbursement of actual reasonable expenses, and without any liability on its part except for fraud or gross negligence.

                                       TEXAS STATE BANK TRUST DEPARTMENT

                                       By:______________________________
                                               CARROLL W. STURGIS, JR.
                                    SENIOR VICE PRESIDENT & SENIOR TRUST OFFICER

                                  SCHEDULE 2.2

     None.

                                 SCHEDULE 2.4.1

     Special Claims as identified and described in the Holdback Escrow Agreement attached hereto as Schedule 1.7, including specifically those described in the Special Report to the Board of Directors of TB&T Bancshares and the Supplemental Report and counsel's letter referred to therein (which documents have been marked for identification by Texas Regional and TB&T Bancshares)

                                 SCHEDULE 2.10

     Life, AD&D and Health Insurance for employees under policy number 49,293 and 54,050 issued by Jefferson-Pilot Insurance Company

     Lease Agreement dated December 28, 1994, between Texas Bank and Trust as lessor and Frank D. Yturria, as lessee, as modified by Rental Lease Agreement dated September 23, 1997

                                 SCHEDULE 2.12

TEXAS BANK & TRUST/TB&T BANCSHARES, INC.
SCHEDULE OF INSURANCE

BANKING HOUSE INSURANCE POLICIES

  FIDELITY BOND:
     Executive Risk Specialty Insurance Co.
       Policy Number: 751-054560-96
       Policy Period: 12/11/96 to 10/01/97
       extended to 1/31/98

  DIRECTORS & OFFICERS LIABILITY INSURANCE:
     Executive Risk Specialty Insurance Co.
       Policy Number: 751-031201-96
       Policy Period: 01-18-97 to 10/01/97
       extended to 1/31/98

  KIDNAP AND RANSOM COVERAGE:
     Lloyd's, London
       Policy Number: Under Binder #TBT
       (Former Policy Number
       Auth Ref. 96 B00624, Cert. SCAR 6819)
       Policy Period: 10/01/97 to 10/01/98

  FINANCIAL INSTITUTION PACKAGE POLICY:
     Fidelity & Deposit Company of Maryland
       Policy Number: FIP 0005190 01
       Policy Period: 08/01/97 to 08/01/98

  COMMERCIAL CASTROPHE LIABILITY POLICY:
     Fidelity & Deposit Company of Maryland
       Policy Number: CCL 0001573-05
       Policy Period: 08/01/97 to 08/01/98

  WORKERS COMPENSATION AND EMPLOYERS LIAB INS POLICY:
     Fidelity & Deposit Company of Maryland
       Policy Number: WCP 0009669 00
       Policy Period: 08/0l/97 to 08/01/98

  COMMERCIAL AUTO COVERAGE:
     Fidelity & Deposit Company of Maryland
       Policy Number: CAP 0008536 02
       Policy Period: 08/01/97 to 08/01/98

  OTHER REAL ESTATE OWNED INSURANCE POLICY:
     Fidelity & Deposit Ins. Companies
       Policy Number: PCP 0003737-01
       Policy Period: 08/01/97 to 08/01/98

                                 SCHEDULE 2.15

Bob A. Austin

Julius Collins

James A. John

Dwayne Tyner, Trustee

Frank D. Yturria

James O. Brown

                                    ANNEX B

                  PROVISIONS OF TEXAS BUSINESS CORPORATION ACT
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (l)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a cow of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the, date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    ANNEX C

                                  TAX OPINION

December 5, 1997

Texas Regional Bancshares, Inc.
3700 North 10th Street
P.O. Box 5910
McAllen, Texas 78502
TB&T Bancshares, Inc.
P.O. Box 5210
Brownsville, Texas 78523

          Re:  Texas Regional Bancshares, Inc.: Acquisition of
            TB&T Bancshares, Inc.

Dear Sir or Madam:

     You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") as to certain Federal income tax consequences to Texas Regional Bancshares, Inc., Texas Regional Delaware, Inc., Texas State Bank, TB&T Bancshares, Inc., Texas Bank and Trust of Brownsville and the shareholders of TB&T Bancshares, Inc. with respect to the proposed transaction described below. Our opinion is based solely upon information provided to us in an "Agreement and Plan of Reorganization" dated October 15, 1997 ("the Agreement") with respect to the two mergers described below and information and representations provided to us as set forth in the sections of this letter entitled "FACTS," "PROPOSED TRANSACTION" and "REPRESENTATIONS."

     You have advised us that your statements provide an accurate and complete description of the facts and circumstances concerning the transaction, and we have made no independent inquiry into them. In addition, we have made certain assumptions with respect to the facts herein. Any variance or omission in the facts and circumstances, assumptions or representations set forth below may adversely affect the views stated herein. We have reviewed no other legal documents other than the Agreement which are necessary to effectuate the transaction. We assume that all steps will be properly effectuated under the applicable laws of the states of Texas and Delaware, and are consistent with the information submitted to us.

     Further, in rendering our opinion, we are relying upon the Internal Revenue Code of 1986 and Treasury Department regulations thereunder, as amended and in effect on the date hereof, and Revenue Rulings, Revenue Procedures and reported judicial decisions as they existed on the date of this opinion letter. Each of the foregoing is subject to change or modification by subsequent legislation, or regulatory, administrative or judicial decisions. Any such change could also have an effect on the validity of the conclusions set forth herein retroactively or prospectively. Further, the opinion which is rendered should be considered together with various risks set forth in the "CAVEAT" section of this letter. Unless requested otherwise, we undertake no responsibility to update our opinion in the event of any subsequent change in the foregoing.

                                     FACTS

     Texas Regional Bancshares, Inc. ("Texas Regional") is a Texas corporation that is a bank holding company. Texas Regional is the common parent of an affiliated group of corporations that file a consolidated federal income tax return. The authorized capital of Texas Regional consists of 20 million shares of Class A Voting Common Stock, par value $1.00 per share, of which 13,110,639 are issued and outstanding. Texas Regional also has authorized 10 million shares of preferred stock, none of which are issued or outstanding.

     Texas Regional Delaware, Inc. ("TRD") was incorporated in Delaware on October 1, 1997, as a wholly-owned subsidiary of Texas Regional for the purpose of facilitating the proposed transaction herein described. The authorized capital of TRD consists of 3,000 shares of common stock of which 3,000 are issued and outstanding.

     Texas State Bank ("Texas State Bank") is a Texas state banking association and at the time of the merger, will be a wholly-owned subsidiary of TRD. The authorized capital of Texas State Bank consists of 9 million shares of common stock of which 9 million were issued and outstanding as of October 15, 1997.

     TB&T Bancshares, Inc. ("TB&T Bancshares") is a Texas corporation that is a bank holding company. The authorized capital of TB&T Bancshares consists of 2,000,000 shares of $1.00 par value common stock of which 1,695,775 shares are issued and outstanding.

     Texas Bank and Trust of Brownsville ("Texas Bank & Trust") is a Texas state banking association engaged in the commercial banking business in Texas. Texas Bank & Trust is a wholly-owned subsidiary of TB&T Bancshares. The authorized capital of Texas Bank & Trust consists of 100,000 shares of $7.50 par value common stock, all of which are issued and outstanding.

     The respective managements of Texas Regional and TB&T Bancshares believe that a combination of their respective businesses will enable both companies to grow and operate more efficiently.

                              PROPOSED TRANSACTION

     In order to accomplish the aforementioned goals, the following transaction has been proposed:

          (1) TB&T Bancshares will merge with and into TRD with TRD surviving, pursuant to the applicable laws of the states of Delaware and Texas. As a result of the merger, the shares of TB&T Bancshares common stock (other than any shareholder validly exercising dissenters' rights of appraisal) shall be automatically converted into 0.1522126 of a share of Texas Regional Class A Voting Common Stock ("Texas Regional Common Stock") for each share of TB&T Bancshares common stock. In addition, for each share of TB&T Bancshares common stock outstanding, 0.0294605 of a share of Texas Regional Common Stock will be deposited into an escrow to be either distributed to the shareholders of TB&T Bancshares or returned to Texas Regional for cancellation upon the occurrence of certain conditions. Fractional shares shall not be issued and any amount attributable to fractional shares shall be paid in cash. Amounts payable in respect of shareholders exercising dissenters' rights of appraisal shall be payable by TRD.

          (2) As stated above, Texas Regional will transfer shares of its common stock to an escrow agent pursuant to the Holdback Escrow Agreement ("the Escrow Agreement"). The TB&T Bancshares shareholders will have the right to vote such shares. The reason for the escrow arrangement is to provide for a purchase price adjustment in the event that Texas Regional or any subsidiary of Texas Regional (including Texas State Bank) is required to pay any amount of losses or damages arising from certain claims against TB&T Bancshares or Texas Bank & Trust.

          (3) Concurrently with or immediately after the merger of TB&T Bancshares into TRD, Texas Bank & Trust will merge with and into Texas State Bank, with Texas State Bank surviving, pursuant to the applicable laws of the state of Texas.

                                REPRESENTATIONS

     In connection with the proposed transaction, the following representations have been made:

          (a) The fair market value of the Texas Regional Common Stock to be received by the TB&T Bancshares shareholders will in each instance be approximately equal to the fair market value of the TB&T Bancshares common stock to be surrendered in exchange therefor.

          (b) The managements of TB&T Bancshares and Texas Regional are not aware of any plan or intention on the part of the TB&T Bancshares shareholders to sell or otherwise dispose of a number of shares of Texas Regional Common Stock to be received in the proposed transaction that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value of less than 50 percent of the fair market value of the TB&T Bancshares common stock outstanding as of the effective date of the proposed transaction. Sales, redemptions, and other dispositions of TB&T Bancshares common stock (including payment of cash to dissenters and exchanges for cash in lieu of fractional shares of Texas Regional Common Stock) will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the proposed transaction.

          (c) TRD will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by TB&T Bancshares immediately prior to the transaction. For purposes of this representation, amounts paid by TB&T Bancshares or TRD to dissenters, amounts paid by TB&T Bancshares to shareholders who receive cash or other property, assets of TB&T Bancshares used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by TB&T Bancshares immediately preceding the transaction will be included as assets of TB&T Bancshares immediately prior to the transaction.

          (d) Prior to the transaction, Texas Regional will be in control of TRD within the meaning of 368(c).1

          (e) Following the transaction, TRD will not issue additional shares of its stock that would result in Texas Regional losing control of TRD within the meaning of 368(c).

          (f) The merger of TB&T Bancshares into TRD will qualify as a statutory merger under the applicable laws of the states of Delaware and Texas, and the merger of Texas Bank & Trust into Texas State Bank will qualify as a statutory merger under the applicable laws of the state of Texas.

          (g) Texas Regional, TRD and Texas State Bank have no plan or intention to sell or otherwise dispose of any of the assets to be received from TB&T Bancshares and Texas Bank & Trust, except for dispositions made in the ordinary course of business.

          (h) Following the proposed transaction, Texas Regional, TRD and Texas State Bank will continue to conduct the banking businesses of Texas Bank & Trust in a substantially unchanged manner.

          (i) The liabilities of TB&T Bancshares and Texas Bank & Trust to be assumed by TRD and Texas State Bank, respectively, and the liabilities to which the transferred assets of TB&T Bancshares and Texas Bank & Trust are subject were incurred by TB&T Bancshares and Texas Bank & Trust in the ordinary course of their businesses, in each instance.

          (j) There is no intercorporate indebtedness existing between (i) any of TB&T Bancshares or Texas Bank & Trust and (ii) any of Texas Regional, TRD or Texas State Bank that was issued, acquired, settled or will be settled at a discount.

          (k) Texas Regional, TB&T Bancshares, TRD, Texas Bank & Trust, Texas State Bank and their respective shareholders will pay their own expenses, if any, incurred in or arising out of the proposed transaction.

          (l) None of the parties to the proposed transaction are "investment companies" as defined in Section 368(a)(2)(F)(iii) and (iv).

          (m) The fair market value and the adjusted basis of the assets of TB&T Bancshares to be transferred to TRD will each exceed the sum of liabilities to be assumed by TRD plus the amount of liabilities to which the assets to be transferred are subject.

------------------
1All references to "Section" or "" will be to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

          (n) The fair market value and adjusted basis of the assets of Texas Bank & Trust to be transferred to Texas State Bank will each exceed the sum of liabilities to be assumed by Texas State Bank plus the amount of liabilities to which the assets to be transferred are subject.

          (o) The payment of cash in lieu of fractional shares of Texas Regional Common Stock is solely for the purpose of avoiding the expense and inconvenience to Texas Regional of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the TB&T Bancshares shareholders instead of issuing fractional shares of Texas Regional Common Stock will not exceed one percent of the total consideration that will be given in the transaction to the TB&T Bancshares shareholders in exchange for their shares of TB&T Bancshares common stock and no one shareholder will receive, in the aggregate, cash in lieu of more than a fractional share of Texas Regional Common Stock.

          (p) Texas Regional has no plan or intention to redeem or otherwise reacquire its stock to be issued in the proposed transaction.

          (q) Texas Regional has no plan or intention to liquidate TRD; to merge TRD with and into another corporation; to sell or otherwise dispose of the stock of TRD; or to cause TRD to sell or otherwise dispose of any of the assets of TB&T Bancshares acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in 368(a)(2)(C).

          (r) Texas Regional and TRD have no plan or intention to sell or otherwise dispose of the stock of Texas State Bank or to liquidate Texas State Bank.

          (s)  No stock of TRD will be issued in the proposed transaction.

          (t) Compensation to be paid to shareholder-employees of TB&T Bancshares or Texas Bank & Trust after the proposed transaction will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. No part of such compensation will be in consideration for their TB&T Bancshares stock.

          (u) The Texas Regional Common Stock to be placed in escrow by Texas Regional will be legally issued and outstanding pursuant to state law and will appear as issued and outstanding on the balance sheet of Texas Regional.

          (v) All dividends paid on the escrowed stock will be escrowed in accordance with the Escrow Agreement.

          (w) All voting rights of the escrowed stock will be exercisable by the TB&T Bancshares shareholders or on behalf of the TB&T Bancshares shareholders by their authorized agents.

          (x) No shares of escrowed stock are subject to restrictions requiring their return to Texas Regional because of death, failure to continue employment or similar restrictions.

          (y) All of the escrowed stock will be released from escrow within two years of the date of consummation of the transaction unless there are unresolved claims specified in the Escrow Agreement. If on the second anniversary of the date of execution of the Escrow Agreement there is an unresolved claim, the amount of stock held in escrow shall be an amount reasonably determined to approximate the amount of losses and damages reasonably anticipated to arise out of any claims pending or threatened as of the second anniversary.

          (z) At least 50 percent of the total number of shares of the Texas Regional Common Stock issued initially to the shareholders of TB&T Bancshares will not be subject to the escrow agreement.

          (aa) The return of any escrowed shares will not be triggered by an event the occurrence or nonoccurrence of which is within the control of the shareholders.

          (bb) The return of any escrowed shares will not be triggered by the payment of additional tax or reduction in tax paid as a result of an IRS audit of TB&T Bancshares or its shareholders either (i) with respect to the reorganization transaction in which such stock will be issued or (ii) when the reorganization transaction in which the escrowed stock will be issued involves persons related within the meaning of 267(c)(4).

          (cc) The mechanism for the calculation of the number of shares of escrowed stock to be returned, if any, is objective and reasonably ascertainable.

          (dd) The reason for the escrow arrangement is to provide for a purchase price adjustment in the event that Texas Regional or any subsidiary of Texas Regional (including Texas State Bank) is required to pay any amount of losses or damages arising from certain claims against TB&T Bancshares or Texas Bank & Trust.

                                     ISSUE

     Whether (i) the proposed merger of TB&T Bancshares with and into TRD and
(ii) the proposed merger of Texas Bank & Trust with and into Texas State Bank will each qualify as a reorganization within the meaning of 368(a)(1) and, if so, what are the federal income tax consequences to Texas Regional, TRD, Texas State Bank, Texas Bank & Trust, TB&T Bancshares and its shareholders.

                                    OPINION

     Based on the facts and representations set forth above and the Agreement, it is our view that the federal income tax consequences of the proposed mergers are as follows:

          (1) Provided that the merger of TB&T Bancshares with and into TRD qualifies as a statutory merger under the applicable laws of the states of Delaware and Texas, such merger involving the acquisition by TRD of substantially all of the assets of TB&T Bancshares in exchange for Texas Regional Common Stock and the assumption by TRD of the liabilities of TB&T Bancshares will constitute a reorganization within the meaning of 368(a)(1)(A) and 368(a)(2)(D). For this purpose, "substantially all" means at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets of TB&T Bancshares. Texas Regional, TB&T Bancshares, and Texas Bank & Trust will each be a "party to a reorganization" within the meaning of 368(b).

          (2) Provided that the merger of Texas Bank & Trust with and into Texas State Bank qualifies as a statutory merger under the applicable laws of the state of Texas, such merger will constitute a reorganization within the meaning of 368(a)(1) and Texas Bank & Trust and Texas State Bank will each be a "party to a reorganization" within the meaning of 368(b).

          (3) No gain or loss will be recognized by the shareholders of TB&T Bancshares upon receipt of solely Texas Regional Common Stock in exchange for TB&T Bancshares common stock (including any fractional share interests to which they may be entitled) as described above or upon distribution of shares of Texas Regional Common Stock from the escrow pursuant to the Escrow Agreement (Section 354(a)(1)).

          (4) The basis of the Texas Regional Common Stock to be received by the shareholders of TB&T Bancshares (including any fractional share interests to which they may be entitled and including the shares subject to the Escrow Agreement) will be the same as the basis of the TB&T Bancshares common stock surrendered in exchange therefor (Section 358(a)(1)).

          (5) The holding period of the Texas Regional Common Stock to be received by the shareholders of TB&T Bancshares (including any fractional share interests to which they may be entitled) will include the period during which the TB&T Bancshares common stock surrendered in exchange therefor was held, provided that the TB&T Bancshares common stock was held as a capital asset on the date of the exchange (Section 1223(1)).

          (6) The payment of cash to TB&T Bancshares shareholders in lieu of fractional shares of Texas Regional Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Texas Regional. The cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in 302(a) (Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-2 C.B. 574). As
     provided in 1001, gain or loss will be realized and recognized to such shareholders measured by the difference between the redemption price and the adjusted basis of the Texas Regional Common Stock surrendered as determined under 1012.

          (7) Where cash is received by a dissenting TB&T Bancshares shareholder in exchange for his, her or its TB&T Bancshares common stock, as described above, such cash will be treated as having been received by such shareholder as a distribution in redemption of his, her or its TB&T Bancshares common stock subject to the provisions and limitations of 302.

          (8) No gain or loss will be recognized by TB&T Bancshares upon the transfer of substantially all of its assets to TRD in exchange for Texas Regional Common Stock and the assumption by TRD of all the liabilities of TB&T Bancshares (Sections 361 and 357(a)).

          (9) No gain or loss will be recognized by Texas Bank & Trust upon the transfer of its assets to Texas State Bank in constructive exchange for Texas State Bank common stock and the assumption by Texas State Bank of all the liabilities of Texas Bank & Trust (Sections 361 and 357(a)).

          (10) No gain or loss will be recognized by either Texas Regional or TRD upon the acquisition by TRD of substantially all of the assets of TB&T Bancshares in exchange for Texas Regional Common Stock and the assumption by TRD of the liabilities of TB&T Bancshares (Treas. Reg. section 1.1032-2 and Rev. Rul. 57-278, 1957-1 C.B. 124).

          (11) No gain or loss will be recognized by Texas State Bank on the receipt by Texas State Bank of the assets of Texas Bank & Trust in constructive exchange for shares of Texas State Bank stock (Section 1032(a)).

          (12) The basis of the assets of TB&T Bancshares and Texas Bank & Trust acquired by TRD and Texas State Bank, respectively, will be the same as the basis of such assets in the hands of TB&T Bancshares and Texas Bank & Trust immediately prior to the exchange (Section 362(b)).

          (13) Texas Regional Common Stock dividends paid into the escrow created pursuant to the Escrow Agreement will be taxed to the TB&T Bancshares shareholders upon payment of the dividends to the escrow. TB&T Bancshares shareholders will be entitled to a deduction in the event the dividends, or a portion thereof are returned to Texas Regional (or TRD), pursuant to the Escrow Agreement.

                                     CAVEAT

     No opinions are provided with respect to issues not specifically set forth in the "OPINION" section of this letter. No inference should be drawn regarding any matter not specifically opined upon. Our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to TB&T Bancshares or its shareholders, Texas Regional or its shareholders, Texas Bank & Trust, TRD or Texas State Bank including, but not limited to, income, franchise, sales, use, excise or transfer taxes which may be significant.

     Our conclusions with respect to the subject transaction are based upon the assumption that the stock consideration received by the shareholders of TB&T Bancshares in exchange for their TB&T Bancshares stock consists solely of Texas Regional Class A Voting Common Stock (other than payments for fractional shares and payments to dissenters), and no views are expressed with respect to the subject transaction if consideration other than Texas Regional Common Stock is issued to the shareholders of TB&T Bancshares in exchange for their shares.

     This opinion letter sets forth our views based on the completeness and accuracy of the above stated facts and any assumptions that were included. If any of the foregoing is not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the

Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. This opinion is not binding on the Internal Revenue Service, any other tax authority, or any court. No assurance can be given that a position different than that expressed herein will not be asserted by a tax authority and sustained by a court.

                                          Very truly yours,
                                          /s/  KPMG PEAT MARWICK LLP
                                          KPMG Peat Marwick LLP

                                    ANNEX D

                   TB&T BANCSHARES, INC. FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                           PAGE
                                           ----
YEARS ENDED DECEMBER 31, 1996, 1995 AND
1994
Independent Auditor's Report............    D-2
Consolidated Balance Sheets.............    D-3
Consolidated Statements Of Income.......    D-4
Consolidated Statements Of Changes In
  Shareholders' Equity..................    D-5
Consolidated Statements Of Cash Flows...    D-6
Notes To Consolidated Financial
  Statements............................    D-7
NINE MONTHS ENDED SEPTEMBER 30, 1997 AND
1996
Consolidated Balance Sheets
(Unaudited).............................   D-19
Consolidated Statements of Income
(Unaudited).............................   D-20
Consolidated Statements of Shareholders'
Equity (Unaudited)......................   D-21
Consolidated Statements of Cash Flows
(Unaudited).............................   D-22
Notes to Unaudited Consolidated
Financial Statements....................   D-23

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
TB & T Bancshares, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of TB & T Bancshares, Inc. (a Texas corporation) and its subsidiary, Texas Bank and Trust, as of December 31, 1996, and the related statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TB & T Bancshares, Inc. and its subsidiary at December 31, 1996 and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.

     As discussed in Notes H and K to the financial statements, the Company is the defendant in a lawsuit and has received threats of potential litigation arising from allegations of misappropriation of funds by one of the Company's former employees. Preliminary hearings and discovery proceedings are in progress. The ultimate outcome of this litigation cannot presently be determined, but management is of the opinion that it will not have a material impact on the Company's financial position. Accordingly, no provision for any liability that may result has been made in the financial statements.

                                          /s/  LONG, CHILTON, PAYTE & HARDIN
                                          LONG, CHILTON, PAYTE & HARDIN, LLP
                                          CERTIFIED PUBLIC ACCOUNTANTS

Harlingen, Texas
November 7, 1997

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                         1996       1995
                                       ---------  ---------
                                                  (UNAUDITED)

                                           (DOLLARS IN
                                            THOUSANDS)
               ASSETS
Cash and due from banks..............  $   1,596  $   1,963
Federal funds sold...................      1,905      1,250
                                       ---------  ---------
     Total cash and cash
      equivalents....................      3,501      3,213
Securities available for sale........        689      2,381
Securities held to maturity
  (estimated market value of
  $16,770,000
  and $14,840,000 at December 31,
  1996 and 1995, respectively).......     16,804     14,861
Loans, net of unearned discount of
  $284,000 and $261,000 at December
  31,
  1996 and 1995, respectively........     20,298     19,162
Less allowance for loan losses.......       (487)      (527)
                                       ---------  ---------
     Net loans.......................     19,811     18,635
Premises and equipment, net..........      1,417      1,525
Accrued interest receivable..........        354        336
Other real estate....................        150        150
Other assets.........................         26     --
                                       ---------  ---------
     Total Assets....................  $  42,752  $  41,101
                                       =========  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Demand -- noninterest bearing...  $   8,932  $   8,163
     Savings.........................      3,872      3,952
     Money market and NOW accounts...      7,849      7,923
     Time deposits...................     17,859     17,033
                                       ---------  ---------
          Total deposits                  38,512     37,071
Accounts payable and accrued
  liabilities........................        488        641
                                       ---------  ---------
          Total liabilities..........     39,000     37,712
Commitments and Contingencies........     --         --
Shareholders' equity
     Common stock -- $1.00 par value,
      5,000,000 shares authorized;
      issued
       and outstanding, 1,695,775 at
      December 31, 1996 and 1,833,460
       at December 31, 1995..........      1,696      1,833
     Paid-in capital.................        812        884
     Retained earnings...............      1,243        662
     Unrealized gain (loss) on
      securities available for
      sale...........................          1         10
                                       ---------  ---------
          Total Shareholders'
             Equity..................      3,752      3,389
                                       ---------  ---------
          Total Liabilities and
             Shareholders' Equity....  $  42,752  $  41,101
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                            YEARS ENDED DECEMBER 31,

                                         1996          1995            1994
                                       ---------    -----------     -----------
                                                    (UNAUDITED)     (UNAUDITED)

                                                (DOLLARS IN THOUSANDS
                                              EXCEPT PER SHARE AMOUNTS)
Interest income
     Loans, including fees...........  $   2,090      $ 1,956         $ 1,625
     Investment securities...........
          Taxable....................      1,007        1,060           1,168
          Tax-exempt.................         15            2          --
     Federal funds sold..............         49           46              21
                                       ---------    -----------     -----------
          Total interest income......      3,161        3,064           2,814
Interest expense
     Deposits........................      1,309        1,221           1,083
     Federal funds purchased and
       securities sold under
       repurchase agreements.........     --                3               2
     Notes payable and subordinated
       debentures....................          2           26              35
                                       ---------    -----------     -----------
          Total interest expense.....      1,311        1,250           1,120
Net interest income..................      1,850        1,814           1,694
Provision for loan losses............     --           --              --
                                       ---------    -----------     -----------
     Net interest income after
       provision for loan losses.....      1,850        1,814           1,694
Noninterest income
     Service charges on deposit
       accounts......................        270          261             262
     Other service charges...........         38           39              46
     Net investment securities gains
       (losses)......................     --           --              --
     Other operating income..........         82           20              35
                                       ---------    -----------     -----------
          Total noninterest income...        390          320             343
Noninterest expense
     Salaries and employee
       benefits......................        748          710             724
     Net occupancy expense...........        173          145             139
     Equipment expense...............        116           81              63
     Other real estate (income)
       expense, net..................        (16)         (15)         --
     Other noninterest expense.......        349          462             516
                                       ---------    -----------     -----------
          Total noninterest
             expense.................      1,370        1,383           1,442
                                       ---------    -----------     -----------
Income before income tax expense.....        870          751             595
Income tax expense...................        289          219             241
                                       ---------    -----------     -----------
     Net income......................  $     581      $   532         $   354
                                       =========    ===========     ===========
Primary earnings per common share
     Net income......................  $     .33      $   .29         $   .17
     Weighted average number of
       common shares outstanding
       (in thousands)................      1,773        1,833           2,116

   The accompanying notes are an integral part of these financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                      UNREALIZED
                                                                                         GAINS
                                                                                      (LOSSES) ON
                                                              RETAINED                SECURITIES         TOTAL
                                        COMMON    PAID-IN     EARNINGS    TREASURY     AVAILABLE     SHAREHOLDERS'
                                        STOCK     CAPITAL     (DEFICIT)    STOCK       FOR SALE          EQUITY
                                        ------    --------    --------    --------    -----------    --------------
                                                                  (DOLLARS IN THOUSANDS)
Balance at December 31, 1993 --
  unaudited..........................   $1,128     $  886      $  (41)     $   (3)      $--              $1,970
     Net income for 1994.............    --         --            354       --           --                 354
     Changes in unrealized losses on
       securities available for sale
       net of deferred tax...........    --         --          --          --             (171)           (171)
     Common stock issued.............      15       --          --          --           --                  15
     Treasury stock cancelled........      (1 )        (2)      --              3        --              --
                                        ------    --------    --------    --------    -----------    --------------
Balance at December 31, 1994 --
  unaudited..........................   1,142         884         313       --             (171)          2,168
     Net income for 1995.............    --         --            532       --           --                 532
     Changes in unrealized losses on
       securities available for sale
       net of deferred tax...........    --         --          --          --              181             181
     Common stock issued.............     691       --          --          --           --                 691
     Dividends declared..............    --         --           (183)      --           --                (183)
                                        ------    --------    --------    --------    -----------    --------------
Balance at December 31, 1995 --
  unaudited..........................   1,833         884         662       --               10           3,389
     Net income for 1996.............    --         --            581       --           --                 581
     Changes in unrealized losses on
       securities available for sale
       net of deferred tax...........    --         --          --          --               (9)             (9)
     Treasury stock purchased........    --         --          --           (209)       --                (209)
     Treasury stock cancelled........    (137 )       (72)      --            209        --              --
                                        ------    --------    --------    --------    -----------    --------------
Balance at December 31, 1996.........   $1,696     $  812      $1,243      $--          $     1          $3,752
                                        ======    ========    ========    ========    ===========    ==============

   The accompanying notes are an integral part of these financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                         1996         1995           1994
                                       ---------   -----------    -----------
                                                   (UNAUDITED)    (UNAUDITED)

                                               (DOLLARS IN THOUSANDS)
Cash flows from operating activities
     Net income......................  $     581     $   532        $   354
     Adjustments to reconcile net
       income to net cash provided by
       operating activities..........
          Depreciation, amortization
             and accretion, net......        121         125            320
          (Gain) loss on sales of
             premises and
             equipment...............        (70)     --             --
          (Increase) decrease in
             accrued interest
             receivable
             and other assets........        (46)        119            429
          Increase (decrease) in
             accounts payable and
             accrued liabilities.....         30         231           (168)
                                       ---------   -----------    -----------
Net cash provided by operating
  activities.........................        616       1,007            935
Cash flows from investing activities
     Proceeds from maturing
       securities available for
       sale..........................      1,671       4,449          9,171
     Purchases of securities
       available for sale............     --            (899)        (3,619)
     Proceeds from maturing
       securities held to maturity...      3,861       3,985            476
     Purchases of securities held to
       maturity......................     (5,803)     (3,316)        (5,174)
     Loan originations and advances
       (net).........................     (1,199)     (2,367)        (1,865)
     Recoveries of charged-off
       loans.........................         34         102             54
     Proceeds from sale of premises
       and equipment.................        320      --             --
     Purchases of premises and
       equipment.....................       (261)       (319)           (12)
                                       ---------   -----------    -----------
Net cash provided (used) by investing
  activities.........................     (1,377)      1,635           (969)
Cash flows from financing
  activities.........................
     Net increase (decrease) in
       demand, savings, money market
       checking and savings deposit
       accounts......................        615      (1,466)          (169)
     Net increase (decrease) in time
       deposits......................        826         815           (872)
     Net increase (decrease) in
       federal funds purchased.......     --            (475)           475
     Principal payments on
       debentures....................     --            (277)           (22)
     Principal payment on notes
       payable.......................     --          --               (150)
     Proceeds from sale of common
       stock.........................     --          --                 15
     Purchase of treasury stock......       (209)     --             --
     Cash dividends paid on common
       stock.........................       (183)     --             --
                                       ---------   -----------    -----------
Net cash provided (used) by financing
  activities.........................      1,049      (1,403)          (723)
                                       ---------   -----------    -----------
Increase (decrease) in cash and cash
  equivalents........................        288       1,239           (757)
Cash and cash equivalents at
  beginning of year..................      3,213       1,974          2,731
                                       ---------   -----------    -----------
Cash and cash equivalents at end of
  year...............................  $   3,501     $ 3,213        $ 1,974
                                       =========   ===========    ===========
Supplemental disclosures of cash
  information
     Interest paid...................  $   1,298     $ 1,230        $ 1,122
     Income taxes paid...............        208           8              2
Supplemental schedule of noncash
  investing and
  financing activities...............
          Foreclosure and
             repossession in partial
             satisfaction
             of loan receivable......         78          20             17
          Common stock issued in lieu
             of payment on
             debentures..............     --             691         --

   The accompanying notes are an integral part of these financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     TB & T Bancshares, Inc. (the "Parent") is a bank holding company regulated by the Federal Reserve System. The Parent owns 100 percent of the stock of Texas Bank & Trust (the "Subsidiary"). The Subsidiary is a state chartered bank and is subject to the rules and regulations of the Texas Department of Banking and is a member of the Federal Deposit Insurance Corporation ("FDIC"). The Subsidiary grants agri-business, commercial, consumer, residential and real estate loans to customers primarily in the Rio Grande Valley of Texas. Although the Subsidiary has a diversified loan portfolio, a substantial portion of the collateral securing its portfolio is represented by real estate as further depicted in note D.

     The accounting and reporting policies of TB & T Bancshares, Inc. and Subsidiary (collectively, the "Company") conform to generally accepted accounting principles and to prevailing practices within the banking industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of the more significant accounting policies follows:

FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements include the accounts of TB & T Bancshares, Inc. and its wholly owned subsidiary, Texas Bank & Trust (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in the subsidiary are accounted for on the equity method in the Parent's financial statements.

INVESTMENT SECURITIES

     At acquisition, a bank is required to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the statement of financial position only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the statement of financial position with unrealized holding gains and losses included in net income. Investments not classified as held to maturity nor trading are classified as available for sale and measured at fair value in the statement of financial position with unrealized holding gains and losses reported in a separate component of shareholders' equity until realized. At December 31, 1996 and 1995, no securities were classified as trading. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes.

     Gains and losses on the sale of trading and available for sale securities are determined using the specific-identification method.

     Premiums and discounts are recognized in interest income using the interest method over the period from acquisition to the earlier of maturity or call date.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

LOANS

     Loans are stated at the principal amount outstanding, net of unearned discount. Interest income on discounted loans is recognized on the sum-of-months-digits method which approximates the interest method, while interest income on other loans is calculated using applicable interest rates and the daily amount of outstanding principal.

NONPERFORMING ASSETS

     Nonperforming assets are comprised of (a) loans for which the accrual of interest has been discontinued, (b) loans for which the interest rate has been reduced to less than originally contracted rates due to a serious weakening in the borrower's financial condition and (c) other assets which consist of real estate and other property which have been acquired in lieu of loan balances due and which are awaiting disposition.

     A loan is generally placed on nonaccrual status when principal or interest is past due 90 days or more, and the loan is not both well-secured and in the process of collection. A loan is also placed on nonaccrual status immediately if, in the opinion of management, full collection of principal or interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending upon management's assessment of the ultimate collectibility of principal.

     Real estate and other assets acquired in lieu of loan balances due are recorded at the lesser of cost basis or estimated fair value less estimated closing costs. Valuation losses are charged to the allowance for loan losses on foreclosure. Write-downs of real estate and other assets are charged to noninterest expense if the estimated fair value subsequently declines below its carrying value. Realized gains and losses on sales of other real estate are included in noninterest expense.

     Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, ("Statement 114"), "Accounting by Creditors for Impairment of a Loan" and the amendment thereof, Statement of Financial Accounting Standards No. 118, ("Statement 118") "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Under Statement 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Statement 114 requires that an impaired loan be valued utilizing (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral, or (iii) the observable market price of the loan. Statement 118 amended Statement 114 by expanding the related disclosure requirements and permitting use of existing methods for recognizing interest income on impaired loans.

     Loans which were restructured prior to the adoption of Statement 114 and which are performing in accordance with the renegotiated terms are not required to be reported as impaired. Loans restructured subsequent to the adoption of Statement 114 are required to be reported as impaired in the year of restructuring. Thereafter, such loans can be removed from the impaired loan disclosure if the loans were paying a market rate of interest at the time of restructuring and are performing in accordance with their renegotiated terms.

     For loans covered by this statement, the Company makes an assessment for impairment when and while such loans are on nonaccrual or when the loan has been restructured. When a loan with unique risk characteristics has been identified as being impaired, the amount of impairment will be measured by the Bank using discounted cash flows, except when it is determined that the sole (remaining) source of repayment for the loan is the operation or liquidation of the underlying collateral. In such case, the current

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994
fair value of the collateral, reduced by costs to sell, will be used in place of discounted cash flows. At the time a loan is placed on nonaccrual status, interest previously recognized but uncollected is reversed and charged against current income. Subsequent interest payments received on nonaccrual loans are either applied against principal or reported as income, depending upon management's assessment of the ultimate collectibility of principal.

     The adoption of Statement 114 and Statement 118 did not have a material effect on the Company's financial position or results of operations.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established by a charge to operations (provision for loan losses). Actual loan losses or recoveries are charged or credited directly to this allowance. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain an adequate allowance. In assessing the adequacy of the allowance, management reviews the size, quality and risks of loans in the portfolio and considers factors such as specific known risks, past experiences, the status and amount of nonperforming assets and economic conditions. A specific percentage is allocated to total loans in good standing and additional amounts are added for individual loans considered to have specific loss potential. Loans identified as losses are charged-off. In addition, the loan and discount committee of the Bank reviews the assessment of management in determining the adequacy of the Bank's allowance for loan losses. Based on total allocations, the provision is recorded to maintain the allowance at a level deemed appropriate by management. While management uses available information to recognize losses on loans, there can be no assurance that future additions to the allowance will not be necessary.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, net of accumulated depreciation. Depreciable assets are depreciated over their estimated useful lives. For financial reporting, depreciation is computed using the straight-line method; in computing federal income tax, both the straight-line and accelerated methods are used. Maintenance and repairs which do not extend the life of premises and equipment are charged to noninterest expense.

INCOME TAX

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files a consolidated federal income tax return.

EARNINGS PER COMMON SHARE COMPUTATIONS

     Primary earnings per common share are computed by dividing net income by the weighted average number of common stock and common stock equivalents outstanding during the year. During 1994 and 1995, outstanding debentures are treated as common stock equivalents

     Fully diluted earnings per share is substantially the same as primary earnings per share for the Company.

CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, ("Statement 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", on January 1, 1996. Statement 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations or liquidity.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No, 125, ("Statement 125") "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities." Statement 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and is to be applied prospectively. Statement 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Management of the Company does not expect that adoption of Statement 125 will have a material impact on the Company's financial position, results of operations, or liquidity.

NOTE B -- RESERVE REQUIREMENTS

     Cash of approximately $50 thousand at December 31, 1996 and 1995, was maintained to satisfy regulatory reserve requirements.

NOTE C -- INVESTMENT SECURITIES

     The amortized cost and estimated market value of investments in securities available for sale at December 31, 1996 and December 31, 1995 follows:

                                                               1996
                                        --------------------------------------------------
                                                       GROSS         GROSS       ESTIMATED
                                        AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                          COST         GAINS         LOSSES        VALUE
                                        ---------    ----------    ----------    ---------
                                                      (DOLLARS IN THOUSANDS)
U. S. Treasury.......................     $ 600        $    1        $--           $ 601
U. S. Government Agencies............     --            --            --           --
Mortgage-backed......................        87             1         --              88
States and political subdivisions....     --            --            --           --
Other................................     --            --            --           --
                                        ---------    ----------    ----------    ---------
     Total...........................     $ 687        $    2        $--           $ 689
                                        =========    ==========    ==========    =========

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

                                                         1995 (UNAUDITED)
                                        --------------------------------------------------
                                                       GROSS         GROSS       ESTIMATED
                                        AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                          COST         GAINS         LOSSES        VALUE
                                        ---------    ----------    ----------    ---------
                                                      (DOLLARS IN THOUSANDS)
U. S. Treasury.......................    $ 1,153       $    6        $--          $ 1,159
U. S. Government Agencies............      1,104            8         --            1,112
Mortgage-backed......................        108            2         --              110
                                        ---------    ----------    ----------    ---------
     Total...........................    $ 2,365       $   16        $--          $ 2,381
                                        =========    ==========    ==========    =========

     The amortized cost and estimated market value of investments in securities held to maturity at December 31, 1996 and December 31, 1995 follows:

                                                               1996
                                        --------------------------------------------------
                                                       GROSS         GROSS       ESTIMATED
                                        AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                          COST         GAINS         LOSSES        VALUE
                                        ---------    ----------    ----------    ---------
                                                      (DOLLARS IN THOUSANDS)
U. S. Treasury.......................    $ 6,693       $--           $    4       $ 6,689
U. S. Government Agencies............      9,662        --               31         9,631
States and political subdivisions....        449            1         --              450
                                        ---------    ----------    ----------    ---------
     Total...........................    $16,804       $    1        $   35       $16,770
                                        =========    ==========    ==========    =========

                                                         1995 (UNAUDITED)
                                        --------------------------------------------------
                                                       GROSS         GROSS       ESTIMATED
                                        AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                          COST         GAINS         LOSSES        VALUE
                                        ---------    ----------    ----------    ---------
                                                      (DOLLARS IN THOUSANDS)
U. S. Treasury.......................    $ 4,199       $    7        $--          $ 4,206
U. S. Government Agencies............     10,562        --               30        10,532
States and political subdivisions....        100            2         --              102
                                        ---------    ----------    ----------    ---------
     Total...........................    $14,861       $    9        $   30       $14,840
                                        =========    ==========    ==========    =========

     The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           SECURITIES
                                        ------------------------------------------------
                                          AVAILABLE FOR SALE         HELD TO MATURITY
                                        ----------------------    ----------------------
                                                     ESTIMATED                 ESTIMATED
                                        AMORTIZED     MARKET      AMORTIZED     MARKET
                                          COST         VALUE        COST         VALUE
                                        ---------    ---------    ---------    ---------
                                                     (DOLLARS IN THOUSANDS)
Due in one year or less..............     $ 687        $ 689       $ 5,971      $ 5,981
Due after one year through five
  years..............................     --           --            9,794        9,757
Due after five years through ten
  years..............................     --           --              289          291
Due after ten years..................     --           --              750          741
                                        ---------    ---------    ---------    ---------
     Total...........................     $ 687        $ 689       $16,804      $16,770
                                        =========    =========    =========    =========

     Net unrealized holding gains of $1.9 thousand and $15.8 thousand at December 31, 1996 and 1995, respectively, on securities available for sale are included as a separate component of shareholders' equity for each respective year.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     There were no sales of securities in 1996 and 1995.

     Investment securities having a carrying value of $1.2 million at December 31, 1996 and $1.7 million at December 31, 1995 were pledged to secure the federal reserve treasury tax and loan deposits and to secure federal fund lines.

NOTE D -- LOANS AND ALLOWANCE FOR LOAN LOSSES

     An analysis of loans at December 31, 1996 and December 31, 1995 follows:

                                         1996             1995
                                       ---------       -----------
                                                       (UNAUDITED)

                                         (DOLLARS IN THOUSANDS)
Commercial...........................  $   7,609         $ 6,334
Real estate..........................     10,469          10,455
Consumer.............................      2,220           2,373
                                       ---------       -----------
     Total...........................  $  20,298         $19,162
                                       =========       ===========

     In the ordinary course of business, the Company's subsidiary bank makes loans to its officers and directors, including entities related to those individuals. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans made to officers and directors, including loans made to entities related to those individuals, amounted to $934 thousand and $715 thousand at December 31, 1996 and 1995, respectively.

     A summary of the transactions in the allowance for loan losses for years ended December 31, 1996, 1995 and 1994 follows:

                                         1996          1995           1994
                                       ---------    -----------    -----------
                                                    (UNAUDITED)    (UNAUDITED)

                                               (DOLLARS IN THOUSANDS)
Balance at beginning of year.........  $     527       $ 511          $ 489
Provision charged to expense.........     --           --             --
Recovery of amounts previously
  charged to allowance...............         34         102             54
Losses charged to allowance..........         74          86             32
                                       ---------    -----------    -----------
     Balance at end of year..........  $     487       $ 527          $ 511
                                       =========    ===========    ===========

     Nonaccrual loans were $348 thousand, $320 thousand and $474 thousand at December 31, 1996, 1995 and 1994, respectively. If interest on these nonaccrual loans had been accrued at the original contractual rates, interest income would have been increased by approximately $33 thousand, $30 thousand and $45 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

NOTE E -- PREMISES AND EQUIPMENT

     A summary of premises and equipment and related accumulated depreciation and amortization as of December 31, 1996 and December 31, 1995 follows:

                                         ESTIMATED
                                        USEFUL LIVES     1996         1995
                                        ------------   ---------   -----------
                                                                   (UNAUDITED)

                                                (DOLLARS IN THOUSANDS)
Land.................................                  $     438     $   438
Buildings and leasehold
  improvements.......................     2-40 years       1,184       1,184
Furniture and equipment..............     3-10 years         924         978
                                                       ---------   -----------
     Subtotal........................                      2,546       2,600
Less accumulated depreciation and
  amortization.......................                     (1,129)     (1,075)
                                                       ---------   -----------
     Total...........................                  $   1,417     $ 1,525
                                                       =========   ===========

     Depreciation and amortization expense for the years ended December 31, 1996, 1995 and 1994 was approximately $114 thousand, $90 thousand and $60 thousand, respectively.

NOTE F -- TIME DEPOSITS

     Time deposits of $100,000 or more totaled $7.6 million and $6.9 million at December 31, 1996 and 1995, respectively. Interest expense for the years ended December 31, 1996, 1995 and 1994 on time deposits of $100,000 or more was approximately $390 thousand, $336 thousand and $236 thousand.

NOTE G -- INCOME TAX

     The components of income tax expense for the years ended December 31, 1996, 1995 and 1994 consisted of the following:

                                       1996            1995            1994
                                    -----------     -----------     -----------
                                                    (UNAUDITED)     (UNAUDITED)

                                              (DOLLARS IN THOUSANDS)
Current income tax expense.........    $ 256           $ 106           $   1
Deferred income tax expense........       33             113             240
                                    -----------     -----------     -----------
     Total income tax expense......    $ 289           $ 219           $ 241
                                    ===========     ===========     ===========

     Following is a reconciliation between the amount of reported income tax expense for the years ended December 31, 1996, 1995 and 1994 and the amount computed by multiplying the income before tax by the federal statutory tax rate:

                                             1996               1995               1994
                                        --------------     --------------     --------------
                                        AMOUNT    RATE     AMOUNT    RATE     AMOUNT    RATE
                                        ------    ----     ------    ----     ------    ----
                                                            (UNAUDITED)        (UNAUDITED)

                                                       (DOLLARS IN THOUSANDS)
Tax at statutory rate................   $ 296      34 %    $ 255      34 %    $ 202      34 %
(Reductions) additions
     Tax-exempt interest.............      (5 )   --          (1 )   --        --       --
Other -- net.........................      (2 )   --         (35 )    (5 )       39       6
                                        ------    ----     ------    ----     ------    ----
     Total income tax expense........   $ 289      34 %    $ 219      29 %    $ 241      40 %
                                        ======    ====     ======    ====     ======    ====

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     The net deferred tax liability included with accounts payable and accrued expenses in the accompanying consolidated balance sheets is comprised of the following deferred tax assets and liabilities as of December 31, 1996 and December 31, 1995.

                                            1996           1995
                                          ---------     -----------
                                                        (UNAUDITED)

                                           (DOLLARS IN THOUSANDS)
Deferred tax liability
     Premises and equipment.............  $      93        $  57
     Allowance for loan losses..........         44           44
     Unrealized gain on securities
      available for sale................          1            5
     Other..............................        120          114
                                          ---------     -----------
          Total deferred tax
            liability...................        258          220
                                          ---------     -----------
Deferred tax asset
     Accrued expenses...................         46           61
                                          ---------     -----------
          Total deferred tax assets
            before valuation
            allowance...................         46           61
Valuation allowance.....................     --            --
                                          ---------     -----------
          Total deferred tax assets less
            valuation allowance.........         46           61
                                          ---------     -----------
     Net deferred tax liability.........  $     212        $ 159
                                          =========     ===========

     For the years ended December 31, 1996 and December 31, 1995, the deferred tax liability results primarily from the use of accelerated methods of depreciation of equipment for tax purposes, from differences in the bad debts written-off for financial statement purposes and the amount allowed under tax law, and accrued interest income recognized for book purposes but not for tax purposes for both years ended December 31, 1996 and 1995, respectively. The deferred tax asset for both years results primarily from accrued expenses deducted for book purposes but not for tax purposes.

     A valuation allowance was not considered necessary by the Bank at December 31, 1996 or 1995.

NOTE H -- COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the consolidated balance sheets. These transactions are referred to as "off-balance sheet commitments." The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The Company attempts to minimize its exposure to loss under these commitments by subjecting them to the same credit approval and monitoring procedures as its other credit facilities.

     The Company enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially, all of the Company's commitments to extend credit are contingent on customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for possible loan losses.

     Letters of credit are written for conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The Company's policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     At December 31, 1996, the Company had outstanding commitments to extend credit of approximately $818 thousand which included standby letters of credit of approximately $36 thousand. Management does not anticipate any losses as a result of these commitments.

     The Company has been named as a defendant in various legal proceedings and has received threats of potential litigation arising from allegations of misappropriation of funds by one of the Company's former employees. The Company's attorneys have just begun the discovery process related to these proceedings and the amount of loss, if any, that the Company could sustain is not presently determinable. In addition to the known and threatened litigation, the Company has paid claims on various losses subsequent to year end, the majority of which have been reimbursed by the Company's insurance carrier. It is not possible at this time to estimate the amount of additional claims, if any, that may arise as a result of the alleged misappropriations. As a result of these uncertainties, no adjustment has been made to the accompanying financial statements at December 31, 1996.

NOTE I -- OTHER NONINTEREST EXPENSE

     Other noninterest expense for the years ended December 31, 1996, 1995 and 1994 consisted of the following:

                                         1996         1995           1994
                                       ---------   -----------    -----------
                                                   (UNAUDITED)    (UNAUDITED)

                                               (DOLLARS IN THOUSANDS)
Advertising and public relations.....  $      18      $  19          $  18
Data processing......................          4        116            125
Director fees........................         75         68             47
Franchise tax........................         14          9              7
Insurance............................         78         78             99
FDIC insurance.......................        (10)        23             96
Legal and professional...............         33         26             21
Postage, delivery and freight........         40         37             37
Stationery and supplies..............         47         41             36
Telephone............................         11         11             10
Other losses.........................         20         17             10
Miscellaneous expense................         19         17             10
                                       ---------   -----------    -----------
     Total...........................  $     349      $ 462          $ 516
                                       =========   ===========    ===========

NOTE J -- REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994
defined). Management believes that the Bank meets all capital adequacy requirements to which it is subject at December 31, 1996.

     At December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                 TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                  FOR CAPITAL                PROMPT CORRECTIVE
                                            ACTUAL             ADEQUACY PURPOSES:            ACTION PROVISIONS:
                                        ---------------    --------------------------    --------------------------
                                        AMOUNT    RATIO    AMOUNT               RATIO    AMOUNT               RATIO
                                        ------    -----    ------               -----    ------               -----
                                                                  (DOLLARS IN THOUSANDS)
December 31, 1996
     Total capital
       (To risk weighted assets).....   $3,912    13.68%   $2,287                8.0%    $2,859               10.0 %
     Tier I Capital
       (To risk weighted assets).....    3,555    12.43     1,144                4.0      1,715                6.0
     Tier I Capital
       (To average assets)...........    3,555     8.38     1,697                4.0      2,121                5.0

December 31, 1995
     Total capital
       (To risk weighted assets).....    3,566    13.13     2,378                8.0      2,972               10.0
     Tier I Capital
       (To risk weighted assets).....    3,227    11.88     1,189                4.0      1,783                6.0
     Tier I Capital
       (To average assets)...........    3,227     7.76     1,663                4.0      2,079                5.0

NOTE K -- SUBSEQUENT EVENTS

     In October 1997, the Company entered into an agreement and plan of reorganization with Texas Regional Bancshares, Inc. whereby the shareholders of the Company will exchange their stock, subject to the terms of the merger agreement and related holdback agreement, for stock in Texas Regional Bancshares, Inc. Upon consummation of the transaction, the Company will be merged in an anticipated pooling of interest. Completion of the transaction is also subject to shareholder and regulatory approval.

     The terms of the holdback escrow agreement provide for the deposit of $1.5 million worth of shares of Texas Regional Bancshares, Inc. into escrow pending the resolution of certain uncertainties discussed in note H. Losses sustained as a result of these uncertainties will be charged back against the escrow fund in accordance with the holdback escrow agreement. As a result, the total amount of Texas Regional Bancshares, Inc. stock and related dividends to be ultimately distributed to the shareholders of T B & T Bancshares, Inc. may be reduced.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

NOTE L -- T B & T BANCSHARES, INC. (PARENT ONLY) CONDENSED FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEETS
                                  DECEMBER 31,

                                         1996           1995
                                       ---------     -----------
                                                     (UNAUDITED)

                                        (DOLLARS IN THOUSANDS)
Assets
Cash in subsidiary bank..............  $     330       $     1
Investment in consolidated
  subsidiary.........................      3,558         3,237
Other assets.........................          4           452
                                       ---------     -----------
     Total assets....................  $   3,892       $ 3,690
                                       =========     ===========
Liabilities
Accounts payable and accrued
  liabilities........................  $     140       $   118
Dividends payable....................     --               183
                                       ---------     -----------
     Total liabilities...............        140           301
Commitments and Contingencies........     --            --
Shareholders' equity.................      3,752         3,389
                                       ---------     -----------
     Total liabilities and
      shareholders' equity...........  $   3,892       $ 3,690
                                       =========     ===========

                         CONDENSED STATEMENTS OF INCOME
                            YEARS ENDED DECEMBER 31,

                                         1996         1995           1994
                                       ---------   -----------    -----------
                                                   (UNAUDITED)    (UNAUDITED)

                                               (DOLLARS IN THOUSANDS)
Income
     Dividends received from
       subsidiary bank...............  $     205      $ 330          $ 145
     Other income....................         72      --                 1
                                       ---------   -----------    -----------
          Total income...............        277        330            146
Expense
     Interest expense................          2         25             35
     Director fees...................          3      --             --
     Franchise tax...................          5          3              2
                                       ---------   -----------    -----------
          Total expense..............         10         28             37
Income (loss) before income tax
  expense and equity in undistributed
  net income of subsidiary...........        267        302            109
Income tax (expense) benefit.........        (16)        47          --
                                       ---------   -----------    -----------
Income (loss) before equity in
  undistributed income of
  subsidiary.........................        251        349            109
Equity in undistributed net income of
  subsidiary.........................        330        183            245
                                       ---------   -----------    -----------
     Net income......................  $     581      $ 532          $ 354
                                       =========   ===========    ===========

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

                       CONDENSED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                         1996         1995           1994
                                       ---------   -----------    -----------
                                                   (UNAUDITED)    (UNAUDITED)

                                               (DOLLARS IN THOUSANDS)
Cash flows from operating activities
     Net income......................  $     581     $   532        $   354
     Adjustments to reconcile net
       income to net cash provided by
       (used in) operating activities
          Gain on sale of land.......        (72)     --             --
          Undistributed net income of
             subsidiary..............       (330)       (183)          (245)
          (Increase) decrease in
             other assets............        448        (372)           232
          Increase (decrease) in
             income taxes payable....         22         118         --
          Increase (decrease) in
             accounts payable and
             accrued liabilities.....     --          --                 (4)
                                       ---------   -----------    -----------
     Net cash provided by (used in)
       operating activities..........        649          95            337
                                       ---------   -----------    -----------
Cash flows from investing activities
     Purchase of land................       (249)     --             --
     Sale of land....................        321      --             --
                                       ---------   -----------    -----------
          Net cash provided by (used
             in) investing
             activities..............         72      --             --
                                       ---------   -----------    -----------
Cash flows from financing activities
     Repayment of note payable.......     --          --               (150)
     Repayment of debentures.........     --            (277)           (22)
     Purchase of treasury stock......       (209)     --             --
     Cash dividends paid on common
       stock.........................       (183)     --             --
     Proceeds from issuance of common
       stock.........................     --          --                 15
                                       ---------   -----------    -----------
          Net cash provided by (used
             in) financing
             activities..............       (392)       (277)          (157)
                                       ---------   -----------    -----------
Net increase (decrease) in cash and
  cash equivalents...................        329        (182)           180
Cash and cash equivalents at
  beginning of year..................          1         183              3
                                       ---------   -----------    -----------
Cash and cash equivalents at end of
  year...............................  $     330     $     1        $   183
                                       =========   ===========    ===========
Supplemental disclosures of cash flow
  information
     Interest paid...................  $       2     $    25        $    35
     Income taxes paid...............        208           8              2
Supplemental disclosure of noncash
  investing and
  financing activities...............
          Common stock issued in lieu
             of payment on
             on debentures...........     --             691         --

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 SEPTEMBER 30,

                                         1997       1996
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
               ASSETS
Cash and due from banks..............  $   1,822  $   2,136
Federal funds sold...................      2,052        650
                                       ---------  ---------
     Total cash and cash
      equivalents....................      3,874      2,786
Securities available for sale........         10      1,845
Securities held to maturity
  (estimated market value of
  $16,477,000
  and $16,526,000 at September 30,
  1997 and 1996, respectively).......     16,479     16,694
Loans, net of unearned discount of
  $250,000 and $246,000 at
  September 30, 1997 and 1996,
  respectively.......................     22,050     20,258
Less allowance for loan losses.......       (477)      (489)
                                       ---------  ---------
     Net loans.......................     21,573     19,769
Premises and equipment, net..........      1,328      1,442
Accrued interest receivable..........        387        357
Other real estate....................        150        150
Other assets.........................         37          2
                                       ---------  ---------
                                       $  43,838  $  43,045
                                       =========  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Demand..........................  $   8,748  $   8,940
     Savings.........................      3,919      3,975
     Money market and NOW accounts...      7,010      7,852
     Time deposits...................     19,749     18,155
                                       ---------  ---------
          Total deposits.............     39,426     38,922
Accounts payable and accrued
  liabilities........................        442        520
                                       ---------  ---------
     Total liabilities...............     39,868     39,442
Commitments and Contingencies........     --         --
Shareholders' equity
     Common stock -- Class A; $1.00
      par value, 5,000,000 shares
       authorized; issued and
      outstanding, 1,695,775 at
       September 30, 1997 and
      1,695,755 at September 30,
      1996...........................      1,696      1,696
     Paid-in capital.................        812        812
     Retained earnings...............      1,462      1,096
     Unrealized gain (loss) on
      securities available for
      sale...........................     --             (1)
                                       ---------  ---------
          Total shareholders'
             equity..................      3,970      3,603
                                       ---------  ---------
                                       $  43,838  $  43,045
                                       =========  =========

    The accompanying notes are an integral part of the financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                         1997       1996
                                       ---------  ---------
                                           (DOLLARS IN
                                       THOUSANDS EXCEPT PER
                                          SHARE AMOUNTS)
Interest income
     Loans, including fees...........  $   1,759  $   1,549
     Investment securities...........
          Taxable....................        754        762
          Tax-exempt.................         17         10
     Federal funds sold..............         27         35
                                       ---------  ---------
          Total interest income......      2,557      2,356
Interest expense
     Deposits........................      1,008        988
     Notes payable...................     --              2
                                       ---------  ---------
          Total interest expense.....      1,008        990
Net interest income..................      1,549      1,366
Provision for loan losses............     --         --
                                       ---------  ---------
     Net interest income after
      provision for loan losses......      1,549      1,366
Noninterest income
     Service charges on deposit
      accounts.......................        190        203
     Other service charges...........         41         37
     Other operating income..........          2         79
                                       ---------  ---------
          Total noninterest income...        233        319
Noninterest expense
     Salaries and employee
      benefits.......................        597        556
     Net occupancy expense...........        122        130
     Equipment expense...............         55         47
     Other real estate (income)
      expense, net...................         (4)       (10)
     Other noninterest expense.......        391        306
                                       ---------  ---------
          Total noninterest
             expense.................      1,161      1,029
Income before income tax expense.....        621        656
Income tax expense...................        199        222
                                       ---------  ---------
Net income...........................  $     422  $     434
                                       =========  =========
Primary earnings per common share
     Net income......................  $     .24  $     .24
     Weighted average number of
      common shares
       outstanding (in thousands)....      1,696      1,799

    The accompanying notes are an integral part of the financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED) FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                      1997

                                                                                         UNREALIZED
                                                                                            GAINS
                                                                                         (LOSSES) ON
                                                                                         SECURITIES         TOTAL
                                           COMMON    PAID-IN    RETAINED     TREASURY     AVAILABLE     SHAREHOLDERS'
                                           STOCK     CAPITAL    EARNINGS      STOCK       FOR SALE          EQUITY
                                           ------    -------    ---------    --------    -----------    --------------
                                                                     (DOLLARS IN THOUSANDS)
Balance at December 31, 1995............   $1,833     $ 884      $   662      $--          $    10          $3,389
     Net income for 1996................    --         --            581       --           --                 581
     Changes in unrealized gain (loss)
       on securities available for sale
       net of deferred tax..............    --         --          --          --               (9)             (9)
     Treasury stock purchased...........    --         --          --           (209)       --                (209)
     Treasury stock cancelled...........    (137 )      (72)       --            209        --              --
                                           ------    -------    ---------    --------    -----------    --------------
Balance at December 31, 1996............   1,696        812        1,243       --                1           3,752
     Net income for the nine months
       ended September 30, 1997.........    --         --            422       --           --                 422
     Changes in unrealized gain (loss)
       on securities available for sale
       net of deferred tax..............    --         --          --          --               (1)             (1)
     Dividends paid.....................    --         --           (203)      --           --                (203)
                                           ------    -------    ---------    --------    -----------    --------------
Balance at September 30, 1997...........   $1,696     $ 812      $ 1,462      $--          $--              $3,970
                                           ======    =======    =========    ========    ===========    ==============

    The accompanying notes are an integral part of the financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                         1997       1996
                                       ---------  ---------
                                           (DOLLARS IN
                                            THOUSANDS)
Cash flows from operating activities
     Net income......................  $     422  $     434
     Adjustments to reconcile net
      income to net cash provided by
      operating activities
          Depreciation, amortization
             and accretion, net......         92         93
          Gain on sales of premises
             and equipment...........     --             70
          (Increase) decrease in
             accrued interest
             receivable and other
             assets..................        (44)       (23)
          Increase (decrease) in
             accounts payable and
             accrued liabilities.....        (46)        62
                                       ---------  ---------
Net cash provided by operating
  activities.........................        424        636
Cash flows from investing activities
     Proceeds from maturing
      securities available for
      sale...........................        677        515
     Purchases of securities
      available for sale.............     --         --
     Proceeds from maturing
      securities held to maturity....      3,321      2,160
     Purchases of securities held to
      maturity.......................     (2,994)    (3,993)
     Loan originations and advances
      (net)..........................     (1,770)    (1,148)
     Recoveries of charged-off
      loans..........................         10         27
     Proceeds from sale of premises
      and equipment..................     --            320
     Purchases of premises and
      equipment......................         (6)      (253)
                                       ---------  ---------
Net cash used in investing
  activities.........................       (762)    (2,372)
Cash flows from financing activities
     Net increase (decrease) in
      demand, savings, money market
      checking and savings deposit
      accounts.......................       (976)       729
     Net increase in time deposits...      1,890      1,122
     Principal payment on notes
      payable........................     --           (150)
     Purchase of treasury stock......     --           (209)
     Cash dividends paid on common
      stock..........................       (203)      (183)
                                       ---------  ---------
Net cash provided by financing
  activities.........................        711      1,309
Increase (decrease) in cash and cash
  equivalents........................        373       (427)
Cash and cash equivalents at
  beginning of year..................      3,501      3,213
                                       ---------  ---------
Cash and cash equivalents at end of
  quarter............................  $   3,874  $   2,786
                                       =========  =========
Supplemental disclosures of cash
  information
     Interest paid...................  $   1,001  $     991
     Income taxes paid...............        325        181
Supplemental schedule of noncash
  investing and financing activities
     Foreclosure and repossession in
      partial satisfaction of loan
      receivable.....................         61         48

   The accompanying notes are an integral part of these financial statements.

                     TB & T BANCSHARES, INC. AND SUBSIDIARY
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1997 AND 1996

NOTE A -- BASIS OF PRESENTATION

     The accompanying compiled consolidated financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. However, the compiled consolidated financial statements furnished reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature. The consolidated financial statements include TB & T Bancshares, Inc. and Subsidiary (the "Company"). Intercompany balances and transactions have been eliminated.

NOTE B -- INCOME TAX

     Deferred income tax assets and liabilities are computed for differences between the financial statements and the tax basis of assets and liabilities that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax assets to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

NOTE C -- COMMITMENTS AND CONTINGENCIES

     The Company has been named as a defendant in various legal proceedings and has received threats of potential litigation arising from allegations of misappropriation of funds by one of the Company's former employees. The Company's attorneys have just begun the discovery process related to these proceedings and the amount of loss, if any, that the Company could sustain is not presently determinable. In addition to the known and threatened litigation, the Company has paid claims on various losses during the nine month period ended September 30, 1997, the majority of which have been reimbursed by the Company's insurance carrier. It is not possible at this time to estimate the amount of additional claims, if any, that may arise as a result of the alleged misappropriations. As a result of these uncertainties, no adjustment has been made to the accompanying financial statements at September 30, 1997.

NOTE D -- SUBSEQUENT EVENTS

     In October 1997, the Company entered into an agreement and plan of reorganization with Texas Regional Bancshares, Inc. whereby the shareholders of the Company will exchange their stock, subject to the terms of the merger agreement and related holdback agreement, for stock in Texas Regional Bancshares, Inc. Upon consummation of the transaction, the Company will be merged in an anticipated pooling of interest. Completion of the transaction is also subject to shareholder and regulatory approval.

     The terms of the holdback escrow agreement provide for the deposit of $1.5 million worth of shares of Texas Regional Bancshares, Inc. into escrow pending the resolution of certain uncertainties discussed in note C. Losses sustained as a result of these uncertainties will be charged back against the escrow fund in accordance with the holdback escrow agreement. As a result, the total amount of Texas Regional Bancshares, Inc. stock and related dividends to be ultimately distributed to the shareholders of TB & T Bancshares, Inc. and Subsidiary may be reduced.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02A(16) and 2.02-1 of the Texas Business Corporation Act grants to each corporation organized thereunder the power to indemnify its directors and officers against liability, and to purchase and maintain liability insurance for those persons as, and to the extent, permitted by Article 2.02-1 of the Texas Business Corporation Act. In addition, reference is hereby made to Article V of the Bylaws of the Registrant.

     The general effect of Articles 2.02.A.(16) and 2.02-1 of the Texas Business Corporation Act, and Article V of the Bylaws of Texas Regional is that the person may be indemnified only if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation's best interests (or not opposed to its best interests), and in the case of criminal proceeding he had no reasonable cause to believe the conduct was unlawful. In any case, a person may not be indemnified if the basis for liability was a personal benefit improperly received by the person or if the person is found liable to the corporation. The indemnification may generally include judgments, penalties, fines, settlements and reasonable expenses incurred. Unless the indemnification has been made mandatory in the Articles of Incorporation or Bylaws of the company, a determination of indemnification must be made by a majority vote of quorum of directors who at the time are not named defendants or respondents, or (if such a quorum can not be obtained) by a committee of the board composed of two or more directors who are not named defendants or respondents, or by special legal counsel selected in accordance with prescribed procedures, or by shareholders in a vote that excludes shares held by directors. Management of Texas Regional is taking the position that the indemnification under Art. 2.02-1.B has been made mandatory by Article V of Texas Regional's bylaws. In addition Article 2.02-1 provides that the corporation shall indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is or was a defendant or respondent because he is or was a director or officer in which he has been wholly successful in his defense.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a.  EXHIBITS:

(Note: Certain Exhibits are omitted as permitted by S-K Item 601, since registrant has elected under Form S-4 to provide information concerning registrant at a level prescribed by Forms S-2 or S-3 and such omitted Exhibits are not required by Form S-2 or S-3.)

          2        --   Agreement and Plan of Reorganization
                        dated as of October 15, 1997, by and
                        between Texas Regional Bancshares,
                        Inc. and TB&T Bancshares, Inc.
                        (included as Annex A to the
                        Prospectus/Proxy Statement).
        * 5        --   Opinion of McGinnis, Lochridge &
                        Kilgore, L.L.P.
          8        --   Opinion of KPMG Peat Marwick LLP
                        (included as Annex C to the
                        Prospectus/Proxy Statement).
       ** 10(a)    --   Texas Regional Bancshares, Inc., 1997
                        Incentive Stock Option Plan
       ** 10(b)   --    Texas Regional Bancshares, Inc., 1997
                        Nonstatutory Stock Option Plan
          23(a)    --   Consent of McGinnis, Lochridge &
                        Kilgore, L.L.P. (included in their
                        opinion filed as Exhibit 5).
        * 23(b)   --    Consent of Long, Chilton, Payte &
                        Hardin, LLP.
        * 23(c)    --   Consent of KPMG Peat Marwick LLP.
        * 99(a)    --   Form of Proxy (TB&T Bancshares, Inc.
                        shareholders meeting).
        * 99(b)   --    Notice of Special Meeting of the
                        Shareholders of TB&T Bancshares, Inc.
       -------------------

        * Filed herewith.

       ** To be filed supplementally.

     b.  FINANCIAL STATEMENT SCHEDULES:

     Not applicable.

     c.  REPORT, OPINION OR APPRAISAL:

     Not applicable.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonefide offering thereof.

     The undersigned Registrant undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MCALLEN, STATE OF TEXAS, ON DECEMBER 10, 1997.

                                          TEXAS REGIONAL BANCSHARES, INC.
                                          By: _______/s/__G. E. RONEY___________
                                                       GLEN E. RONEY,
                                                   CHAIRMAN OF THE BOARD

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                                TITLE                          DATE
-------------------------------------  --------------------------------------  ------------------
           /s/G. E. RONEY                 Chairman of the Board, President     December 10, 1997
            GLEN E. RONEY                     and Director (Principal
                                                 Executive Officer)
       /s/GEORGE R. CARRUTHERS                Chief Financial Officer          December 10, 1997
        GEORGE R. CARRUTHERS               (Principal Financial Officer)
            /s/ANN SEFCIK                      Controller (Principal           December 10, 1997
             ANN SEFCIK                         Accounting Officer)
           /s/MORRIS ATLAS                            Director                 December 10, 1997
            MORRIS ATLAS
         /s/FRANK N. BOGGUS                           Director                 December 10, 1997
           FRANK N. BOGGUS
         /s/ROBERT G. FARRIS                          Director                 December 10, 1997
          ROBERT G. FARRIS
          /s/JOE M. KILGORE                           Director                 December 10, 1997
           JOE M. KILGORE

                                      II-4

     /s/C. KENNETH LANDRUM, M.D.                      Director                 December 10, 1997
      C. KENNETH LANDRUM, M.D.
         /s/JULIE G. UHLHORN                          Director                 December 10, 1997
          JULIE G. UHLHORN
        /s/PAUL G. VEALE, SR.                         Director                 December 10, 1997
         PAUL G. VEALE, SR.
           /s/JACK WHETSEL                            Director                 December 10, 1997
            JACK WHETSEL

                              INDEX  TO  EXHIBITS

(Note: Certain Exhibits are omitted as permitted by S-K Item 601, since registrant has elected under Form S-4 to provide information concerning registrant at a level prescribed by Forms S-2 or S-3 and such omitted Exhibits are not required by Form S-2 or S-3.)

          2        --   Agreement and Plan of Reorganization
                        dated as of October 15, 1997, by and
                        between Texas Regional Bancshares,
                        Inc. and TB&T Bancshares, Inc.
                        (included as Annex A to the
                        Prospectus/Proxy Statement).

        * 5        --   Opinion of McGinnis, Lochridge &
                        Kilgore, L.L.P.

          8        --   Opinion of KPMG Peat Marwick LLP
                        (included as Annex C to the
                        Prospectus/Proxy Statement).

       ** 10(a)    --   Texas Regional Bancshares, Inc., 1997
                        Incentive Stock Option Plan

       ** 10(b)   --    Texas Regional Bancshares, Inc., 1997
                        Nonstatutory Stock Option Plan

          23(a)    --   Consent of McGinnis, Lochridge &
                        Kilgore, L.L.P. (included in their
                        opinion filed as Exhibit 5).

        * 23(b)   --    Consent of Long, Chilton, Payte &
                        Hardin, LLP.

        * 23(c)    --   Consent of KPMG Peat Marwick LLP.

        * 99(a)    --   Form of Proxy (TB&T Bancshares, Inc.
                        shareholders meeting).

        * 99(b)   --    Notice of Special Meeting of the
                        Shareholders of TB&T Bancshares, Inc.
       -------------------

        * Filed herewith.
       ** To be filed supplementally.